As filed with the Securities and Exchange Commission on October 7, 1999

                                                     Registration No. 333-56785
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 AMENDMENT NO. 2
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                          ON STAGE ENTERTAINMENT, INC.
        (Exact name of small business issuer as specified in its charter)

          Nevada                                       7929                                     88-0214292
(State or other jurisdiction of             (Primary Standard Industrial)           (I.R.S. EmployerIdentification No.)
 incorporation or organization)                Classification No.)

                              4625 West Nevso Drive
                               Las Vegas, NV 89103
                                 (702) 253-1333
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Christopher R. Grobl, Esq.
                          On Stage Entertainment, Inc.
                              4625 West Nevso Drive
                               Las Vegas, NV 89103
                                 (702) 253-1333
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                  -------------------------------------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | |

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. | |

                                                   CALCULATION OF REGISTRATION FEE
====================================================================================================================================
   Title of each class of              Amount to be        Proposed maximum             Proposed maximum           Amount of
 securities to be registered            registered        aggregate price per         aggregate offering        registration fee (2)
                                                              share (1)                    price (1)
     Common Stock
      par value                         4,489,903                $0.50                                                $345.16
  $.001..........

====================================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act based upon the average of the high and low sales prices reported for such security by the Nasdaq SmallCap Market on August 30, 1999.

(2) Of this total (a) $699.22 was paid at the time of the original filing of this Registration Statement for the 505,649 shares covered thereby at a maximum offering price of $4.6875 per share; (b) $419.54 was paid at the time of the filing of Amendment No. 1 to this Registration Statement for the additional 400,000 shares added by Amendment No. 1 at a maximum offering price of $4.1875 per share. The balance of $345.16 is applicable to the 4,489,903 shares added by this amendment at a maximum offering price of $.50 per share and is being paid upon the filing of this amendment.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                   SUBJECT TO COMPLETION, DATED OCTOBER 7, 1999

PROSPECTUS
         , 1999

                         ON STAGE ENTERTAINMENT, INC.

                        4,489,903 SHARES OF COMMON STOCK

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

     All of the 4,489,903 shares of common stock, $.01 par value per share of On Stage Entertainment, Inc., offered by this prospectus are offered for the account of some of our stockholders as described more fully in this prospectus. The 4,489,903 shares offered by this prospectus were issued to the respective stockholders in a number of separate transactions, as follows:

o 55,000 by this prospectus were issued to Dr. Larry Salberg on November 4, 1998 for aggregate consideration of $55,000.

o 143,464 by this prospectus were issued to the respective selling stockholders immediately prior to our initial public offering on August 13, 1997, in exchange for their agreement to convert an aggregate of $486,319 in our outstanding debentures into 143,464 shares of common stock.

o    440,755  by  this  prospectus   were  issued  to  the  respective   selling
     stockholders on March 17, 1997, in exchange for their agreement to exchange then outstanding warrants for 440,755 shares of common stock.

o    195,500  by  this  prospectus   were  issued  to  the  respective   selling
     stockholders who participated in our $1,000,000 bridge loan offering prior to our initial public offering.

o 206,612 by this prospectus were issued to Calvin Gilmore Productions, Inc. in connection with the On Stage's fee simple purchase of its Legends Theater in Surfside Beach, South Carolina.

o    169,537 were issued to some of the respective selling  stockholders by John
     W. Stuart, our Chairman and Chief Executive Officer, to Calvin Gilmore Productions, Inc. in a privately negotiated transaction.

o    475,000 were issued to some of the respective selling  stockholders by John
     W.  Stuart,   for  aggregate   consideration  of  $1,200,000  in  privately
     negotiated transactions.

o 150,000 were issued to the respective selling stockholders in December of 1998 in connection with a private placement of common stock.

o 8,471 were issued to James Owen in connection with the resolution of certain litigation pending against us.

o 250,000 are issuable upon the exercise of warrants granted to Imperial Capital, LLC in connection with On Stage's first mortgage financing for the acquisition of the Gedco USA, Inc. properties.

o 325,000 are issuable upon the exercise of warrants granted to Imperial Capital, LLC in connection with On Stage's first mortgage financing for the Gedco USA, Inc. asset acquisition.

o 40,000 are issuable upon the exercise of options granted to Nida & Maloney, LLP in consideration for payment of legal fees.

o 72,917 are issuable upon the exercise of warrants granted to Joseph D. Kowal for investor relations services rendered on our behalf.

o 595,238 are issuable upon the exercise of warrants granted to Hanover Restaurants, Inc. granted by On Stage as part of a resolution of a dispute between On Stage and Gedco.

o 300,000 are issuable upon the exercise of warrants granted to John W. Stuart in connection with a $300,000 aggregate loan he extended to us during 1999.

o 254,500 are issuable upon the exercise of warrants granted to our underwriter in connection with our initial public offering.

o 212,500 are issuable upon the exercise of warrants granted to the respective selling stockholders who participated in our $1,000,000 bridge loan offering entered into prior to our initial public offering.

     The shares may be offered by the selling stockholders from time to time in transactions (which may include block transactions) on The Nasdaq SmallCap Market, in negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, or at negotiated prices. If our common stock is delisted from Nasdaq and our shares are quoted in the OTC Bulletin Board, transactions may occur through that service. The selling stockholders may effect those transactions by selling the shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). We will not receive any of the proceeds from the sale of the shares by the selling stockholders. We have agreed to bear all expenses of registration of the shares, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders. We are registering the shares pursuant to contractual obligations that we have to the selling stockholders.

     The selling stockholders and any broker-dealers, agents or underwriters that participate with the selling stockholders in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and any commissions paid or any discounts or concessions allowed to any of those persons, and any profits received on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Selling Stockholders" and "Plan of Distribution."

     The common stock is traded on The Nasdaq SmallCap Market under the symbol "ONST" but we have received a notice that our common stock may be delisted from Nasdaq, in which case we anticipate that our common stock will be included in the OTC Bulletin Board service. On August 30, 1999, the closing price of the common stock, as reported by The Nasdaq SmallCap Market, was $0.50 per share.

     The common stock offered hereby involves a high degree of risk and could result in a loss of your investment. See "Risk Factors" beginning on page 6.

                                   ----------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful, accurate or complete. Any representation to the contrary is a criminal offense.

                               PROSPECTUS SUMMARY

     The following is only a summary and you should refer to the more detailed information and the financial statements and accompanying notes appearing elsewhere in this prospectus.

                          ON STAGE ENTERTAINMENT, INC.

     We produce and market live theatrical productions and operate live theaters and dinner theaters worldwide. We market our productions, directly and through ticket wholesalers, to audiences at theaters in resort and urban tourist locations. We also market our productions to commercial clients, which include casinos, corporations, fairs and expositions, theme and amusement parks, and cruise lines.

     Our flagship Legends in Concert production is a live tribute show featuring recreations of past and present music and motion picture superstars through the use of impersonators and is the longest running independently produced production in Las Vegas, Nevada and Atlantic City, New Jersey. We currently have full-scale, resident Legends productions running at the Imperial Palace in Las Vegas, Nevada, Bally's Park Place in Atlantic City, New Jersey, Legends Theater in Surfside Beach, South Carolina, and Legends Family Theater in Branson, Missouri. We also produce limited-run Legends shows and corporate events and have performed in locations such as the Illinois State Fair, MGM Grand Theme Park and Dollywood Theme Park; in locations as far away as Australia, Russia, China, Africa, Japan and the Philippines; and for major corporate clients such as McDonalds, Hewlett Packard, IBM, Pitney Bowes, Levi Strauss and Texaco. Also, separate from the Legends shows and as discussed below, we operate King Henry's Feast, Wild Bill's Dinner Extravaganza and Blazing Pianos in the greater Orlando area as well as a Wild Bill's Dinner Theater in Buena Park, California.

     In addition to Legends, we have developed and produced over 18 other theatrical productions since 1985, including other tribute-type shows, and a variety of musical reviews, magic, ice and specialty shows. All of our shows are designed to appeal to a broad spectrum of attendees by offering affordable, quality entertainment incorporating experienced talent and state-of-the-art special effects and staging. By offering multiple productions in addition to Legends, we seek to run more than one show in highly visited live entertainment markets, thereby generating increased operating margins due to economies of scale resulting from shared fixed costs and greater market share. In addition, since we currently have access to approximately 75 different Legends tribute acts, we can tailor each tribute show to suit the unique demographics of any audience and the size of any venue, and have been able to attract significant repeat business by varying regularly the composition of the acts in our shows.

     On Stage was incorporated on October 30, 1985 under the laws of the State of Nevada as Legends in Concert, Inc. Subsequently, on August 7, 1996, we changed our name to On Stage Entertainment, Inc. Our principal executive offices are located at 4625 West Nevso Drive, Las Vegas, Nevada 89103, and our telephone number is (702) 253-1333.

                                                       THE OFFERING

Total Common Stock Offered....................................4,489,903 shares

Outstanding Common Stock......................................6,985,279 shares, exclusive of options and warrants

Use of Proceeds...............................................All of the proceeds from this offering will be received by the selling stockholders.

Nasdaq Symbol.................................................ONST

                             SUMMARY FINANCIAL DATA
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

The following tables set forth summary financial data to aid investors in their analysis of this potential investment. The summary financial data should be read in conjunction with our complete financial statements and notes included elsewhere in this Prospectus.

Statement of Operations Data


                                                                                        Six Months Ended
                                               Years Ended December 31,                     June 30,
                                          -------------------------------       -------------------------------
                                             1997               1998               1998               1999
                                          -----------        ------------       -----------        ------------
                                                                                (unaudited)        (unaudited)
                                                                                -----------         -----------
Statement of Operations Data:
Net revenues...........................    $ 15,726           $ 27,847            $ 11,969          $   13,675
Gross profit...........................       4,313              5,619               2,838               2,845
Operating (loss).......................      (2,105)            (3,316)                (87)               (102)
Net loss...............................      (2,946)            (4,871)               (541)             (1,531)

Basic and diluted (loss) per share.....       (0.55)             (0.68)              (0.08)              (0.21)
Basic and diluted average number of
   common shares outstanding...........   5,365,851          7,191,276           6,883,421           7,459,597



Balance Sheet Data

                                                As of December 31, 1998                            As of June 30,1999
                                                -----------------------
                                                                                                        Actual
                                                                                                     (unaudited)
Balance Sheet Data:
Working capital (deficit)....................      $       (16,791)                                    $(17,927)

Total assets.................................               24,089                                       23,013
Total liabilities............................               20,894                                       21,361
Stockholders' equity (deficit)...............                3,196                                        1,652

                                  RISK FACTORS

     We are  currently in default  under our credit  facilities

     During 1998, we received mortgage financing from Imperial Credit Commercial Mortgage Investment Corporation and extended our existing credit facilities with First Security Bank of Nevada and First Security Leasing Company to fund our existing operations and finance our growth strategy with future acquisitions. We have been unable to service our substantial indebtedness and we are, consequently, in default under these facilities.

     As of March 31, 1999, we had failed to pay off any part of the line of credit with First Security Bank of Nevada and are currently in default under its terms. On April 29, 1999, we received a notice of default under this line of credit from First Security Bank. Our default on this line of credit triggered an automatic default on our lease lines with First Security Leasing due to a cross-default provision contained in the line of credit.

     On July 12, 1999, First Security Bank filed a complaint against On Stage, its subsidiaries and John W. Stuart in the District Court of Nevada in Clark County, Nevada. The complaint alleges that we breached our contract with First Security Bank by failing to repay our outstanding indebtedness to First Security Bank and First Security Leasing. The complaint prays for repayment of the matured loan and lease lines in the aggregate amount of approximately $1,955,998, together with interest, attorneys' fees and associated costs therewith. Additionally, the complaint seeks to enforce the personal guaranty of John W. Stuart to repay $1,000,000 of this outstanding balance and prays for writs of garnishment and attachments of our personal property. We have filed an answer to this complaint and subsequently entered into a "stand-still" agreement with First Security Bank. Under this "stand-still" agreement, First Security Bank agreed not to take any further legal action on the complaint until September 30, 1999 in exchange for: (i) additional security in our real and personal property; (ii) $200,000 payment on the outstanding indebtedness upon execution of the agreement; (iii) an additional $50,000 payment on September 1, 1999; and (iv) a firm re-payment plan we can reasonably make, commencing October 1, 1999. While we are currently working with our acting chief operating officer and chief financial officer, along with restructuring consultants, to devise a cash management plan to satisfy First Security Bank, there can be no assurance that we will be successful in doing so.

     We made our January, February and March 1999 payments to Imperial Credit after the due date for those payments. As a result of those delinquencies, we incurred late charges and default interest, which we have not paid. We are in default under the Imperial Credit facility and we are unable to borrow additional funds under the facility. As of August 31, 1999, we had not made payments to Imperial Credit due April 1, 1999, May 1, 1999, June 1, 1999, July 1, 1999, August 1, 1999, September 1, 1999 or October 1, 1999.

     On May 28, 1999, we issued a press release on Form 8-K announcing that we had received notice of default from Imperial Credit. The notice of default was received May 24, 1999. On August 8, 1999, we were served with a Notice of Default and Election to Sell Under Deed of Trust by Imperial Credit, which formally notified us of Imperial Credit's commencement of foreclosure proceedings of our Wild Bill's California theater. Additionally, Imperial Credit has informally notified us that it has also commenced foreclosure proceedings on our King Henry's Feast Theater, Wild Bill's Theater and Shopping Complex, both in the greater Orlando, Florida area, as well as our Legends in Concert Theater in Surfside Beach, South Carolina. While we are currently working with Imperial Credit to identify purchasers for our respective theaters in an attempt to sell these theaters in an orderly manner to maximize proceeds from sale, there can be no assurance that we will be successful in selling any of these theaters before Imperial Credit completes its foreclosure process and takes over the respective theaters.

     All or a portion of our property and assets securing the credit facilities extended by our lenders may be sold to satisfy our commitments under the terms of those facilities. While we intend to renegotiate the terms of our credit facilities, to obtain extensions of the terms of those facilities and to seek alternative additional financing, there can be no assurance that our efforts will be successful.

     Our common stock may be delisted from the Nasdaq  SmallCap  Market

     In order to continue to be listed on the Nasdaq SmallCap Market, we must maintain $2,000,000 in total assets, a $200,000 market value of the public float and $1,000,000 in total capital and surplus. In addition, continued inclusion requires two market-makers and a minimum bid price of $1.00 per share; provided, however, that if our stock price falls below that minimum bid price, we will remain eligible for continued inclusion on the Nasdaq SmallCap Market if the market value of the public float is at least $1,000,000 and we have $2,000,000 in capital surplus. Our stock price has been below $1.00 per share for most of 1999. Nasdaq has recently proposed new maintenance criteria which, if implemented, would eliminate the foregoing exception to the minimum bid price requirement and require, among other things, $2,000,000 in net tangible assets, $1,000,000 market value of the public float and adherence to certain governance provisions.

     On April 20, 1999, On Stage received a letter of inquiry from The Nasdaq Stock Market, Inc. requesting that we submit a detailed letter describing our plan to address the specific items that led to the issuance of "going concern" opinion from our independent auditor, BDO Seidman, LLP. The letter further requested that we discuss why we believe we will be able to sustain compliance with the continued listing standards of the Nasdaq SmallCap Market.

     On June 4, 1999, we responded to the April 30, 1999, letter from the Nasdaq Stock Market, Inc. providing information regarding the auditors "going concern" opinion, our growth strategy and our ability to comply with the continued listing standards of The Nasdaq SmallCap Market.

     On June 8, 1999, we received a response letter from Nasdaq, under which we were afforded ninety (90) days in which to raise our minimum bid price to $1.00 or more for a minimum of ten (10) consecutive trading days. In the event we are unsuccessful in our attempt to accomplish this requirement, our securities will be delisted at the opening of business on September 9, 1999. On August 23, 1999, we hired Newport Capital Consultants, Inc. to assist us with promoting our stock to achieve the $1.00 minimum bid price, by providing us with broker-dealer and investor relations services.

     On August 18, 1999, we received a letter from Nasdaq informing us that we have failed to meet the net tangible assets/market capitalization/net income minimum listing requirement for continued inclusion in Nasdaq. As a result, Nasdaq is reviewing our continued listing and they have requested that we submit a specific plan for achieving compliance with all of their minimum listing requirements by September 1, 1999.

     On September 1, 1999, we responded to Nasdaq's August 18, 1999 request for a specific plan to regain compliance by informing them that we would be requesting an oral hearing to appeal any determination to delist our securities as a result of our failure to meet the minimum bid price and net tangible asset/market capitalization/net income requirements.

     On September 8, 1999, we formally requested an oral hearing to appeal Nasdaq's determination to delist our securities from their exchange as a consequence of our failure to comply with the minimum bid price and net tangible asset/market capitalization/net income requirements.

     On September 10, 1999, Nasdaq informed us that our request for an appeal for their determination to delist our securities from their exchange as a result of our failure to comply with their minimum listings standards was accepted and that the oral hearing is scheduled for October 14, 1999.

     The failure to meet the continued minimum listing standards in the future, and the failure to adequately assure Nasdaq that we will be able to meet the listing criteria in the future, may result in the delisting of our securities from the Nasdaq SmallCap Market. If this occurs, the trading, if any, in our securities would be conducted in the non-Nasdaq over-the-counter market. If our stock is delisted, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our securities.

     Our stock may be subject to penny stock  regulation.

     In addition, if the common stock were to become delisted from trading on the Nasdaq SmallCap Market and the trading price of the common stock were to remain below $5.00 per share, trading in the common stock would also be subject to the requirements of certain rules, under the Securities Exchange Act of 1934, that require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock." Generally, "penny stock" is any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to limited exceptions. Those rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors-generally institutions. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by these requirements may discourage broker-dealers from effecting transactions in the common stock, which could severely limit the market liquidity of the common stock and the ability of stockholders to sell the common stock in the market.

     Need for  additional  financing  or sales of  properties.

     Our cash, cash equivalent balances and anticipated revenues from operations will not be sufficient to fund our current operations and service our substantial indebtedness under our existing credit facilities. We must restructure our existing indebtedness, sell some of our properties or obtain additional sources of financing in order to avoid foreclosure under these credit facilities. There can be no assurance that we will be able to negotiate a restructuring, timely sell our properties or that funds will be available to us. We may also note be able to sell the properties we seek to sell at prices that generate sufficient proceeds to repay our indebtedness. We may have our properties foreclosed upon and sold at values we do not believe are favorable to us if we are not able to obtain additional financing or sell those properties in an orderly manner. As a result of our financing difficulties, we recently reevaluated our growth strategy. We have no current arrangements with respect to, or potential sources of, additional financing, and any inability to obtain financing could cause us to curtail, delay or eliminate present or anticipated productions, or to fund those productions through arrangements with third parties that may require us to relinquish rights to substantial portions of our revenue, which may nonetheless result in foreclosure under our existing credit facilities.

     Increased operating expenses.

     The increased operating expenses in connection with our recent acquisitions or our proposed expansion plans, delays in the introduction of new productions and factors adversely affecting our current productions, have had a material adverse effect on our operating results. There can be no assurance that we will continue to generate significant net income in the future or that our future operations will be profitable.

     Dependence on legends.

     To date, our revenue has been limited largely to the production of Legends. Our future success will depend, to a significant extent, on our ability to successfully produce and market Legends shows in other venues. To the extent we are unsuccessful in expanding the production of Legends, or to the extent the Legends production concept ceases to be successful or profitable for us, we will be adversely affected.

     Reliance on principal production venues.

     We anticipate that we will continue to rely upon our six current largest revenue producing show sites, including our resident Legends productions in Las Vegas, Nevada, Branson, Missouri and Myrtle Beach, South Carolina, as well as our King Henry's Dinner Theater in Orlando Florida, Wild Bill's Dinner Theater in Buena Park, California and Wild Bill's Dinner Theater in Kissimmee, Florida, for the substantial majority of our revenue. The loss of all or a substantial portion of the business generated at those venues or the termination or impairment of contractual relationships that make some of these venues available to us would adversely affect us. Imperial Credit's recently announced foreclosure proceedings may result in the closure of one or more of these productions.

     Risks associated with acquisition strategy.

     If we are able to restructure or repay our debt, we may seek to pursue a revised expansion plans. We may pursue strategic acquisitions of, or joint ventures with, independent production companies, and to market our brand name products to the established customer bases of any acquired companies, in order to increase revenues and market share. In addition, we may seek to acquire additional established, brand-name shows which we believe have the potential to be successful in new markets. We previously planned to enter into these types of arrangements on a shared revenue and/or profit basis and to make these acquisitions through limited equity distributions rather than through cash payments or investments. However, if, as it presently is, our stock price is too low, we may not be able or willing to use our common stock in acquisitions. There may, in the future, be attractive acquisition candidates for which cash funding is our only choice, in which case, any acquisitions will likely be contingent upon us acquiring additional financing. There can be no assurance that we will be able to acquire financing or, even with additional financing, that we will be able to acquire acceptable production companies or shows, nor can there be any assurance that we will be able to enter into beneficial joint ventures on commercially reasonable terms or in a timely manner. Furthermore, we can provide no assurance that any acquired customer bases will be receptive to our productions or that we will be able to successfully develop any acquired shows. To the extent we effect an acquisition or joint venture, there can be no assurance that we will be able to successfully integrate into our operations any business or productions which we may acquire. Any inability to do so, particularly in instances in which we make significant capital investments, could adversely affect us. In addition, there can be no assurance that any acquired business will increase our revenue and/or market share or otherwise improve our financial condition.

     Competition.

     The leisure and entertainment market, which includes the market for live theatrical productions, is highly competitive, and many of our current markets contain a large number of competing live theatrical productions. In resort and urban tourist locations, we compete for ticket sales with the producers of other live productions, many of whom have greater financial and other resources than we do and/or feature productions and headline stars with greater name recognition than those we have. In addition, we compete with other production companies for the most desirable commercial and tourist venues and for talent and production personnel. Any inability to secure those venues or personnel could adversely affect us. In addition, one or more of the commercial venues in which we currently have, or plan to have, a live production show could decide to self-produce its live entertainment needs. There can be no assurance that we will be able to secure alternative venues for displaced productions or that those alternative venues could be secured under similar or favorable terms.

     Availability of talent and lack of long-term contracts.

     Our future success will depend largely upon our ability to attract and retain personnel sufficiently trained in performing arts and theatrical production, including singers, dancers, musicians, choreographers and technical personnel. We maintain rigorous standards with respect to the abilities and level of experience of these personnel in order to ensure consistency, quality and professionalism in our productions. This may make it more difficult for us to obtain qualified personnel. Moreover, that difficulty is compounded by the fact that Legends, our flagship production, features impersonators of past and present superstar vocalists. Because these headline performers must look, sound and act like specific celebrities, the pool of performers from which we can choose is significantly reduced. In addition, while our musicians, singers, dancers and production personnel are generally employees, our headline acts are independent contractors who enter into new contracts with us for each new show or venue in which they perform. We do not maintain any long-term contracts with our performers. We will need to hire additional performers and production technicians as we continue to open new productions, as well as to supplement personnel in our existing productions. Our inability to attract and retain needed personnel, for either new or existing productions, could adversely affect us.

     Fluctuations in quarterly operating results; High seasonality.

     Our live theatrical production business is highly seasonal. As a result, we have experienced, and expect to continue to experience, fluctuations in quarterly results of operations. We expect these seasonal trends to continue. Additionally, we typically spend significant resources on new resident theatrical productions up to six months in advance of show openings, and believe that, as we emphasize pre-opening market research and development as part of our expansion plans, both the amount of pre-opening expenditures and the lag between the time in which we incur those expenditures and the receipt of post-opening revenue will increase. Accordingly, our operating results may also vary significantly from quarter to quarter or year to year due to the opening and timing of new shows and the fluctuations associated with the pre-opening and start-up phases of new productions in new and varying venues. Consequently, revenue as well as profit and loss may vary significantly from quarter to quarter and the results in any one period will not necessarily be indicative of results in subsequent periods.

     The live entertainment industry is cyclical and very sensitive to economic trends.

     The live entertainment industry is cyclical, with consumer spending tending to decline during recessionary periods when disposable income is low. Although we believe our moderate ticket prices may enhance the appeal of our productions to consumers in a recessionary environment, a poor general economic climate may have an adverse impact on our ability to compete for limited consumer resources. The live entertainment industry is also subject to changing consumer demands and trends and, while the markets for live entertainment have grown significantly over the past several years, that growth may not continue or be reversed. For instance, the rate of growth in the casino gaming industry has recently begun to decrease due to consolidation within the industry. Our success will depend on our ability to anticipate and respond to changing consumer demands and trends and other factors affecting the live entertainment industry, including new artists and musicians, as well as general trends affecting the music industry and its performers. Failure to respond to these factors in a timely manner could adversely affect us.

We are dependent on the success of the casino gaming industry.

     Although we have recently shifted our primary emphasis away from gaming markets and toward the resort and urban tourist markets, our success has been, and will continue to be, highly dependent on the casino gaming industry. Consequently, a change in the laws or regulations governing the casino gaming industry, or a significant decline in casino gaming in the United States, could adversely affect us.

Our success depends on one successful non-infringing use of other person's likeness, voice and performance

     Our success depends to a large extent on our ability to reproduce the performance, likeness and voice of various celebrities without infringing on the publicity rights of those celebrities or their estates. Although we believe that our productions do not violate those intellectual property rights under applicable state and federal laws, in the event a claim were made against us, litigation, regardless of the outcome, could be expensive and time consuming for us to defend. Additionally, if we were determined to be infringing any intellectual property rights in the production of our performances, we could be required to pay damages-possibly including treble and/or statutory damages-costs and attorney fees, alter our productions, obtain licenses or cease certain activities, all of which, individually or collectively, could adversely affect us. Furthermore, if we were required to obtain licenses from the celebrities we impersonate, we may not be able to acquire those licenses on commercially favorable terms, if at all.

     Our  merchandising   strategy  is  dependent  on  our  successful  use  and
protection of intellectual property

     Providing entertainment to the casino gaming industry may subject On Stage to various licensing regulations. For instance, the Casino Control Commission of the State of New Jersey requires that we obtain a Casino Service Industry License to perform our shows at our Atlantic City venues. Although we have obtained this license, there may be other licenses or permits, which may be required for us to perform our shows in casinos in other areas.

     We may not be able to pursue an expansion strategy if we cannot obtain additional licenses. If we pursue an expansion program we will need to lease or purchase theaters for our new Legends or other brand-name resident productions. As a result, we will be required to absorb all costs and risks associated with producing the show in order to retain 100% of the show's profits-referred to as a "four-wall" production. Producing shows on this basis may require us to obtain and maintain certain business, professional, retail and local licenses and permits-as we were required to obtain for the opening of our Myrtle Beach show, a "four-wall" production. Difficulties or failure in obtaining required licenses or regulatory approvals could delay or prevent the opening of a new show or, alter, delay or hinder expansion. In addition, the suspension of, or inability to renew, a license needed to operate any of our currently running productions would adversely affect our operations.

     We are dependent on the creative direction of our chairman and chief executive officer. Our future success will depend largely on the creative efforts and abilities of our founder, chairman and chief executive officer, Mr. John W. Stuart. The loss of the services of Mr. Stuart would adversely affect us. Although we currently maintain a key-man life insurance policy on the life of Mr. Stuart in the amount of $5,000,000, those proceeds may not be sufficient to compensate us for the loss of his services. In particular, Mr. Stuart's death would result in the loss of his creative contribution and would give the owner of the Imperial Palace the right to terminate its contract with us relating to our resident Legends production in Las Vegas, one of our largest revenue producing venues. In addition, while Mr. Stuart has entered into a non-competition agreement restricting his ability to work for a competitor during the term of his employment agreements-which will expire on May 31, 2001-and thereafter for a period of five years, this non-competition agreement may not be enforceable or we may not be in a position to pay Mr. Stuart the contractual amount required to effectuate his non-competition agreement. Finally, we may not be able to attract and retain the additional qualified senior management personnel necessary to manage us.

     We may be subject to employment tax liability

     Consistent with industry standards, we have, since inception, treated, and expect to continue to treat, the headline acts of productions as independent contractors rather than as employees. In making the determination that we are qualified to characterize the headline acts as independent contractors, we, in addition to following industry precedent, made an independent review of, and analyzed, the applicable guidelines issued by the Internal Revenue Service. If we were wrong in our determination and we have improperly classified the headline acts as independent contractors, then we would be liable for the payment of employment taxes for those periods in which the headline acts were incorrectly characterized as independent contractors. If imposed, that employment tax liability would adversely affect us.

     We are involved in certain pending and threatened lawsuits in which the adverse parties are seeking damages

     We are currently party to litigation and threatened litigation which may not be settled or decided in our favor. Moreover, regardless of the outcome of those lawsuits and claims, if we were to be engaged in protracted litigation, the costs of that litigation could be substantial. Even in situations where we are fully indemnified by third parties, the time and effort expended by our personnel in connection with those matters could be significant, leaving us with less opportunity to pursue our strategic goals.

     A real estate partnership in which our chairman and chief executive was a partner went bankrupt

     An unaffiliated real estate partnership, but of which Mr. John W. Stuart, our chairman and chief executive officer, was a partner, Maze Stone Canyon Estates Partnership, filed for bankruptcy under Chapter 11 in December 1991 in the United States Bankruptcy Court, Central District of California. The partnership's plan of reorganization was withdrawn before adoption by the bankruptcy court in August 1992. The partnership Maze Stone Canyon Estates Partnership was subsequently dissolved.

     A current prospectus and state registration are required to exercise our outstanding warrants and we may not be able to keep it current at all times

     Holders of outstanding warrants to acquire our common stock will be able to exercise their warrants only if a current prospectus under the Securities Act relating to the securities underlying the warrants, is then in effect and those securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants reside. Although we intend to use our best efforts to maintain a current prospectus covering the securities underlying the warrants at the earliest practicable date, to the extent required by federal securities laws, we may not be able to do so. As a result of the defaults under our credit facilities, we are not eligible to use the "short-form" registration procedures available to other issuers under the Securities Act. Therefore, our ability to maintain a current prospectus will be impaired until we are again eligible to use the "short-form" registration procedures, which we do not anticipate will occur prior to March 31, 2000. The value of the warrants may be greatly reduced if a prospectus covering the securities issuable upon the exercise of the warrants is not kept current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of warrants reside. Persons holding warrants who reside in jurisdictions in which those securities are not qualified and in which there is no exemption will be unable to exercise their warrants and would either have to sell their warrants in the open market or allow them to expire unexercised.

     The restrictive covenants in our debt agreements may impair our operation or restructuring plan

     Our various loan agreements contain covenants that, among other things, restrict the ability of our operating subsidiaries to dispose of assets, incur additional indebtedness, pay cash dividends, create liens on assets, make investments or acquisitions, engage in mergers or consolidations, make capital expenditures, engage in certain transactions with affiliates or redeem or repurchase the indebtedness of such subsidiaries. These facts may limit or prevent our planned restructuring. In addition, under our loan agreements, we are required to satisfy financial ratio tests, including interest expense, fixed charges and total debt coverage ratios. We are currently in default under some of these ratios. Our ability to satisfy financial tests and ratios can be affected by numerous events beyond our control, including economic, weather and industry conditions. The breach of any financial covenant contained in a loan agreement could result in the termination of our credit facilities-and the acceleration of the maturity of all amounts outstanding thereunder-and, by virtue of cross default provisions, the acceleration of the maturity of our other indebtedness.

     We have incurred and expect to continue to incur losses

     For the year ended December 31, 1996, we had net income of $900,998. For the years ended December 31, 1997 and December 31, 1998, and for the six months ended June 30, 1999, we had net losses of $2,946,056, $4,870,989 and
$__________, respectively. Moreover, increased expenses in connection with our restructuring plan, delays in the introduction of new productions and factors adversely affecting our current productions have adversely affected us. We may not generate net income in the future and our future operations may not be profitable.

     Our success is dependent on developing new productions and market growth

     Our success depends, to a significant degree, on our ability to produce and market new theatrical productions on a profitable basis. It will also be highly dependent on our ability to restructure our existing debt and obtain additional financing.

     Our prospects will also be largely dependent upon the ability of our Legends productions to achieve significant market share in targeted tourist and gaming markets and our ability to develop and/or acquire and commercialize additional productions. We may not be able to achieve our goals. Moreover, in light of

(1) the significant up-front capital expenditures and pre-opening costs-estimated to be approximately $500,000 to $1,000,000 in the case of a leased theater-associated with the establishment of a new resident production,

(2) the length of time required to prepare for the opening of a new resident production (typically three to six months), and

(3) the significant time required before a new resident production can achieve the market acceptance and name recognition required for local ticket wholesalers and tour specialists to promote it,

the discontinuation of any new production-whether due to inadequate advance marketing, inadequate performances, poor site selection or otherwise-would have adversely affected us. For instance, during 1997, we discontinued our resident production of Legends in Daytona Beach, Florida, as a result of less than optimal ticket sales in the start-up phase of the show, which caused an aggregate estimated loss to us of at least $877,000.

     Our principal shareholder controls more than a majority of our stock and may determine the outcome of any shareholder vote

     John W. Stuart, our chairman and chief executive officer, beneficially owns approximately 52.2% of the outstanding common stock. Accordingly, Mr. Stuart is able to control and direct our affairs, including the election of directors, and cause an increase in our authorized capital or the dissolution, merger or sale of On Stage or substantially all of our assets.

     The eligibility for sale or sale of significant number of shares of our stock that may become eligible for sale may adversely affect our stock prices

     We currently have 6,985,279 shares of common stock outstanding, along with 2,050,155 shares reserved for issuance upon the exercise of outstanding warrants and/or options to purchase shares of our common stock, of which all 4,894,903 shares offered by this prospectus, along with the 1,400,000 shares offered in the initial public offering, will be freely tradable without restriction or further registration under the Securities Act. The remaining 3,740,940 shares of common stock outstanding are deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, and may only be sold:

         (1)  pursuant to an effective registration under the Securities Act,
         (2)  in compliance with the exemption provisions of Rule 144, or
         (3)  pursuant to another exemption under the Securities Act.

     Those restricted shares of common stock will become eligible for sale, under Rule 144, at various times, subject to certain volume limitations prescribed by Rule 144 and to the agreements discussed below. No prediction can be made as to the effect, if any, that sales of shares of common stock, or even the availability of those shares for sale, will have on the market prices prevailing from time to time. We have also reserved for issuance 1,400,000 shares of common stock under our 1996 Amended and Restated Stock Option Plan. These shares have been registered under the Securities Act by the filing of a registration statement in Form S-8 and will be freely tradable upon exercise of the underlying stock options. The possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital through the sale of our equity securities.

         If we lose our facilities, our operations may be adversely affected

     A number of the properties we currently own house our revenue-producing productions. We may lose one or more of these facilities to foreclosure. If our lenders foreclose and do not lease those properties to us, we may have to relocate or close those productions. Leases of other facilities in Atlantic City, New Jersey, and Branson, Missouri are scheduled to expire in the year 2000 and the lease on our corporate space in Las Vegas expires in 2002. Although we intend to let the leases expire on some of our locations that we do not intend to continue to occupy, we will need to retain or replace the leases for some of this space. We may not be successful in retaining or replacing the space we want.

                               RECENT DEVELOPMENTS

     Our revenues decreased by $842,000, or 10.2%, to $7,403,000 for the quarter ended June 30, 1999 compared to $8,245,000 for the quarter ended June 30, 1998. Net loss for the six months ended June 30, 1999 was $1,531,997, as compared to net loss of $541,814 for the six months ended June 30, 1998.

                           FORWARD LOOKING STATEMENTS

     This Prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth in the preceding "Risk Factors" section and elsewhere in this Prospectus. In evaluating our business, prospective investors should consider carefully the factors presented in the "Risk Factors" section in addition to the other information set forth in this Prospectus.

                                 USE OF PROCEEDS

     All of the shares being offered hereby are offered by the selling stockholders. We will not receive any of the proceeds from the sale of the shares. The offering is made to fulfill our contractual obligations to the selling stockholders to register the shares. However, some of the shares offered hereby are issuable in the future upon the exercise of outstanding or issuable options and warrants, and we will receive the exercise prices payable upon any exercise of these warrants. There can be no assurance that all or any part of these warrants will be exercised.

                                 DIVIDEND POLICY

     To date, we have never paid any cash dividends on our common stock and do not expect to declare any cash dividends in the future. We currently intend to retain our earnings to finance future growth and working capital needs and therefore do not anticipate paying any cash dividends in the foreseeable future. Payments of dividends, if any, will be at the sole discretion of the board of directors after taking into account various factors, including our financial condition, results of operations and current and anticipated cash needs and other factors the board of directors may deem relevant.

                           PRICE RANGE OF COMMON STOCK

     The common stock trades on the Nasdaq SmallCap Market under the symbol "ONST." The following table sets forth, for the periods indicated, the high and low sales prices as quoted on the Nasdaq Stock Market.

                                 Period                                                High           Low

                           Fiscal 1999:
                                 First quarter....................................     1.6875         0.6875
                                 Second quarter...................................     2.00           0.625

                           Fiscal 1998:
                                First quarter.....................................     5.4375         3.50
                                Second quarter....................................     5.125          3.625
                                Third quarter.....................................     4.75           1.75
                                Fourth quarter ...................................     2.25           1.18

                           Fiscal 1997:
                                Third quarter.....................................     5.625          4.50
                                Fourth quarter....................................     6.50           3.825


     As of June 24, 1999, there were 701 holders of record of our common stock. On August 27, 1999, the closing sale price of the common stock as reported by the Nasdaq SmallCap Market was $0.6875.

     On Stage has never declared or paid any cash dividends on its capital stock. On Stage currently intends to retain its earnings to finance future growth and working capital needs and therefore does not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth our short-term debt and capitalization at June 30, 1999.

                                                                             June 30,1999
                                                                         --------------------
                                                                       (Dollars in Thousands)
Short-term debt:

     Line of credit....................................................         $     871,845
     Capital leases....................................................         $     515,016
     Mortgage..........................................................         $  14,150,000
     Notes Payable to Officer..........................................         $     217,000
                                                                                 ------------
          Total short-term debt.                                                  $15,753,861
                                                                                 ============
Long-term debt:
     Capital leases....................................................         $     539,722

         Total long-term debt..........................................         $     539,722

Stockholders' equity:
Preferred Stock, par value $1.00; 1,000,000 shares authorized;
   no shares issued and outstanding....................................         $          -

Common Stock, par value $.01; 25,000,000 shares authorized;
   6,985,279 shares issued and outstanding.............................         $      69,853
Additional paid-in capital.............................................         $  11,332,250
    Currency exchange adjustments......................................         $     (17,167)
    Accumulated deficit................................................         $  (9,732,726)
                                                                                 -------------

     Total stockholders' equity........................................         $   1,652,210
                                                                                 =============

     Total capitalization..............................................         $   2,191,932

                             SELECTED FINANCIAL DATA
                  (Dollars in thousands, except per share data)

     The following selected financial data for the two years ended December 31, 1997 and 1998 are derived from, and should be read in conjunction with, our audited financial statements and notes, which are included elsewhere in this Prospectus. The selected financial data for the three months ended March 31, 1998 and 1999, are derived from our unaudited financial statements and, in the opinion of management, include all adjustments that are necessary to present fairly our results of operations and financial position for those periods in accordance with generally accepted accounting practices. The selected financial data for the three months ended March 31, 1999 are not necessarily indicative of the results to be expected for the full year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Statement of Operations Data:

                                                                    Years Ended                Six Months Ended
                                                                    December 31,                    June 30,

                                                                 1997          1998               1998           1999
                                                               --------      ---------         ---------      ---------
                                                                                              (unaudited)    (unaudited)

Net revenue................................................$    15,726      $  27,847       $     11,969      $  13,675
Gross profit ..............................................      4,313          5,619              2,838          2,845
Operating income (loss) ...................................     (2,105)        (3,316)              ( 87)          (102)
Net income (loss) .........................................     (2,946)        (4,871)              (541)        (1,531)
Basic and diluted (loss) per share(1)......................      (0.55)         (0.68)             (0.08)         (0.21)
Basic and diluted average number of common shares
  outstanding..............................................  5,365,851      7,191,276           6,883,421     7,459,597


Balance Sheet Data:                                                December 31, 1998                      June 30, 1999
                                                                 ---------------------                   --------------

Working capital (deficit)..................................          $    (16,791)                       $     (17,927)
Total assets...............................................                24,089                               23,013
Total liabilities..........................................                20,894                               21,361
Stockholders' equity.......................................                 3,196                                1,652

(1) Basic earnings per shares includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of the entity.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

     The financial statements include herein included the accounts of On Stage Entertainment, Inc., a publicly traded Nevada corporation and its subsidiaries:
Legends in Concert, Inc., a Nevada corporation; On Stage Marketing, Inc., a Nevada corporation; On Stage Theaters, Inc., a Nevada corporation; Wild Bill's California, Inc., a Nevada corporation; Blazing Pianos, Inc., a Nevada corporation; King Henry's Inc., a Nevada corporation; On Stage Merchandise, Inc., a Nevada corporation; On Stage Events, Inc., a Nevada corporation; On Stage Casino Entertainment, Inc., a Nevada corporation; On Stage Productions, Inc., a Nevada corporation; On Stage Theaters North Myrtle Beach, Inc., a Nevada corporation; On Stage Theaters Surfside Beach, Inc., a Nevada corporation; and Interactive Events, Inc., a Georgia corporation.

On Stage derives net revenues from five reportable segments:

o Casinos. The Casinos segment primarily sells live theatrical productions to casinos worldwide for a fixed fee. In addition, this Casinos segment also operates our Legends show at the Imperial Palace in Las Vegas, Nevada and Biloxi, Mississippi and at Bally's Park Place in Atlantic City, New Jersey.
o Theaters. The Theaters segment owns and/or rents live theaters and dinner theaters in urban and resort tourist locations primarily in the United States. This Theaters segment derives revenues from the sale of tickets, along with food and beverages to patrons who attend our live theatrical productions.
o Events. The Events segment sells live theatrical productions to commercial clients, which include corporations, theme and amusement parks and cruise lines for a fixed fee. Revenues generated from the Events segment are included in the Casinos segment.
o Merchandise. The Merchandise segment sells merchandise and souvenir photography products to patrons who attend our Casinos, Theaters and Events productions. Revenues generated from the Merchandise segment are included in the Theaters segment.
o Production Services. The Production Services segment sells technical equipment and services to commercial clients. However, the Productions Services segment's primary focus is to provide technical support for all of the Casinos, Theaters, Events and Merchandise segments.

Results of Operations

     The following table sets forth the various components of our net revenue as a percentage of the total net revenue for the periods indicated:


                                           Years Ended December 31,                   Six Months Ended
                                                                                          June 30,
                                        1997               1998             1998                1999
                                     ---------        ------------        --------            ---------


Net revenue  ....................     100.0%             100.0%            100.0%              100.0%
Cost of sales ...................       75.5              79.8              76.3                79.2
Gross profit.....................       27.5              20.2              23.7                20.8
Selling, general and administrative.    31.5              22.5              20.6                15.2
Depreciation and amortization....        6.2               6.5               3.9                 4.4
Loss on discontinued location......      3.1               1.6               0.0                 0.0
Restructuring charges..............      0.0               0.0               0.0                 1.9
                                     ---------          ---------          --------           --------
Operating profit (loss)............    (13.3)            (11.9)             (0.7)               (0.8)
Interest expense, net..............      5.3               5.6               3.8                10.5
                                     ----------         --------           --------           -------
Income taxes.......................      0.1               0.0                0.0                0.0
Net income (loss)..................   ( 18.7)%           (17.5)%             (4.5)%            (11.2)%
                                     =========           =======           ========           ========

         Net loss for the year ended December 31, 1997, was $2,946,056, as compared to a net loss of $4,870,989 for the year ended December 31, 1998.

         The following tables sets forth, the results of operations for the reportable segment indicated:

                                                  Year ended December 31, 1997
                                                                          Sub-Total
                                                                          Operating                     On Stage       Total
                      Casinos       Events     Merchandise    Theaters   Corporations   Production    Entertainment Consolidated
                     ----------- ------------- ------------- ----------- ------------- -------------- ------------- -------------
Net revenues.........$6,326,952  $ 2,552,440   $    454,842  $ 6,391,840 $ 15,726,074   $         -   $          -  $ 15,726,074
Cost of revenues..... 3,841,285    1,709,708        103,330    5,627,492   11,281,815       131,709              -    11,413,524
                     ----------- ------------- ------------- ----------- ------------- -------------- ------------- -------------
Gross profit......... 2,485,667      842,732        351,512     764,348     4,444,259      (131,709)             -     4,312,550
Selling, general
 & administrative....   296,104      639,961         36,359     233,548     1,205,972        62,985      3,677,178     4,946,135

Depreciation &
Amortization........    141,275        6,221              -     323,336       470,832             -        511,348       982,180
Discontinued
Location............          -            -              -     489,285       489,285             -              -       489,285
                     ----------- ------------- ------------- ----------- ------------- -------------- ------------- -------------
Operating Income
   (loss)...........  2,048,288      196,550        315,153    (281,821)    2,278,170      (194,694)    (4,188,526)   (2,105,050)

Interest expense,
    net..............        -          (297)             -           -         (297)             -        834,630       834,333
                     ----------- ------------- ------------- ----------- ------------- -------------- ------------- -------------
Net income (loss)
  before income
  taxes.............. 2,048,288      196,847        315,153    (281,821)   2,278,467       (194,694)    (5,023,156)   (2,939,383)
Income taxes........      3,197            -              -       3,197            -          3,476          6,673
                     ----------- ------------- ------------- ----------- ------------- -------------- ------------- -------------
Net income (loss)..  $2,048,288  $   193,650      $ 315,153   $ (281,821) $2,275,270    $  (194,694)   $(5,026,632) $ (2,946,056)
                     ----------- ------------- ------------- ----------- ------------- -------------- ------------- -------------



                                                   Year ended December 31, 1998

                                                                              Sub-Total
                                                                             Operating                    On Stage       Total
                      Casinos       Events      Merchandise     Theaters    Corporations  Production    Entertainment  Consolidated
                     ----------- -------------- ------------- ------------- ------------ -------------- ------------- -------------
Net revenues.........$6,977,020  $   2,554,942  $   1,243,942 $  17,064,071 $27,839,484  $      7,992   $         -   $27,847,476
Cost of revenues..... 4,522,257      1,900,216        812,505    14,727,694  21,962,672       265,852             -    22,228,524
                     ----------- -------------- ------------- ------------- ------------ -------------- ------------- -------------

Gross profit......... 2,454,763        654,726        430,946     2,336,377   5,876,812      (257,860)            -     5,618,952
Selling, general
 & administrative....   417,686        736,365        173,137     1,506,432   2,833,620       255,640     3,187,065     6,276,325
Depreciation &
Amortization.........   268,780       140,455           5,055     1,086,822   1,501,112        44,704       260,710     1,806,526
Asset
    Impairment loss           -             -              -        409,117     409,117             -             -       409,117

Discontinued
Location.............         -             -              -        443,096           -             -             -       443,096
                     ----------- -------------- ------------- ------------- ------------ -------------- ------------- -------------

Operating
   Income (loss)..... 1,768,297      (222,094)       252,754     (1,109,090)   (558,204)   (3,447,775)   (3,447,775)   (3,316,112)
Interest expense,
    net.............      4,712         1,292            193      1,354,370   1,360,567             -       194,310     1,554,877
                     ----------- -------------- ------------- ------------- ------------ -------------- ------------- -------------
Net income (loss)
  before income
  taxes.............  1,763,585      (223,336)       252,561     (2,463,460)   (670,770)     (558,204)   (3,642,085)   (4,870,989)
Income taxes........          0             0              0              0           0             0             0             0
                     ----------- -------------- ------------- ------------- ------------ -------------- ------------- -------------
Net income (loss)... $1,763,585  $   (223,336)  $    252,561  $  (2,463,460) $ (670,000)   $ (558,204)  $(3,642,085)  $(4,870,989)
                     ----------- -------------- ------------- ------------- ------------ -------------- ------------- -------------


                     For the six months ended June 30, 1998

                       --------------- -------------- -------------- ----------------- --------------- -----------------
                                                                        Sub-Total
                                                                        Operating                           Total
                           Casino      Production       Theaters         Segments           OSE          Consolidated
                       --------------- -------------- -------------- ----------------- --------------- -----------------
Net revenues.........    $4,498,359       $      -     $  7,470,708    $  11,969,067      $        -     $  11,969,067

Cost of revenues.....     2,922,840        126,260        6,081,637        9,130,737               -         9,130,737
                       --------------- -------------- -------------- ----------------- --------------- -----------------

Gross profit (loss)..     1,575,519       (126,260)       1,389,071        2,838,330               -         2,838,330

Selling, general &
administrative.......       514,970          8,408          681,587        1,204,965       1,256,449         2,461,414

Depreciation &               96,048             59          200,230          296,337         167,559           463,896
amortization.........
                       --------------- -------------- -------------- ----------------- --------------- -----------------
Operating income
(loss)...............       964,501       (134,727)         507,254        1,337,028      (1,424,008)          (86,980)
Interest expense, net..         (33)             -          432,713          432,680          22,154           454,834
                       --------------- -------------- -------------- ----------------- --------------- -----------------

Net income (loss).....  $   964,534    $  (134,727)     $   74,541      $    904,348   $ (1,446,162)   $      (541,814)
                       =============== ============== ============== ================= =============== =================


                                         For the six months ended June 30, 1999

                       --------------- -------------- -------------- ----------------- --------------- -----------------
                                                                        Sub-Total
                                                                        Operating                           Total
                           Casino       Production      Theaters         Segments           OSE         Consolidated
                       --------------- -------------- -------------- ----------------- --------------- -----------------
Net revenues......     $ 4,848,049     $   45,499     $  8,781,699    $   13,675,247    $          -    $ 13,675,247

Cost of revenues...      3,082,748        343,392        7,403,693        10,829,833               -      10,829,833
                       --------------- -------------- -------------- ----------------- --------------- -----------------

Gross profit (loss)..    1,765,301       (297,893)       1,378,006         2,845,414               -       2,845,414

Selling, general &
administrative.......      323,509              -          753,491         1,077,000       1,004,868       2,081,868

Depreciation &
amortization.........      185,583         43,923          280,397           509,903          93,698         603,601

Restructuring charges       10,000              -          113,359           123,359         139,434         262,793
                       --------------- -------------- -------------- ----------------- --------------- -----------------

Operating income
(loss)..............     1,246,209       (341,816)         230,759         1,135,152      (1,238,000)       (102,848)

Interest expense, net.          27          1,123        1,323,694         1,324,844         104,305       1,429,149
                       --------------- -------------- -------------- ----------------- --------------- -----------------

Net income (loss).....$  1,246,182       (342,939)      (1,092,935)         (189,692)     (1,342,305)     (1,531,997)
                       =============== ============== ============== ================= =============== =================

Year ended December 31, 1997 versus year ended December 31, 1998

     Net Revenues. Revenues were $27,847,000 for the year ended December 31, 1998 compared to $15,726,000 for the year ended December 31, 1997, an increase of $12,121,000, or 77.1%. Our revenue is derived from five principal segments: casinos, events, merchandise, theaters and production services.

     Casino revenues were approximately $6,977,000 for the year ended December 31, 1998 compared to $6,326,000 for the year ended December 31, 1997, an increase of $651,000, or 10.2%. The increase was primarily attributable to new show openings at Hilton Hotel & Casino and Trump Taj Mahal Hotel & Casino in Atlantic City, New Jersey, as well as new shows at Crown Casino in Melbourne, Australia, River Palms Resort Casino in Laughlin, Nevada and Muckleshoot Casino in Auburn, Washington. The increase was partially offset by decrease attributable to the Legends show at the Imperial Palace in Las Vegas, Nevada.

     Events revenues were $2,555,000 for the year ended December 31, 1998 compared to $2,552,000 for the year ended December 31, 1997, an increase of $3,000, or 0.12%.

     Merchandise revenues were approximately $1,243,000 for the year ended December 31, 1998 compared to $455,000 for the year ended December 31, 1997, an increase of $788,000, or 173.2%. This increase was mainly attributable to an increase in photo and merchandise sales, along with the and the inclusion of the revenue generated from the properties we acquired from Gedco asset acquisition in 1998.

     Theaters revenues were approximately $17,064,000 for the year ended December 31, 1998 compared to $6,392,000 for the year ended December 31, 1997, an increase of $10,672,000, or 166.9%. This increase in revenues was primarily attributed to new Legends show openings since March 1998 at the Legends Theater in Branson, Missouri, the Legends show at the Sheraton Centre in Toronto, Canada and the inclusion of revenue generated from the properties we acquired from Gedco USA, Inc. in 1998. This increase was partially offset by decreases attributable to the discontinuation of the Legends show in Daytona Beach, Florida and decrease in revenues derived from the Legends Theater in Myrtle Beach, South Carolina.

     Costs of Revenues. Total costs of revenues were $22,228,524 for the year ended December 31, 1998 compared to $11,414,000 for the year ended December 31, 1997, an increase of $10,814,524, or 94.8%. Costs of revenues increased to 79.8% of net revenues for the year ended December 31, 1998, as compared to 72.6% for the year ended December 31, 1997. This increase in cost of revenues as a percent of net revenues was primarily attributable to a change in the mix of our revenues from primarily theater shows to a combination of theater and dinner theater shows.

     Selling, General and Administrative. Selling, general and administrative expenses were approximately $6,276,000 for the year ended December 31, 1998 compared to $4,946,000 for the year ended December 31, 1997, an increase of $1,330,000, or 26.8%. Selling, general and administrative expenses decreased to 22.5% of net revenues for the year ended December 31, 1998, as compared to 31.5% for the year ended December 31, 1997, which was primarily attributable to a consolidation of operations resulting in a reduction of work force due to elimination of duplicate or overlapping positions.

     Depreciation and Amortization. Depreciation and amortization was $1,807,000 for year ended December 31, 1998 compared to $982,000 for the year ended December 31, 1997, an increase of $825,000, or 84.0%. The increase was primarily due to capital additions to current shows, expenses related to a discontinued location and the determination at December 31, 1998 of the impairment of net assets acquired in connection with the Interactive Events, Inc. acquisition.

     Expenses to Discontinued Location. We decided to discontinue the operation of our Legends production in Daytona Beach, Florida in December of 1997. As a result of this discontinuation, we incurred an additional expense of $489,285 during 1997. Additionally, in 1998 we wrote-off $443,096 of net assets.

     Asset Impairment Loss. We decided to restructure our Legends production in Toronto, Canada on December 31, 1998. As part of the restructuring, we had an impairment of net assets and wrote off $409,000.

     Operating Income. Our operating loss was approximately $3,316,000 for the year ended December 31, 1998 compared to an operating loss of $2,105,000 for the year ended December 31, 1997, an increase in loss of $1,211,000. This increase in loss is primarily attributable to recurring losses at our Toronto and Buena Park locations.

     Interest Expense, Net Asset. Interest expense was approximately $1,555,000 for year ended December 31, 1998 compared to $834,000 for the year ended December 31, 1997, an increase of $721,000 or 86.4%. The increase was primarily due to additional debt incurred as a result of the Gedco asset acquisition and the purchase of our Legends Theater in Surfside Beach, South Carolina, both of which occurred during 1998.

Six Months Ended June 30, 1998 versus Six Months  Ended June 30,  1999

     Net Revenues. Revenues increased by $1,706,000 or 14.3 % to $13,675,000 for the six months ended June 30, 1999 compared to $11,969,000 for the six months ended June 30, 1998. Our revenue is derived from five principal operating segments: Casinos, Events, Merchandise, Productions and Theaters. Revenues from Events are included in the Casino segment. Revenues from Merchandise are included in the Theaters segment.

     Casinos revenues were approximately $4,848,000 for the six months ended June 30, 1999 compared to $4,498,000 for the six months ended June 30, 1998, an increase of $350,000, or 7.8%. Contributing to this increase were increases in revenues generated at the Legends show at the Imperial Palace and Casino in Las Vegas, Nevada, the addition of new shows at the River Palms Resort and Casino in Laughlin, Nevada, Taj Mahal Hotel and Casino, Hilton Hotel and Casino and Atlantic City Showboat.

     Production Services revenues were approximately $45,000 for the six months ended June 30, 1999 compared to $0 for the six months ended June 30, 1998. The increase was attributable to equipment rentals.

     Theaters revenues were approximately $8,782,000 for the six months ended June 30, 1999 compared to $7,471,000 for the six months ended June 30, 1998, an increase of $1,311,000, or 17.6%. This increase was primarily attributable to the fact that the dinner theaters acquired as a result of the Gedco asset acquisition were given a full six (6) month results of operations in 1999, compared to only 4.5 months results of operations during the first six months of 1998.

     Costs of Revenues. Total costs of revenues were $10,830,000 for the six months ended June 30, 1999 compared to $9,131,000 for the six months ended June 30, 1998, an increase of $1,699,000, or 18.6%. Costs of revenues increased to 79.2% of net revenues for the six months ended June 30, 1999, as compared to 76.3% for the six months ended June 30, 1998. This increased in cost of sales as a percentage of revenues was primarily attributable to a change in the mix of our revenues due to the inclusion of the dinner theaters revenues, which have higher costs of revenues than our other business segments.

     Selling, General and Administrative. Selling, general and administrative costs were approximately $2,082,000 for the six months ended June 30, 1999 as compared to $2,461,000 for the six months ended June 30, 1998, a decrease of $379,000, or 15.4%. Selling, general and administrative costs decreased to 15.3% of net revenues for the six months ended June 30, 1999, as compared to 20.6% for the six months ended June 30, 1998. This is primarily attributable to our reduction of overhead associated with On Stage's discontinued "roll-out" strategy.

     Depreciation and Amortization. Depreciation and amortization for the six months ended June 30, 1999 increased by $140,000, or 30.2%, as compared to the six months ended June 30, 1998. The increase was primarily due to capital additions to current shows, new shows, and an increase in assets as a result of the Gedco asset acquisition.

     Restructuring Charges. Restructuring charges represents expenses related to the closing of the Legends show in Toronto, Canada, payment of employment-related severance and termination benefits, legal expenses, and relocation expenses of a key executive.

     Operating Loss. On Stage's operating loss was approximately $103,000 for the six months ended June 30, 1999, compared to an operating loss of $87,000 for the six months ended June 30, 1998, an increase of $16,000, or 18.4%.

     Interest Expense, Net. Interest expense for the six months ended June 30,1999 increased by $974,000, or 214.2% as compared to the six months ended June 30, 1998. The increase was primarily due to interest accrued on the Imperial Credit debt, together with penalties and default interest rates.

     Income Taxes. On Stage is a Nevada corporation with a substantial portion of revenue and income derived in Nevada. There are no state or local income taxes in Nevada. We have not accrued any federal income tax for the six months ended June 30, 1998. At June 30, 1998 and 1999, we had federal net operating loss carryforwards of approximately $4,339,000 and $7,907,190 respectively. Under Section 382 of the Internal Revenue Code, certain significant changes in ownership that On Stage is currently undertaking may restrict the future utilization of these tax loss carryforwards. The net deferred tax assets have a 100% valuation allowance, as management cannot determine if it is more likely than not that the deferred tax assets will be realized.

     Seasonality and Quarterly Results. Our business has been, and is expected to remain, highly seasonal, with the majority of our revenue being generated during the months of April through October. Part of our business strategy is to increase sales in tourist markets that experience their peak seasons from November through March so as to offset seasonality in revenues. The revenues generated from the dinner theaters we acquired from Gedco asset acquisition from November through March has helped to mitigate the seasonality in our revenues.

The following table sets forth our net revenues for each of the last ten quarters ended June 30, 1999:


                                                                            Net Revenues
                                                                          ($ in thousands)

                                                       March 31,         June 30,     September 30,       December 31,
                                                     -------------     ------------   --------------      -----------------
Fiscal 1997.................................  $      2,719     $    3,979      $        5,071        $       3,957
Fiscal 1998.................................  $      3,724     $    8,245      $        8,059        $       7,819
Fiscal 1999.................................  $      6,272     $    7,403

     Tax Net Operating Losses. At December 31, 1997 and 1998, we had federal net operating loss carryforwards of approximately $3,138,544 in 1997, and $6,315,193 in 1998, respectively. Under Section 382 of the Internal Revenue Code, significant changes in ownership contemplated by us may restrict the future utilization of these tax loss carryforwards. The net deferred tax assets have a 100% valuation allowance, as management cannot determine if it is more likely than not that the deferred tax assets will be realized.

Liquidity and Capital Resources

     General

     We have historically met our working capital requirements through a combination of cash flow from operations, equity and debt offerings and traditional bank financing. We anticipate, based on our proposed plans and assumptions relating to our operations, that our current cash, cash equivalent balances, anticipated revenue from operations and our working capital line are insufficient to fund our ongoing operations.

     We intend to manage short-term liquidity concerns through the renegotiations of our expired working capital line, capital leases and mortgages facilities. We have either closed down or restructured any business units that were not generating positive cash flow. In addition, we have lowered selling, general and administrative expenses as a percentage of net revenues from 31.5% in 1997 to 22.4% in 1998 and from 20.6% for the six months ended in June 30,1998 to 15.2% for the six months ended in June 30, 1999 and continue to downsize and restructure our selling, general and administrative functions.

     In addition, we are continuing our efforts to secure working capital for operations, expansion and possible acquisitions, mergers, joint ventures, and/or other business combinations. However, there can be no assurance that we will be able to secure additional capital or that if such capital is available, whether the terms or conditions would be acceptable to us.

     For the year ended December 31, 1997, we had net cash deficit used by operations of approximately $1,099,000. The net cash deficit was primarily attributable to the losses incurred at our Legends show in Daytona Beach, Florida, and increases in selling, general and administrative expenses incurred in anticipation of our rapid growth. For the year ended December 31, 1998, we had a net cash deficit from operations of $1,534,000. The net cash deficit provided from operations was primarily attributable to legal fees, vacation accruals, asset impairment expenses, and due diligence expenses written off in connection with prospective acquisitions, operational losses at the Legends show in Toronto, Canada, Wild Bill's Dinner Extravaganza in Buena Park, California, and the debt service on our mortgage and credit line facilities.

     For the six months ended June 30, 1998, On Stage had net cash deficit used by operations of approximately $1,413,000. As of June 30, 1998, On Stage had approximately $1,100,000 in cash and cash equivalents. For the six months ended June 30, 1999, On Stage had net cash deficit used by operations of approximately $325,000. As of June 30, 1999, On Stage had approximately $466,000 in cash and cash equivalents. The operating deficits for both periods were primarily attributable to pre-opening costs for new shows and business seasonality.

     The net cash used in investing activities for the year ended December 31, 1997 of $1,241,000 was primarily attributable to capital expenditures and advances on notes receivable from officers, and direct acquisition costs. The net cash used in investing activities for the year ended December 31, 1998 of $14,548,000 was primarily attributable to advances on notes receivable from officers, capital expenditures and direct acquisition costs related to acquisitions.

     On August 13, 1997, we completed an initial public offering of 1,400,000 shares of common stock at $5.00 per share and redeemable warrants to purchase 1,610,000 shares of common stock at $0.10 per warrant. The net proceeds from the offering were approximately $4,856,000, net of offering underwriting discounts, commissions and expenses and costs incurred by us of approximately $1,414,000.

     The net cash used in investing activities for the six months ended June 30, 1998 of $13,989,000 was primarily attributable to direct acquisition costs related to the Gedco asset acquisition. The net cash used in investing activities for the quarter ended June 30, 1999 of $59,000, was primarily attributable to capital expenditures.

     Net cash provided by financing activities for the year ended December 31, 1997 of $4,373,000 was primarily generated from our initial public offering. This increase in cash was partially offset by the repayment of a $750,000 bridge loan. Net cash provided by financing activities for the year ended December 31, 1998 of $14,701,000 was primarily attributable to Imperial Credit Commercial Mortgage Investment Corporation funding of $12,500,000 for the Gedco asset acquisition, $1,100,000 million for the purchase of our Legends Theater in Surfside Beach, South Carolina and $550,000 for working capital.

   Net cash provided by financing activities for the six months ended June 30, 1998 of $14,166,000, was attributable to Imperial Credit's funding of $12,500,000 for the Gedco asset acquisition. Net cash provided by financing activities for the six months ended June 30, 1999 of $75,000 was primarily attributable to notes payable from officer and the issuance of common stock, offset by repayment of long-term borrowing and repayment under working capital lines

Working Capital

     At December 31, 1997, we had working capital of approximately $1,797,000, primarily from proceeds derived from the sale of our common stock and redeemable warrants from the our initial public offering. The proceeds of the offering were partially offset by increases in inventory and deposits. At December 31, 1998, we had a working capital deficit of approximately $16,791,000, which resulted, primarily, from an increase in our working capital line of credit, accounts payable, accrued expenses, and accrued payroll and other liabilities. Because of the recurring losses, the working capital deficit and the loan defaults, our auditors have issued a going concern opinion.

     On August 13, 1997, we converted all of the approximately $1,800,000 of principal amount of outstanding convertible debentures into an aggregate of 505,649 shares of common stock. The conversion was based upon a ratio of 295 shares of common stock for each $1,000 in principal amount of convertible debentures. The conversion resulted in a one-time, non-recurring, interest expense charge in the amount of $194,228 (based on an imputed value of $4.00 per share of common stock).

     On August 13, 1997, we paid off a $750,000 bridge loan in full, which, with principal and interest, totaled $773,000.

     As of December 31, 1996, we had a term loan outstanding in the principal amount of $150,000, with First Security Bank of Nevada, which accrued interest at a rate of 11.5% per annum. On October 10, 1997, we paid off the balance of this term loan, in full, which, including all outstanding principal and accrued interest, was $19,091.

     At June 30, 1998, we had a working capital of approximately $112,000 primarily attributable to the pre-opening costs of new shows. At June 30, 1999, we had working capital deficit of approximately $17,927,000 which resulted primarily from an increase in the accrued expenses, accrued payroll and other liabilities, notes payable to officer, and the default and concurrent acceleration of our lease lines and loan from First Security Bank and the Imperial Credit mortgage to current liabilities. Because of the recurring losses, the working capital deficit and the loan defaults, our auditors issued a going concern opinion for the year ended December 31, 1998.

Working Capital Line

     In May 1997, First Security Bank of Nevada issued a line of credit to us for up to $250,000. Borrowings under this line of credit bear variable interest at 1.5% over the First Security Bank of Idaho's index 10% per year as of the facility's inception--and are due on demand. John W. Stuart has personally guaranteed this line of credit.

     On March 28, 1998, First Security agreed to increase this line of credit from $250,000 to $1,000,000 and the expiration date was extended to March 25, 1999. As of December 31, 1998, On Stage had drawn $1,000,000 on the line of credit. As of March 31, 1999, On Stage has failed to pay off any part of the line of credit and is in default under its terms.

Capital Equipment Financing Commitment

     On September 29, 1997, First Security Leasing Company, a Utah corporation, approved On Stage for a $1,000,000 lease line of credit. Advances under the lease line incur interest at a rate of 9.75% per annum. The lease line has been utilized in the following amounts: $389,290, $442,997 and $167,713, commencing in April 1998 and May 1998, respectively, and terminating on October 2001, September 2001 and November 2001.

Mortgage Financing Commitment

     On March 13, 1998, Imperial Credit Commercial Mortgage Investment Corporation signed an agreement with On Stage to fund up to $20,000,000 of mortgage financing. On the same day, On Stage used $12,500,000 of the facility to fund the cash portion of the Gedco asset acquisition. On June 30, 1998, On Stage used an additional $1,100,000 to fund the cash portion of the purchase of a fee simple interest in the Legends Theater in Surfside Beach, South Carolina, and the purchase of a leasehold interest in the Eddie Miles Theater in North Myrtle Beach, South Carolina. On October 7, 1998, On Stage used an additional $550,000 for working capital purposes. The initial $12,500,000 loan and the subsequent $1,650,000 in loans extended by Imperial Credit to On Stage under the mortgage financing facility currently bear interest at the rate of 9.06% and 9.9%, respectively. In addition, On Stage granted Imperial Credit and related entity warrants to purchase an aggregate of 575,000 shares of common stock at an exercise price of $4.44 per share. In consideration for Imperial Credit's October 7, 1998 funding of $550,000, On Stage reset the strike price on 325,000 of the Imperial Credit warrants from $4.44 to $1.25 per share.

Existing Defaults Under Credit Facilities

     As of March 31, 1999, we had failed to pay off any part of the line of credit with First Security Bank of Nevada and are currently in default under its terms. On April 29, 1999, we received a notice of default under this line of credit from First Security Bank. Our default on this line of credit triggered an automatic default on our lease lines with First Security Leasing due to a cross-default provision contained in the line of credit.

     On July 12, 1999, First Security Bank filed a complaint against On Stage, its' subsidiaries and John W. Stuart in the District Court of Nevada in Clark County, Nevada. The complaint alleges that we breached our contract with First Security Bank by failing to repay our outstanding indebtedness to First Security Bank and First Security Leasing. The complaint prays for repayment of the matured loan and lease lines in the aggregate amount of approximately $1,955,998, together with interest, attorneys' fees and costs associated therewith. Additionally, the complaint seeks to enforce the personal guaranty of Mr. Stuart to repay $1,000,000 of this outstanding balance and prays for writs of garnishment and attachments of our personal property. We have filed an answer to this complaint and subsequently entered into a "stand-still" agreement with First Security Bank. Under this "stand-still" agreement, First Security Bank agreed not to take any further legal action on the complaint until September 30, 1999 in exchange for: (i) additional security in our real and personal property;
(ii) $200,000 payment on the outstanding indebtedness upon execution of this agreement; (iii) an additional $50,000 payment on September 1, 1999; and (iv) a firm re-payment plan we can reasonably make commencing October 1, 1999. While we are currently working with our acting Chief Operating Officer and Chief Financial Officer, along with restructuring consultants, to devise a cash management plan to satisfy First Security Bank, there can be no assurance that we will be successful in doing so.

     We made our January, February and March 1999 payments to Imperial Credit after the due date for those payments. As a result of those delinquencies, we have incurred late charges and default interest, which we have not paid. We are in default under the Imperial Credit facility and we are unable to borrow additional funds under the facility. As of August 6, 1999, we had not made payments to Imperial Credit due April 1, 1999, May 1, 1999, June 1, 1999, July 1, 1999, August 1, 1999, September 1, 1999 or October 1, 1999.

     On May 28, 1999, we issued a press release on Form 8-K announcing that we had received notice of default from Imperial Credit. The notice of default was received May 24, 1999. On August 8, 1999, we were served with a Notice of Default and Election to Sell Under Deed of Trust by Imperial Credit, which formally notified us of Imperial Credit's commencement of foreclosure proceedings of our Wild Bill's California theater. Additionally, Imperial Credit has informally notified us that it has also commenced foreclosure proceedings on our King Henry's Feast Theater, Wild Bill's Theater and Shopping Complex, both in the greater Orlando, Florida area, as well as our Legends in Concert Theater in Surfside Beach, South Carolina. While we are currently working with Imperial Credit to identify purchasers for our respective theaters in an attempt to sell these theaters in an orderly manner to maximize proceeds from such sale, there can be no assurance that we will be successful in selling any of these theaters before Imperial Credit completes its' foreclosure process and takes over the respective theaters.

     In the event that First Security or First Security Leasing, initiates foreclosure action against us or our assets, all or a portion of our property and assets securing the credit facilities extended by those lenders may be sold to satisfy our commitments under the terms of those facilities. While we intend to renegotiate the terms of our credit facilities, to obtain extensions of the terms of those facilities and to seek alternative additional financing, there can be no assurance that our efforts will be successful.

Impact of Inflation

     We believe that inflation has not had a material impact on our operations. However, substantial increases in material costs could adversely affect our operations in future periods.

Year 2000

     We believe that our accounting and financial reporting systems are Year 2000 ready or Year 2000 compliant. We have invested in the latest hardware and software and we have implemented standards that require Year 2000 compliance from all vendors. We do not anticipate any problems in maintaining this compliance in the future.

     However, we are still continuing to assess Year 2000 preparedness, through actively coordinating with vendors, creditors and financial organizations to prepare for possible repercussions of non-compliance. We are also undertaking exhaustive surveys in each of our geographic locations to further determine preparedness. We have a full-time certified in-house management information systems employee who has the authority to hire local computer certification companies to visit each site and physically re-certify that each machine, microprocessor and software program in use is Year 2000 compliant. We have allocated $25,000 to complete our certification program and anticipates completion by September 30, 1999.

New Accounting Pronouncements

     Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure" ("SFAS No. 129") issued by the FASB is effective for financial statements ending after December 15, 1997. The new standard reinstates various securities disclosure requirements previously in effect under Account Principles Board Opinion No. 15, which has been superseded by SFAS No. 129. We adopted SFAS No. 129 as of January 1, 1998 which had no effect on our financial position or results of operations.

     Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130") issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. Earlier application is permitted. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. We adopted SFAS No. 130 as of January 1, 1998 which had no effect on our financial position or results of operations.

     Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131") issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. Earlier application is permitted. SFAS No. 131 requires that the public companies report specified information about operating segments, products, services and geographical areas in which they operate and their major customers. We adopted SFAS No. 131 on January 1, 1998 which had no effect on our financial position or results of operations; however, disclosures on some of these items were expanded as a result of adopting SFAS No. 131.

     Statement of Position 98-5, "Reporting on the Costs of Start-up Activities" ("SOP 98-5") issued by the American Institute of Certified Public Accountants is effective for financial statements beginning after December 15, 1998. SOP 98-5 requires that the costs of start-up activities, including organization costs, be expensed as incurred. Start-up activities are defined broadly as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customers (excluding ongoing customer acquisition costs, such as policy acquisition costs and loan origination costs) or beneficiary, initiating a new process in an existing facility, or commencing some new operation. We do not expect the adoption of SOP 98-5 to have a material impact, if any, on our financial position or results of operations.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133") effective for financial statements with fiscal years beginning after June 15, 1999. SFAS No. 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities and requires all derivatives to be recorded on the balance sheet at fair value. We do not expect the adoption of SFAS No. 133 to have a material impact, if any, on our results of operations, financial position or cash flows.

Segment Information

     The  following   tables  set  forth  the  segment   profit/loss  and  asset
information.

                                          For the six months ended June 30, 1998


                                 ---------------- -------------- ------------- ------------------- -------------------
                                                                                                        Total
                                     Casino        Production      Theaters           OSE           Consolidated
                                 ---------------- -------------- ------------- ------------------- -------------------
Revenues from external customers $     4,498,359  $         -    $   7,470,708  $            -     $    11,969,067

Interest expense                 $           (33)           -          432,713          22,154             454,834

Depreciation and amortization    $        96,048           59          200,230         167,559             463,896

Segment profit (loss)            $       964,534     (134,727)          74,541      (1,446,162)           (541,814)

Segment assets                   $     2,763,234      740,828       18,288,553       1,641,129          23,433,744

Additions to long-lived assets   $       241,897       33,089        2,155,928         625,212           3,056,126



                                          For the six months ended June 30, 1999

                                 ---------------- -------------- ------------- ------------------- -------------------
                                                                                                         Total
                                     Casino       Production       Theaters           OSE           Consolidated
                                 ---------------- -------------- ------------- ------------------- -------------------
Revenues from external customers $    4,848,049       45,499         8,781,699              -         13,675,247

Interest expense                 $           27        1,123         1,323,694        104,305          1,429,149

Depreciation and amortization    $      185,583       43,923           280,397         93,698            603,601

Segment profit (loss)            $    1,246,182     (342,939)       (1,092,935)    (1,342,305)        (1,531,997)

Segment assets                   $    3,182,401      775,783        18,336,767      1,861,576         24,156,527

Additions to long-lived assets   $       20,091           -             22,447              -             42,538


Subsequent Events

     Notes Payable to Principal Stockholder

     On April 5, 1999, we entered into an agreement with Mr. Stuart, our chairman, chief executive officer and principal stockholder, pursuant to which we agreed to accept a bridge loan from Mr. Stuart in an amount of up to $500,000 in return for a one year promissory note bearing 12% interest, a 5% origination fee and a warrant to purchase one share of common stock for each $1.00 invested, provided that we did not repay Mr. Stuart within thirty (30) days. As of May 3, 1999, we had accepted $200,000 of the potential $500,000 from Mr. Stuart.

     On March 4, 1999, the board of directors authorized a loan in the principal amount of $100,000 from Mr. Stuart. This loan is evidenced by a one year promissory note bearing an interest rate of twelve percent (12%) per annum, due on March 3, 2000. In consideration for this loan, the board of directors approved the issuance of warrants to purchase 100,000 shares of common stock at a price of $1.00 per share, the market price on the closing date of the loan. Additionally, we agreed to pay legal fees incurred by Mr. Stuart in connection with this transaction, as well as an additional $12,500 for previous legal bills Mr. Stuart personally incurred for On Stage related matters.

     In March 1997, we agreed with our underwriter, Whale Securities Co., L.P., that we would neither loan nor advance any sums to or on behalf of Mr. Stuart, other than those sums advanced to Mr. Stuart from December 31, 1996 through August 13, 1997, the effective date of our initial public offering, without Whale's prior written consent. On October 23, 1997 and again on November 17, 1997, we advanced Mr. Stuart an aggregate of $105,483, for which we obtained Whale's prior written consent. Whale authorized to advance an additional $150,000 to Mr. Stuart on March 25, 1998 for settlement of litigation related to his involvement in the Legends in Concert show in Hawaii. As of June 30, 1998, we had advanced Mr. Stuart an aggregate of $136,194, evidenced by a promissory note. The funds we advanced accrued interest at the rate of ten percent (10%) per annum. The advance to Mr. Stuart became due and payable one year from the date of which it was made. On July 6, 1998, Mr. Stuart paid the advance in full.

     In February 1997, Mr. Stuart granted to Senna Venture Capital Holdings, Inc., an affiliate of DYDX Legends Group L.P. (and one of our lenders), an option to purchase 142,292 of his personal shares of our common stock at an exercise price of $5.00 per share, in consideration for (i) DYDX waiving a technical default under a loan agreement entered into between DYDX and On Stage and (ii) DYDX's agreement in connection with a waiver to allow $1,780,424 in debt forgiveness to Mr. Stuart in 1997. That option is exercisable for a period of two years commencing February 9, 1998.

     We lease seven condominium units in Atlantic City, New Jersey from Mr. Stuart for use by our impersonators in our Legends show at Bally's Park Place in Atlantic City, New Jersey. The current lease term expires on June 30, 2000. The total lease payment to Mr. Stuart from On Stage is currently $7,833 per month, which amount we believe approximates the fair market value for the use of these properties. In addition, commencing as of January 1, 1997, we began to pay the association dues, insurance, taxes, maintenance and utilities on the seven condominiums directly, instead of through Mr. Stuart. We paid aggregate rent to Mr. Stuart for these leases of $150,686 and $149,686 for each of the years ended December 31, 1997 and 1998, respectively.

     Note Receivable from Chief Financial Officer

     On April 13, 1998, we loaned $63,213 to Kiran Sidhu, our former senior vice president and chief financial officer, to assist Mr. Sidhu with satisfying personal income taxes incurred as a result of the issuance of 40,532 shares of common stock in accordance with the terms of Mr. Sidhu's employment agreement. The note, which recently matured on April 12, 1999, was secured by Mr. Sidhu's 40,532 shares of common stock. Mr. Sidhu subsequently requested that we extend the maturity date of the note through to December 31, 1999, due primarily to the fact that he does not have sufficient funds to repay the Sidhu Note, coupled with the fact that the common stock which secures the repayment of the note is not enough to satisfy the outstanding debt, since the common stock has declined in value from $5.00 per share when issued, to approximately $1.00 per share as of the maturity date. On April 13, 1999, we agreed to extend the maturity date on the note to December 31, 1999.

     On April 16, 1999, Mr. Sidhu sold Mr. Stuart the 40,532 shares of common stock. In exchange, Mr. Stuart agreed to assume $60,798 of Mr. Sidhu's note, with recourse only to the 40,532 shares of common stock purchased from Mr. Sidhu. Mr. Sidhu executed a new promissory note in the principal amount of $7,472, which was subsequently forgiven as part of Mr. Sidhu's employment restructuring.

     Chief Financial Officer Employment Restructuring

     On April 16, 1999, Mr. Sidhu agreed to restructure his employment agreement in an attempt to assist with the facilitation of our restructuring plan. Under the terms of his employment restructuring, Mr. Sidhu agreed to forego any rights he had to his employment, option, and confidentiality agreements, in return for the following:

o a new employment agreement which he will be an "at-will" consultant at a flat rate of $50.00 per hour;

o a new option agreement which affords him the right to purchase 140,000 shares of common stock at a strike price of $1.50 per share;

o a reimbursement of $25,000 for unpaid insurance,  car allowances and expenses;

o $17,887 for all accrued,  but unused  vacation  pay;

o all earned, but unpaid salary under his old  employment  agreement;  and

o forgiveness of a promissory note in the amount of $7,472.

Additionally, we agreed to pay Mr. Sidhu $25,000 within ninety (90) days of this
restructuring,   in   consideration   for  Mr.   Sidhu's   execution  of  a  new
confidentiality and non-competition agreement.

     Board Resignations

     On July 9, 1999, David Hope resigned from his positions with us as our president, chief operating officer and a director to pursue other interests. However, Mr. Hope has agreed to provide consulting services on a part-time basis to assist with the consummation of our restructuring and strategic growth strategies.

     On July 14, 1999, James Nederlander resigned his post as a member of our board of directors. The reason given for his resignation was that Mr. Nederlander's other business interests were increasingly consuming the majority of his time, which left him unable to attend to his Director responsibilities for us.

     First Security Bank Default.

     As of March 31, 1999, we had failed to pay off any part of the line of credit with First Security Bank of Nevada and are currently in default under its terms. On April 29, 1999, we received a notice of default under this line of credit from First Security Bank. Our default on this line of credit triggered an automatic default on our lease lines with First Security Leasing due to a cross-default provision contained in the line of credit.

     On July 12, 1999, First Security Bank filed a complaint against On Stage, its' subsidiaries and John W. Stuart in the District Court of Nevada in Clark County, Nevada. The complaint alleges that we breached our contract with First Security Bank by failing to repay our outstanding indebtedness to First Security Bank and First Security Leasing. The complaint prays for repayment of the matured loan and lease lines in the aggregate amount of approximately $1,955,998, together with interest, attorneys' fees and costs associated therewith. Additionally, the complaint seeks to enforce the personal guaranty of Mr. Stuart to repay $1,000,000 of this outstanding balance and prays for writs of garnishment and attachments of our personal property. We have filed an answer to this complaint and subsequently entered into a "stand-still" agreement with First Security Bank. Under this "stand-still" agreement, First Security Bank agreed not to take any further legal action on the complaint until September 30, 1999 in exchange for: (i) additional security in our real and personal property;
(ii) $200,000 payment on the outstanding indebtedness upon execution of this agreement; (iii) an additional $50,000 payment on September 1, 1999; and (iv) a firm re-payment plan we can reasonably make commencing October 1, 1999. While we are currently working with our acting Chief Operating Officer and Chief Financial Officer, along with restructuring consultants, to devise a cash management plan to satisfy First Security Bank, there can be no assurance that we will be successful in doing so.

     Imperial Credit Commercial Mortgage Investment Corporation Default.

     We made our January, February and March 1999 payments to Imperial Credit after the due date for those payments. As a result of those delinquencies, we have incurred late charges and default interest, which we have not paid. We are in default under the Imperial Credit facility and we are unable to borrow additional funds under the facility. As of August 6, 1999, we had not made payments to Imperial Credit due April 1, 1999, May 1, 1999, June 1, 1999, July 1, 1999, August 1, 1999, September 1, 1999 or October 1, 1999.

     On May 28, 1999, we issued a press release on Form 8-K announcing that we had received notice of default from Imperial Credit. The notice of default was received May 24, 1999. On August 8, 1999, we were served with a Notice of Default and Election to Sell Under Deed of Trust by Imperial Credit, which formally notified us of Imperial Credit's commencement of foreclosure proceedings of our Wild Bill's California theater. Additionally, Imperial Credit has informally notified us that it has also commenced foreclosure proceedings on our King Henry's Feast Theater, Wild Bill's Theater and Shopping Complex, both in the greater Orlando, Florida area, as well as our Legends in Concert Theater in Surfside Beach, South Carolina. While we are currently working with Imperial Credit to identify purchasers for our respective theaters in an attempt to sell these theaters in an orderly manner to maximize proceeds from such sale, there can be no assurance that we will be successful in selling any of these theaters before Imperial Credit completes its' foreclosure process and takes over the respective theaters.

     Nasdaq SmallCap Market Delisting Inquiry.

     On April 20, 1999, On Stage received a letter of inquiry from the Nasdaq Stock Market, Inc. requesting that we submit a detailed letter describing our plan to address the specific items that led to the issuance of "going concern" opinion from our independent auditor, BDO Seidman, LLP. The letter further requested that we discuss why we believe we will be able to sustain compliance with the continued listing standards of the Nasdaq SmallCap Market.

     On June 4, 1999, we responded to the April 30, 1999, letter from the Nasdaq Stock Market, Inc. providing information regarding the auditors "going concern" opinion, our growth strategy and our ability to comply with the Continued Listing Standards of The Nasdaq SmallCap Market.

     On June 8, 1999, we received a response letter from Nasdaq, pursuant to which we were afforded ninety (90) days in which to raise our minimum bid price to $1.00 or more for a minimum of ten (10) consecutive trading days. In the event we are unsuccessful in our attempt to accomplish this requirement, our securities will be delisted at the opening of business on September 9, 1999. On August 23, 1999, we hired Newport Capital Consultants, Inc. to assist us with promoting our stock to achieve the $1.00 minimum bid price, by providing us with broker-dealer and investor relations services.

     On August 18, 1999, we received a letter from Nasdaq informing us that we have failed to meet the net tangible assets/market capitalization/net income minimum listing requirement for continued listing on their exchange. As a result, Nasdaq is reviewing our continued listing on their exchange and they have requested that we submit a specific plan for achieving compliance with all of their minimum listing requirements by September 1, 1999.

     On September 1, 1999, we responded to Nasdaq's August 18, 1999 request for a specific plan to regain compliance by informing them that we would be requesting an oral hearing to appeal any determination to delist our securities as a result of our failure to meet the minimum bid price and net tangible asset/market capitalization/net income requirements.

     On September 8, 1999, we formally requested an oral hearing to appeal Nasdaq's determination to delist our securities from their exchange as a consequence of our failure to comply with the minimum bid price and net tangible asset/market capitalization/net income requirements.

     On September 10, 1999, Nasdaq informed us that our request for an appeal for their determination to delist our securities from their exchange as a result of our failure to comply with their minimum listings standards was accepted and that the oral hearing is scheduled for October 14, 1999.

     The failure to meet the continued minimum listing standards in the future, and the failure to adequately assure Nasdaq that we will be able to meet the listing criteria in the future, may result in the delisting of our securities from the Nasdaq SmallCap Market. If this occurs, the trading, if any, in our securities would be conducted in the non-Nasdaq over-the-counter market. As a result of such a delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our securities.

     Common Stock Purchase Agreement with Whale Securities Co., L.P.

     On or about January 28, 1999, we entered into a Stock Purchase Agreement with our underwriter, Whale Securities Co., L.P., pursuant to which we agreed to sell 150,000 shares of our common stock to certain of Whale's customers for an aggregate purchase price of $100,000.

     Hiring of New Chief Operating Officer and Chief Financial Officer.

     We recently hired David Connelly to work as our acting Chief Operating Officer and acting Chief Financial Officer. He is set to commence his employment on September 1, 1999.

                                    BUSINESS

General

     We produce and market live theatrical productions and operate live theaters and dinner theaters worldwide. We market our productions directly to audiences at theaters in resort and urban tourist locations. During 1998, we performed shows in the following live theaters and dinner theaters worldwide.

---------------------- ------------------------ ---------------- --------------
                                                                     Owned/
 Tourist Market           Production             Location            Leased/
                                                                    Contracted
--------------------- ------------------------  --------------- ---------------
Atlatic City,
 New Jersey           Legends in Concert        Bally's Park       Contracted
                                                Place

                      Various                   Trump Taj Mahal    Contracted

                      Various                   Atlantic City
                                                Hilton             Contracted
--------------------- ------------------------- ----------------  --------------
Branson, Missouri     Legends in Concert        Legends Family
                                                Theater            Leased
--------------------- ------------------------  ----------------  --------------
Berlin, Germany       Legends in Concert        Estrel Residence
                                                & Congress Center  Contracted
--------------------- ------------------------ -----------------  --------------
Buena Park (Anaheim), Wild Bill's Dinner        Wild Bill's
California            Extravanganza             Dinner Theater     Leased
--------------------- ------------------------ -----------------  --------------
Las Vegas, Nevada     Legends in Concert        Imperial Palace    Contracted
--------------------- ------------------------ -----------------  --------------
Laughlin, Nevada      Spice 'N Ice              River Palms
                                                Casino             Contracted
--------------------- ------------------------ -----------------  --------------
Myrtle Beach,
 South Carolina       Legends in Concert        Legends Theater    Owned

                      Eddie Miles Show          Eddie Miles        Leased
                                                Theater
--------------------- ------------------------ -----------------  --------------
Orlando, Florida      King Henry's Feast        King Henry's
                                                Dinner Theater     Owned

                      Wild Bill's Dinner        Wild Bill's
                      Extravaganza              Dinner Theater     Owned
                                                Fort Liberty
                                                Retail Complex

                      Blazing Pianos            Blazing Pianos     Leased
                                                Bar
--------------------- ------------------------ ------------------- -------------
Toronto, Orlando      Legends in Concert        Legends Theater
                                                at Sheraton        Leased
                                                Centre Hotel
--------------------- ------------------------ ------------------- -------------
Valley Forge,
  Pennsylvania        Various                   Lily Langtry
                                                Dinner Theater     Contracted
--------------------- ------------------------ ------------------ --------------

     We also market our productions to commercial clients, which include casinos, corporations, fairs and expositions, theme and amusement parks, and cruise lines. We have performed in locations such as the Illinois State Fair, MGM Grand Theme Park and Dollywood Theme Park; in locations as far away as Australia, Russia, China, Africa, Japan and the Philippines; and for major corporate clients such as McDonald's, Hewlett Packard, IBM, Pitney Bowes, Levi Strauss and Texaco.

     For the years ended December 31, 1998 and 1997, approximately 40% and 25%, respectively, of our net revenue was generated from theaters and dinner theaters that we operate in resort and urban tourist markets; approximately 41% and 61%, respectively, of our net revenue was generated from live productions performed in gaming markets, predominantly Las Vegas and Atlantic City; and approximately 16% and 9%, respectively, of our net revenue was generated from sales to commercial clients other than casinos. The remaining 3% and 5%, respectively, of our net revenue was generated from merchandise and souvenir photography sales.

     These percentages reflect the early results of our strategic objective to become the leading owner and operator of affordable live theatrical productions, dinner theaters and other location-based entertainment in North America. Our primary strategy is to build location-based entertainment clusters consisting of live theatrical productions and other forms of middle market entertainment including, for example, musical reviews and magic shows, in major tourist markets. Our plan is to achieve this strategy by:

o establishing a significant market presence through the acquisition of multiple entertainment venues with strong, predictable cash flows;

o pooling our contacts with ticket wholesalers, tour operators and individual ticket sellers; and

o rolling out a variety of successful entertainment concepts in the localities in which we established our presence.

     Management believes this "clustering" strategy will reduce our financial exposure and will enhance our revenue by:

o increasing our visibility and market acceptance in a greater number of entertainment venues;

o enabling us to realize cost savings through the consolidation of sales and marketing and the elimination of duplicative administrative overhead; and

o enabling us to market productions traditionally performed in a particular venue in a greater number of venues or an array of markets.

     We believe that strong fundamentals for the consolidation of multiple entertainment venues and the establishment of location-based entertainment clusters exist, including:

o a large number of North American resort and urban tourist-driven locations;

o fragmented ownership of location-based entertainment businesses;

o ownership by individuals who lack the ability to capitalize on economies of scale in sales and marketing, operations, systems and capital formation;

o ownership by individuals who lack a clear exit strategy;

o acquisitions characterized by predictable cash flows and the ability to leverage real and personal property;

o numerous cost  reduction  and revenue enhancement opportunities;

o limited competition for acquisitions; and

o low acquisition multiples (typically 4.0 - 5.0x EBITDA).

Given our current financial condition (as discussed in the heading "Risk Factors") our ability to pursue our strategic objectives will be severally limited.

     On Stage was incorporated on October 30, 1985 under the laws of the state of Nevada as Legends in Concert, Inc. Subsequently, on August 7, 1996, we changed our name to On Stage Entertainment, Inc. Our principal executive offices are located at 4625 West Nevso Drive, Las Vegas, Nevada 89103, and our telephone number is (702) 253-1333.

Developments During 1998

     Gedco USA, Inc. Acquisition - March 1998

     On March 13,  1998,  we  purchased  assets  of Gedco  USA  Inc.,  a Florida corporation, for $14 million. We utilized $11.5 million of our mortgage financing facility with Imperial Commercial Credit Mortgage Investment Corporation, and 595,238 shares of our common stock valued at $4.20 per share, or $2.5 million worth of our common stock, to fund this transaction. Included in the purchase were substantially all of the income producing assets and associated real property of Orlando Entertains and LA Entertains, consisting of King Henry's Feast and Blazing Pianos located in Orlando, Florida, and the Fort Liberty retail shopping complex, which includes the Wild Bill's Dinner Theater, located in Kissimmee, Florida, and Wild Bill's Dinner Theater located in Buena Park, California. For the year ended December 31, 1997, audited revenues of the assets purchased were $13.9 million and earnings before interest, taxes, depreciation and amortization were $2.7 million.

     Kodak Relationship-June 1998

     On June 3, 1998, On Stage and Kodak Themed Entertainment, a division of the Eastman Kodak Company that is interested in developing a branded imaging presence in key entertainment environments, executed a letter of intent. This letter of intent contemplates the joint development of retail outlets known as Kodak On Stage Fantasy Stores. The Fantasy Stores will incorporate Kodak's digital photographic technology with live impersonators from Legends in Concert to create a unique and entertaining retail experience, blending the strengths of Kodak's brand and products with the "star power" provided by our impersonators. The retail store will include Legends merchandise, licensed themed clothing, souvenirs of legendary superstars, Kodak traditional photographic products and Kodak proprietary digital photographic products featuring licensed character images from The Walt Disney Company, Warner Bros. Studios and Universal Studios. We are currently evaluating initial launch sites in New York, Las Vegas and Los Angeles.

     Kodak and On Stage have also agreed to share revenue generated by the operation of digital photography systems to be provided by Kodak in some of our theaters under a digital imaging systems agreement we executed on June 3, 1998. The new systems are currently in place in our entertainment venues in Myrtle Beach, South Carolina, Branson, Missouri and Buena Park, California.

     Calvin Gilmore Productions, Inc. Acquisition-June 1998

     On June 30, 1998, we purchased certain assets of Calvin Gilmore Productions, Inc., a subsidiary of Fox Family Worldwide, Inc., Myrtle Beach's oldest and largest live theater operator, for approximately $2.0 million, consisting of $1.0 million in cash and 206,612 shares of common stock at a price of $4.35 per share. We used $1.1 million of our mortgage financing facility with Imperial Credit to fund the cash portion of the purchase price. The assets acquired in the transaction include fee simple title to the Legends Theater and a leasehold interest in the Eddie Miles Theater.

     Upon consummation of the transaction, Fox Family also agreed to order television programming and production services from us, and to give us a 30-day right of negotiation to acquire specified live theatrical/stage rights in projects developed and owned by Fox Family over the next five years. Also, Fox Family increased its stock ownership to a 5% equity stake in our company, and Mel Woods, President and Chief Operating Officer of Fox Family, was elected to our board of directors.

     Substantial Indebtedness Incurred

     During 1998, we received mortgage financing from Imperial Credit and extended our existing credit facilities with First Security Bank of Nevada and First Security Leasing Company in order to fund our existing operations and finance our growth strategy with future acquisitions. We have been unable to service our substantial indebtedness and are, consequently, in default under these facilities. See "Existing Defaults under Credit Facilities" below.

     Industry Background

     We have focused our clustering efforts in North American resort and tourist markets. In 1996, international and domestic travelers spent over $473.0 billion on travel and tourism within the U.S. The table below outlines the spending of domestic and international travelers within the U.S. for the past 10 years.

[Bar Graph Representing the Spending of Domestic and International Travelers for Past 10 years omitted]

     According to the Travel Industry Association's National Travel Survey, of the 715 million trips taken in 1997, over 61% were pleasure trips. In 1997, the most popular 10 states among U.S. travelers were California, Florida, New York, Texas, Illinois, Nevada, Hawaii, New Jersey, Pennsylvania and Georgia. In 1998, we ran productions in seven of these 10 states and has identified potential acquisitions in the other three. Below is a chart illustrating the top ten states by traveler expenditures.

[Bar Graph Representing the top ten states by travelers omitted]

     According to the Travel Industry Association of Americans, theme park and entertainment attractions are one of the top six types of family vacation destinations. While the most popular destinations include the top gaming sites, Las Vegas, Nevada and Atlantic City, New Jersey, and the top theme park sites, Orlando, Florida and Los Angeles, California, several emerging resort locations such as Myrtle Beach, South Carolina and Branson, Missouri were also included.

     Set forth below, is general information on the key markets in which we operated in 1998.

     Anaheim /Buena Park, California

     Anaheim/Buena Park, California, home of Disneyland, hosted 37.5 million visitors in 1997, according to the Anaheim/Orange County Visitors & Convention Bureau. Visitors spent approximately $5.6 billion, of which $1.3 billion was spent on entertainment. In Buena Park alone, over $81 million was spent on entertainment in 1997. The Anaheim Convention Center, in conjunction with Disneyland, has announced a plan to spend over $2 billion over the next five years to revitalize the convention center and surrounding areas, and expand Disneyland. Expansion plans for Disneyland include the construction of:

o a 750-room Craftsman-style hotel;

o a second theme park to be named "Disney's Californian Adventure;" and

o a 200,000 square foot entertainment, dining and retail complex joining the two theme parks.

We believe this new investment will increase tourism to this market with potentially positive results for other entertainment suppliers. In March 1998, we acquired Wild Bill's Dinner Extravaganza which performs at the Wild Bill's Dinner Theater in Buena Park, California. Buena Park is in close proximity to Anaheim, California.

     Atlantic City, New Jersey

     In 1997, Atlantic City received approximately 37 million visitors according to the Atlantic City Convention and Visitors Bureau. we currently produce Legends at Bally's Park Place in Atlantic City, and various productions at the Trump Taj Mahal, and we have produced numerous other shows in this market including the Atlantic City Swing at the Atlantic City Hilton, Magic!, Magic!, Magic! at the Showboat Hotel and Casino, Cabaret on Ice at Trump's Castle, and Bon Voyage and The Atlantic City Experience at Bally's Park Place. Furthermore, we are aware of at least two new casino hotel projects under development in Atlantic City and we believe that these will also contain showrooms for live entertainment.

     Branson, Missouri

     Branson is less than a one-day drive for half of the U.S. population and is a popular vacation destination. The Branson Chamber of Commerce reported that in 1997, Branson attracted six million visitors. Branson is home to 40 entertainment venues with over 70 live productions. The live entertainment industry in Branson is atypical of other theater districts, with shows beginning mid-morning and continuing throughout the day and into the evening. We have presented Legends in Branson since 1995 for limited runs, with successful results to date. Legends is currently being performed in Branson at the Legends Family Theater.

     Myrtle Beach, South Carolina

     Myrtle Beach, which has 99 golf courses and 11 live theatrical venues, was, according to BYWAYS magazine, ranked the second most highly preferred motor coach destination in the United States in 1997. The Myrtle Beach Chamber of Commerce reported that 13.4 million people visited Myrtle Beach in 1997 and spent approximately $2.6 billion. Visitors, according to the Myrtle Beach Chamber of Commerce, have an average stay of 5.7 days. Our resident Legends production at the Legends Theater at Surfside Beach (located just South of Myrtle Beach in beautiful Surfside Beach) opened in March 1995, and is known as one of the top shows in town.

     Las Vegas, Nevada

     In 1997, Las Vegas had over 30 million visitors, according to Las Vegas Convention and Visitors Authority, an increase of almost 30% since 1993, and spent $25 billion. Las Vegas has 80 hotels and casinos and 35 different live productions. Visitors to Las Vegas, according to Las Vegas Convention and Visitors Authority, spent an average of $33.24 a day on shows during an average
4.5 day stay per visitor. According to the Las Vegas Visitor Profile Study, of these 30 million visitors, 48% attended shows during their stay, up significantly from 40% in 1994.

     Of those people that attended shows, almost 78% attended a regularly scheduled production show. Our Legends production has been playing at the Imperial Palace in Las Vegas since 1983 and we have produced numerous limited engagements and other shows in Las Vegas.

     Laughlin, Nevada

     Laughlin, Nevada is another emerging tourist market in close proximity to Las Vegas. According to the Laughlin Visitor's Bureau, five million people visited Laughlin in 1997 and spent an average of $187 per day. In 1997, visitors to Laughlin spent almost $20 per day on shows and stayed an average of 3.5 days. In 1998, we began performances of Spice 'n Ice, an ice skating extravaganza at the River Palms Hotel & Casino.

     Orlando, Florida

     Orlando is one the most popular destination cities in the United States and was voted as the number one theme park destination in 1996 by the National Tourism Association. According to Orlando's Visitors Bureau, approximately 36.5 million tourists visited Orlando in 1997 and spent $15.9 billion. In 1997, the Orlando Visitor's Bureau reported that visitors spent $3.3 billion on entertainment and stayed for an average of 3.7 days. Orlando's hotel industry is meeting the demands of visitors, with over 85,000 hotel rooms available in 1996, an 8% growth over the prior four years. In March 1998, we acquired King Henry's Feast, Wild Bill's Dinner Extravaganza and Blazing Pianos, all located within the greater Orlando area.

     Toronto, Ontario

     Toronto is the tenth largest metropolitan area in North America and the third largest English-speaking theater market in the world after London and New York according to Tourism Toronto, the official tourism sales and marketing agency for the Toronto region. Approximately 20.2 million tourists visited Toronto in 1997 and spent approximately $3.3 billion. Of the $3.3 billion spent, $193 million was spent on entertainment. Tourism Toronto estimates average spending per person to be approximately $93 per day. Toronto is home to 83 live productions in 39 live entertainment venues including our Legends production featured at the Sheraton Centre Hotel which ran from May of 1998 through April of 1999.

     Other Potential Urban and Resort Markets

     We believe that there are numerous other emerging urban and resort tourist markets, both in the United States and Canada, where the demand exists for quality, affordable live entertainment. We believe that the following urban and resort tourist locations may be suitable for the acquisition, production and marketing of location-based entertainment:

               Chicago                              Niagara Falls
           Corpus Christi                             Orlando
                Miami                                 Phoenix
              Montreal                              Pigeon Forge
            New Orleans                              San Diego
           New York City                           San Francisco
        South Padre Island                            Vancouver

     Other Commercial Clients

     We have also produced limited-run Legends shows in the last five years for other types of commercial clients, including:

o theme  parks--Six  Flags-MGM Grand Theme Park,  Lotte World in Korea;
o cruiseships--Royal  Caribbean  Cruise  Lines,  Singapore  Cruise  Lines;  and
o major fairs--Dade County Youth Fair, Illinois State Fair.

In addition, in 1997 and 1998, we produced approximately 185 and 172 events, respectively, for corporate clients, such as McDonald's, Bell South, Home Depot, IBM, Norwest Bank, and Anheuser Busch.

Show Offerings

     Since our inception, we have developed, produced or acquired many different productions. These productions include Legends, other tribute shows, a variety of musical reviews, magic shows, ice skating productions and specialty shows. The principal productions we currently produce are as follows:

     Legends in Concert

    Our flagship Legends in Concert production is a live theatrical tribute show featuring impersonators who recreate past and present music and motion picture superstars. Legends is the longest running independently produced production in Las Vegas and Atlantic City. Based on our access to approximately 75 different Legends tribute acts, we can tailor each tribute show to suit the unique demographics of any audience and the size of any venue, and we have been able to attract significant repeat business by varying regularly the composition of the acts in our shows. In 1998, full-time resident Legends productions were performed in Atlantic City, New Jersey; Berlin, Germany; Branson, Missouri; Las Vegas, Nevada; Myrtle Beach, South Carolina; and Toronto, Canada.

     Wild Bill's Dinner Extravaganza

     As a result of the Gedco asset acquisition, we acquired Wild Bill's Dinner Extravaganza, a two hour dinner show that features the best of the Wild West. The show includes Indian tribal dances, gun fighting, and showgirls. The show runs every day throughout the year at the Wild Bill's Dinner Theater at our Fort Liberty Complex in Kissimmee, Florida and the Wild Bill's Dinner Theater in Buena Park, California.

     King Henry's Feast

     As a result of the Gedco asset acquisition, we acquired King Henry's Feast, a two hour dinner show that takes the patrons back to the time of King Henry
VIII. The show includes a sword swallower, a jester, a trapeze act and a sword fight. The show runs every day throughout the year at our King Henry's Feast Castle located in Orlando, Florida.

     Blazing Pianos

     As a result of the Gedco asset acquisition, we also acquired Blazing Pianos, an interactive piano bar featuring three talented comedic piano players and vocalists, who simultaneously play song requests from patrons on separate pianos. The shows runs nightly throughout the year at the Blazing Pianos Bar in Orlando, Florida.

     Spice 'N Ice

     Spice 'N Ice combines performances by world class skaters with adagio and comedic skits by skating clowns, dancers and ensemble skating. Currently, Spice 'N Ice runs at the River Palms Casino in Laughlin, Nevada.

Production Economics

     Most financial structures for theatrical productions in theaters in resort and urban markets and in larger casinos are based on the "four-wall" method of expense and revenue allocation between the producer and the client, while those produced for clients, such as smaller casinos, corporations, fairs, cruise lines and theme parks, are typically "contracted productions" are generally produced for a fixed or "guaranteed" fee.

     The four "walls" of any live theatrical production can be illustrated as follows:

[Graphic presenting the "four walls" of live theaterical production described in following paragraph]

     We generally operate our resident productions in resort and urban tourist markets and in Las Vegas casinos under either a "four-wall" arrangement or a "two-wall" arrangement. Under the "four-wall" arrangement, we assume the responsibility for the cost of the theater, whether leased or purchased, and all other expenses associated with the presentation of the production, including:

o        the artistic aspects of the production of a show;
o        the technical requirements associated with producing a show;
o        the promotion of a show; and
o        ticket sales, concession sales and maintenance.

In return for assuming full responsibility for the cost of presenting the production under a "four wall" arrangement, we are entitled to 100% of the revenues, profits and/or losses generated by a show under that arrangement.

     Under the "two-wall" arrangement, the client owns or manages the theater. On Stage and the client are responsible for two of the costing responsibilities, or "walls," described above. On Stage and the client share revenue generated by a show under this arrangement; each retains an agreed percentage of the show's revenues.

     Shows produced under either of these two arrangements are referred to as "at-risk" shows, because our revenues are dependent upon customer attendance levels. Our resident Legends shows at Myrtle Beach, South Carolina and Toronto, Canada are examples of "four-wall" arrangements, and our Legends show at the Imperial Palace in Las Vegas, Nevada is an example of a "two-wall" arrangement. Although most contracts of this type are by their nature short-term, clients typically renew their contracts or host a variety of our productions on a regular basis.

     We also operate "low-risk" productions where the client is responsible for all non-production related expenses and retains all revenue generated from ticket sales. In these arrangements, we are responsible for all production related expenses--performers, orchestra, dancers and company manager--and we typically receive a guaranteed weekly fee, regardless of attendance levels. This is a typical structure for shows sold to commercial clients, such as corporations, fairs and theme parks, and to casinos outside the Las Vegas, Nevada market. Our Legends show at Bally's Park Place in Atlantic City, New
Jersey is an example of a "low-risk" arrangement. Although many of these contracts are short term, clients typically renew their contracts on a regular basis.

Corporate Structure

     On Stage Casino Entertainment, Inc.

     We have been a leading provider of live entertainment to casinos for over 15 years.

     In 1998, On Stage Casino Entertainment had long running productions in the following locations:

------------------- ----------------------- ----------------------------------
     Venue                    City                   Type of Structure
------------------- ----------------------- ----------------------------------
Imperial Palace          Las Vegas                      "Two-Wall"
Bally's Park Place       Atlantic City                Guaranteed Fee
River Palms Casino       Laughlin                     Guaranteed Fee
Trump's Taj Mahal        Atlantic City                Guaranteed Fee
Atlantic City Hilton     Atlantic City                Guaranteed Fee
------------------- ----------------------- ----------------------------------

     On Stage Theaters, Inc.

     Upon  completion  of the  Gedco  asset  acquisition,  we  formed  On  Stage
Theaters, Inc., a wholly-owned subsidiary created to manage our theaters from our offices in Orlando, Florida. During 1998, we operated seven live theater productions, managed the sublease of the Eddie Miles Theater and produced one show under contract in the following locations:

-----------------     --------------   -----------   ------------- ------------
Venue                    City          # of Seats      Own/lease/     Date of
                                                       contracted    expiration
-----------------     --------------   -----------   ------------- ------------
Contracted
 Productions:

Lily Langtry
 Dinner Theater        Valley Forge, PA     500        Contracted        1/00

"Four -  Wall"
   Productions:

Blazing Pianos Bar     Orlando, FL          400        Lease             10/00
Eddie Miles Theater    N.Myrtle Beach, SC   946        Lease             12/04
King Henry's Dinner
 Theater               Orlando, FL          620        Own               N/A
Legends Theater        Myrtle Beach, SC     800        Own               N/A
Legends at Sheraton
 Centre Hotel          Toronto, ON          647        Lease             2/03
Wild Bill's Dinner
 Theater               Buena Park, CA       820        Lease             6/10
Wild Bill's Dinner
 Theater               Kissimmee, FL        628        Own               N/A
Legends Family
 Theater               Branson, MO          984        Lease             12/98
-----------------    ---------------   -----------   ------------  -------------

     On Stage Events, Inc.

     On Stage Events creates numerous types of special entertainment events for corporate clients such as casinos, fairs, theme parks, cruise lines and corporations. These events utilize our inventory of props, decorations, sound, lighting and costumes. In addition to creative custom-designed events, this business segment has in-stock, unique interactive shows, as well as stage shows, which have played for long runs at theaters and casinos and are now available for private events. On Stage Events has typically produced either interactive dinner shows or theme parties, such as Las Vegas Spectacular, a theme party in which a casino is created and participants are allowed to gamble as if they were in a Las Vegas casino. In 1998, the division had sales offices in Atlantic City, New Jersey, Atlanta, Georgia, Palm Springs, California and Las Vegas, Nevada. Examples of our corporate clients are:

  Illinois State Fair       Dollywood Theme Park        Hyatt Hotels Worldwide
  MGM Grand Theme Park          McDonald's              Six Flags Over Georgia
    Hewlett Packard               IBM                  National Football League
     Levi Strauss               Texaco                            Xerox

     On Stage Merchandise, Inc.

     On Stage Merchandise sells merchandise at all of its venues in tourist locations and, if permitted, in client venues. Merchandise includes logo clothing, key chains, magnets, pins, canvas tote bags and coffee mugs, plus specialty licensed merchandise featuring our more popular Legends acts such as Elvis, the Blues Brothers and Marilyn Monroe. In addition, this wholly-owned subsidiary sells autographed photographs of impersonators or other headline acts posing with audience members, for which it pays nominal royalties to featured performers. We believe that our relationship with Kodak Themed Entertainment will further augment revenues from merchandising. See "Developments During 1998."

     On Stage Productions, Inc.

     On Stage Productions is located in Las Vegas, Nevada. This division is capable of simultaneously producing multiple shows of varying complexity. Among its responsibilities are choreography, costume, talent, lighting and sound. We intend to produce multiple shows in each locality in which we have established ourselves through this single, centralized production facility.

CORPORATE OPERATIONS

     Sales and Marketing

     Since many people plan to attend a specific live performance prior to leaving for vacation, it is imperative that we market to potential customers before they arrive at their destination. The development and maintenance of amicable, professional relationships with individual sales representatives and individuals working in group sales offices is, therefore, essential to our clustering strategy. At some point in the future, we may invest in or acquire receptive operators.

     We generally target mass market audiences with average prices for our productions ranging from $20.00 to $40.00 per adult ticket. Show pricing is determined by competition in the local marketplace and is typically neither the lowest nor the highest in a particular market. Once ticket pricing has been determined, the composition of the show--number of headline acts, singers, dancers, orchestra, technicians, etc.--and facility and equipment requirements are adjusted so that each show will generate profits based upon projected attendance. We distribute, from time to time, show coupons offering discounts of up to 20% on individual ticket purchases, and offer volume discounts of up to 60% to ticket and tour wholesalers buying large blocks of tickets.

     Advertising and Promotion

     We provide advertising and publicity support and seeks major ongoing media coverage for all of our shows through our network of media contacts. Exposure on television and radio, and in national periodicals, major metropolitan newspapers, and local tourist entertainment guides has served to promote our shows both regionally and nationally. Over the last three years, publicity included appearances at the 1996 Miss Universe Pageant, Jay Leno's Tonight Show from Las Vegas, Nevada, VH1's Route 96, CNN's Burden of Proof and on Wheel-of-Fortune. In February 1999, our Legends Show in Branson, Missouri was featured on a winter season special on The Nashville Network.

     Advertising designed to target the individual tourist includes newspaper and magazine print ads, television and radio commercials, airport videos and signage, billboard and outdoor advertising, transit advertising, and brochures placed in areas with a high concentration of tourists (such as visitor and tourist welcome centers). In some resort markets, such as Myrtle Beach, South Carolina and Branson, Missouri, advertising commences up to one year in advance of a show's opening, and includes direct mail campaigns, attendance at consumer and travel trade shows, and placement of print ads in travel and trade publications. Within casinos and hotels, table tent cards, coupons, flyers and brochures are placed in each guest-room, restaurant and lounge, whenever possible, and promotional show videos are broadcast on in-house television systems. As we begin to control other pieces of the distribution chain, and forms entertainment clusters, traditional advertising and promotion costs can be decreased due to economies of scale.

Competition

     The leisure and entertainment market, which includes the market for live theatrical productions, is highly competitive. Many of our markets contain a large number of competing live theatrical productions. In resort and urban tourist locations, we compete for ticket sales with other live productions and headline stars, many of whom have better name recognition and greater financial and other resources.

     The  live  theatrical  entertainment  industry  is  highly  fragmented  and contains many small, independent production companies and several major production companies. We compete with these production companies for the most desirable commercial and tourist venues, and for talent and production personnel. Major production companies in our markets include Feld Entertainment Productions, Blair Farrington Productions and Dick Foster Productions in Las Vegas, and Greg Thompson Productions in Seattle. In addition to competition from major production companies, which produce other forms of live theatrical shows, we also compete directly against a large number of smaller independent producers who sometimes produce tribute or impersonator shows. However, we believe that only one of these competitors, Spring Time Productions, produces such shows on a continuous basis in more than one location, and therefore presently offers any material competition. Spring Time Productions currently produces its American superstars impersonator show at the Stratosphere Hotel and Casino in Las Vegas, Nevada and at the Grand Casino in Gulfport, Mississippi.

     In Orlando, Florida and Buena Park, California, where we operate dinner theaters, other major competing dinner theater shows include Medieval Times, Arabian Nights, and Wizards. The dinner theater market is highly competitive and we compete with other forms of live entertainment in addition to the dinner theaters, primarily theme parks.

Talent

     We have featured approximately 175 impersonators and numerous variety acts (magicians, aerial acts, jugglers, clowns, sword fighters, jesters and comedians), singers, dancers, musicians and musical directors in our productions, and we regularly receive promotional materials from individuals who are eager for work. An average of 30 inquiries are received per month, and for every working performer, we have access to approximately three potential performers. We periodically hold auditions for new impersonators, singers, and dancers in Las Vegas, Nevada, Atlantic City, New Jersey, Myrtle Beach, South Carolina and Los Angeles, California, and we often view acts in outside show environments and clubs.

     All performers receive creative and professional support from our various in-house personnel. We employ choreographers to work with new and existing entertainers to develop their skills and improve their confidence on stage. Utilizing our in-house music library, musical arrangements are developed for new and existing performers and digital audio tapes are developed for principal acts. Our in-house wardrobe personnel, together with several well established costume designers, create new performers' wardrobes and update the wardrobes of existing talent. We contract with an independent photographer to provide promotional photographs of the headline acts and employ a writer to prepare professional biographies and press releases.

         We believe we are the premier producer of impersonator shows worldwide and that we have the ability to offer a variety of consistent work to our acts by rotating them among our different shows and events. Our musicians, singers, dancers and production personnel are generally employees of considered employees, while headline acts, including the impersonators utilized in our tribute shows, are treated as independent contractors in accordance with industry practice.

Intellectual Property

     We have filed the following intellectual property marks:

Name:                                     Class(es)                             Status
Country
Legends in Concert                          41                                  Registered                United States
Legends in Concert                          41                                  Registered                Japan
Legends in Concert                          41                                  Registered                Canada
Legends in Concert                          41                                  Registered                Great Britain
Legends in Concert                          41                                  Registered                Mexico
Legends in Concert                          6, 16, 18, 21, 25, 26               Registered                United States
Legends in Concert  w/ design               6, 16, 18, 21, 25, 26               Registered                United States
Legends in Concert                          41                                  Pending                   Europe
Legends in Concert                          41                                  Pending                   Australia
Legends of Country                          41                                  Pending                   United States
Legends Live                                107                                 Registered                United States
Legends of the Rat Pack                     41                                  Published                 United States
Atlantic City Experience                    41                                  Registered                United States
Camouflage Aux  Folles                      41                                  Published                 United States
Wild Bill's Extravaganza                    41                                  Pending                   United States

     We anticipate filing applications for protection of our Legends service mark in France, South America, China and several other foreign countries, as appropriate. We believe we either own or have appropriately licensed all of the intellectual property rights required to perform our shows in the manner in which they are currently produced, including, the right to publicly present and otherwise perform all non-dramatic copyrighted musical compositions pursuant to musical licenses with Broadcast Music, Inc. (BMI) and American Society of Composers, Authors and Publishers (ASCAP).

     We typically require our independent contractors, employees, consultants and advisors to execute appropriate confidentiality and non-competition agreements in connection with their employment, consulting or advisory relationship with us.

Government Regulation

     Providing entertainment to the casino gaming industry may subject On Stage to various licensing regulations. We are regulated and required to obtain a casino industry license from the New Jersey Casino Control Commission pursuant to the New Jersey Casino Control Act. Our current casino service industry license from the New Jersey Casino Control Commission was issued on January 17, 1997 and expires on September 30, 1999. In connection with the license application, the New Jersey Division of Gaming Enforcement conducted an investigation of our company, officers, directors and stockholders to determine our suitability for licensure. We are currently in the process of renewing this license for an additional four (4) years. While we have no reason to believe that this New Jersey Casino Control Gaming License will not renew our license past September 30, 1999, the failure in obtaining such renewal would prevent us from performing our shows for any New Jersey casino in the future. Management believes that we are not required to obtain a license to provide our services to casinos in Nevada or in any other jurisdictions in which we operate, other than New Jersey. The Nevada Gaming Control Board and similar authorities in other jurisdictions, however, have broad authority to order providers of services to casinos to file applications, be investigated, have their suitability determined, obtain licenses and cease providing their services, if they find the service providers to be unfit. Additionally, many of the casinos mandate that a production company be properly licensed in accordance with the local gaming laws before it will contract for their services.

     In addition, we lease or own certain of the theaters for our new brand-name resident productions, thereby absorbing all costs and risks associated with producing the show in order to retain 100% of the show's profits. Producing shows under this "four-wall" arrangement may require us to obtain and maintain certain local licenses and permits as we were required to obtain for the opening of our Myrtle Beach show, a "four-wall" production. These licenses and permits could include, amusement licenses, music licenses (i.e., BMI or ASCAP), business licenses, liquor licenses, retail sales tax licenses, food and beverage licenses and a health inspection rating (if dairy products and/or hot food, other than popcorn, is to be sold). Difficulties or failure in obtaining required licenses or regulatory approvals could delay or prevent the opening of a new show or, alter, delay or hinder our expansion plans. In addition, the suspension of, or inability to renew, a license needed to operate any of our currently running productions would adversely affect our operations.

Employees

     As of August 12, 1999 we employed approximately (a) 200 full-time employees, including 71 entertainers, 27 theater operations personnel, 17 production personnel, 16 food & beverage personnel, 21 administrative personnel, 20 marketing personnel, 26 box office/concession personnel and three executive officers; and (b) 376 part-time employees. None of our current employees are covered by a collective bargaining agreement. We believe that our relationship with our employees is good.

Existing Defaults Under Credit Facilities.

     First Security Bank Default.

     As of March 31, 1999, we had failed to pay off any part of the line of credit with First Security Bank of Nevada and are currently in default under its terms. On April 29, 1999, we received a notice of default under this line of credit from First Security Bank. Our default on this line of credit triggered an automatic default on our lease lines with First Security Leasing due to a cross-default provision contained in the line of credit.

     On July 12, 1999, First Security Bank filed a complaint against On Stage, its' subsidiaries and John W. Stuart in the District Court of Nevada in Clark County, Nevada. The complaint alleges that we breached our contract with First Security Bank by failing to repay our outstanding indebtedness to First Security Bank and First Security Leasing. The complaint prays for repayment of the matured loan and lease lines in the aggregate amount of approximately $1,955,998, together with interest, attorneys' fees and costs associated therewith. Additionally, the complaint seeks to enforce the personal guaranty of Mr. Stuart to repay $1,000,000 of this outstanding balance and prays for writs of garnishment and attachments of our personal property. We have filed an answer to this complaint and subsequently entered into a "stand-still" agreement with First Security Bank. Under this "stand-still" agreement, First Security Bank agreed not to take any further legal action on the complaint until September 30, 1999 in exchange for: (i) additional security in our real and personal property;
(ii) $200,000 payment on the outstanding indebtedness upon execution of this agreement; (iii) an additional $50,000 payment on September 1, 1999; and (iv) a firm re-payment plan we can reasonably make commencing October 1, 1999. While we are currently working with our acting Chief Operating Officer and Chief Financial Officer, along with restructuring consultants, to devise a cash management plan to satisfy First Security Bank, there can be no assurance that we will be successful in doing so.

     Imperial Credit Commercial Mortgage Investment Corporation Default.

     We made our January, February and March 1999 payments to Imperial Credit after the due date for those payments. As a result of those delinquencies, we have incurred late charges and default interest, which we have not paid. We are in default under the Imperial Credit facility and we are unable to borrow additional funds under the facility. As of August 6, 1999, we had not made payments to Imperial Credit due April 1, 1999, May 1, 1999, June 1, 1999, July 1, 1999, August 1, 1999, September 1, 1999 or October 1, 1999.

     On May 28, 1999, we issued a press release on Form 8-K announcing that we had received notice of default from Imperial Credit. The notice of default was received May 24, 1999. On August 8, 1999, we were served with a Notice of Default and Election to Sell Under Deed of Trust by Imperial Credit, which formally notified us of Imperial Credit's commencement of foreclosure proceedings of our Wild Bill's California theater. Additionally, Imperial Credit has informally notified us that it has also commenced foreclosure proceedings on our King Henry's Feast Theater, Wild Bill's Theater and Shopping Complex, both in the greater Orlando, Florida area, as well as our Legends in Concert Theater in Surfside Beach, South Carolina. While we are currently working with Imperial Credit to identify purchasers for our respective theaters in an attempt to sell these theaters in an orderly manner to maximize proceeds from such sale, there can be no assurance that we will be successful in selling any of these theaters before Imperial Credit completes its' foreclosure process and takes over the respective theaters.

     In the event that First Security or First Security Leasing, initiates foreclosure action against us or our assets, all or a portion of our property and assets securing the credit facilities extended by those lenders may be sold to satisfy our commitments under the terms of those facilities. While we intend to renegotiate the terms of our credit facilities, to obtain extensions of the terms of those facilities and to seek alternative additional financing, there can be no assurance that our efforts will be successful.

     Nasdaq(R) SmallCap Market Delisting Inquiries.

     On April 20, 1999, On Stage received a letter of inquiry from the Nasdaq Stock Market, Inc. requesting that we submit a detailed letter describing our plan to address the specific items that led to the issuance of "going concern" opinion from our independent auditor, BDO Seidman, LLP. The letter further requested that we discuss why we believe we will be able to sustain compliance with the continued listing standards of the Nasdaq SmallCap Market.

     On June 4, 1999, we responded to the April 30, 1999, letter from the Nasdaq Stock Market, Inc. providing information regarding the auditors "going concern" opinion, our growth strategy and our ability to comply with the Continued Listing Standards of The Nasdaq SmallCap Market.

     On June 8, 1999, we received a response letter from Nasdaq, pursuant to which we were afforded ninety (90) days in which to raise our minimum bid price to $1.00 or more for a minimum of ten (10) consecutive trading days. In the event we are unsuccessful in our attempt to accomplish this requirement, our securities will be delisted at the opening of business on September 9, 1999. On August 23, 1999, we hired Newport Capital Consultants, Inc. to assist us with promoting our stock to achieve the $1.00 minimum bid price, by providing us with broker-dealer and investor relations services.

     On August 18, 1999, we received a letter from Nasdaq informing us that we have failed to meet the net tangible assets/market capitalization/net income minimum listing requirement for continued listing on their exchange. As a result, Nasdaq is reviewing our continued listing on their exchange and they have requested that we submit a specific plan for achieving compliance with all of their minimum listing requirements by September 1, 1999.

     On September 1, 1999, we responded to Nasdaq's August 18, 1999 request for a specific plan to regain compliance by informing them that we would be requesting an oral hearing to appeal any determination to delist our securities as a result of our failure to meet the minimum bid price and net tangible asset/market capitalization/net income requirements.

     On September 8, 1999, we formally requested an oral hearing to appeal Nasdaq's determination to delist our securities from their exchange as a consequence of our failure to comply with the minimum bid price and net tangible asset/market capitalization/net income requirements.

     On September 10, 1999, Nasdaq informed us that our request for an appeal for their determination to delist our securities from their exchange as a result of our failure to comply with their minimum listings standards was accepted and that the oral hearing is scheduled for October 14, 1999.

     The failure to meet the continued minimum listing standards in the future, and the failure to adequately assure Nasdaq that we will be able to meet the listing criteria in the future, may result in the delisting of our securities from the Nasdaq SmallCap Market. If this occurs, the trading, if any, in our securities would be conducted in the non-Nasdaq over-the-counter market. As a result of such a delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our securities.

Properties

     Our corporate headquarters consist of approximately 16,000 square feet of nondescript office and warehouse space located in an industrial strip mall in Las Vegas, Nevada. This lease is currently set to expire on August 31, 2002. The table provided below lists certain information regarding our other facilities that were in use during 1998.

--------------------- ------------ ------------- -----------  ----------------
                        Square      Type of         Lease        Principal
    Location           Footage     Possession     Expiration      Function
--------------------- ------------ ------------- -----------  ----------------
Atlantic City, NJ        2,000        Lease         09/99        Office
Atlantic City,NJ (1)      N/A         Lease         06/00        Residential
Branson, MO             27,500        Lease         12/99        Theater/Office
Buena Park, CA (2)      27,599        Lease         06/10        Theater
Kissimmee, FL (3)       31,350        Own           N/A          Retail
Kissimmee, FL (4)       18,221        Own           N/A          Theater
Las Vegas, NV (5)       16,000        Lease         08/99        Corporate
                                                                 Office
Las Vegas, NV (5)        4,668        Lease         08/99        Warehouse
N. Myrtle Beach, SC (6) 15,000        Lease         12/04        Theater/Office
Myrtle Beach, SC (7)    16,171        Own           N/A          Theater/Office
Orlando, FL              3,640        Lease         06/02        Warehouse
Orlando, FL (8)         10,000        Lease         10/00        Office/Bar
Orlando, FL (9)         15,500        Own           N/A          Theater
Toronto, ON              9,410        Lease         02/03        Theater
Toronto, ON                627        Lease         Month-to-
                                                     Month       Office
--------------------- -------------- ------------ ---------- -----------------

(1) Consists of seven condominium units for use by our performers when they are performing in our Legends show at Bally's Park Place in Atlantic City, New Jersey. We lease these units from John W. Stuart, our chief executive officer, and his wife.

(2) On Stage's wholly-owned subsidiary, On Stage Theaters, Inc., subleases this property from Wild Bill's California, Inc., a wholly-owned subsidiary of On Stage Theaters. Wild Bill's California, Inc. leases the property from an unrelated third party.

(3) This property is owned by Fort Liberty, Inc., a wholly-owned subsidiary of On Stage Theaters. On Stage Theaters leases this property from Fort Liberty, Inc. Fort Liberty, Inc.'s ownership is subject to a lien in favor of Imperial Credit securing a loan in the principal amount of $2.7 million. The terms of this loan provide for monthly interest payments of $21,938, plus monthly principal amortization of $7,500, commencing April 13, 1999. The loan matures March 16, 2008, at which time the projected loan balance, assuming no prepayments, of $2,676,199 million will be due and payable. We have no present plans for the further development or improvement of the property, beyond ordinary maintenance. The annual real property taxes on the property are approximately $33,400. Depreciation with respect to the building at the property is taken at a rate of $22,630 per year under the straight-line method over a 30-year estimated life. The occupancy of this mixed-use retail space is approximately 83% and a restaurant tenant occupies approximately 17% of the total square footage of the property on a lease and providing for monthly triple net rent of approximately $7,300. The following is a schedule of the lease expirations at the property for each of the next 10 years, with none with terms beyond 2004:

                           Square Feet      Percent of
Year                       Expiring         Annual Rent       Total Rent

Month to
  Month  Leases
1999                       8,500             21.29            $ 100,420
2000                       4,840             14.52            $  68,520
2001                       3,750             11.26            $  53,120
2002                      11,658             37.27            $ 175,820
2003                         750              3.18            $  15,000
2004                       2,669              7.58            $  35,750
2005                       1,500              4.90            $  23,140

(4) This property is owned by Fort Liberty, Inc., a wholly-owned subsidiary of On Stage Theaters. On Stage Theaters leases this property from Fort Liberty, Inc. The lease is for a term of 11 years and provides for monthly rent of $89,117, plus taxes and utilities. Fort Liberty, Inc.'s ownership is subject to a lien in favor of Imperial Credit securing a loan in the principal amount of $3.9 million. The terms of this loan provide for monthly interest payments of $31,688, plus monthly principal amortization of $10,833, commencing April 13, 1999. The loan matures March 16, 2008, at which time the projected loan balance, assuming no prepayments, of $3,856,620 will be due and payable. We have no present plans for the further development or improvement of the property, beyond ordinary maintenance. The annual real property taxes on the property are approximately $65,800. Depreciation with respect to the building at the property is taken at a rate of $26,568 per year under the straight-line method over a 30-year estimated life.

(5) This lease may be terminated at any time after August 31, 1999 by providing written notice of that intention.

(6)  This property is subleased to Eddie Miles Entertainment.

(7) This property is owned by On Stage Theaters, Inc. On Stage Theaters leases this property from On Stage Theaters Surfside Beach, Inc.

(8) On Stage Theaters subleases this property from Blazing Pianos, Inc., a wholly-owned subsidiary of On Stage Theaters. Blazing Pianos, Inc. leases the property from an unrelated third party.

(9) This property is owned by King Henry's, Inc., a wholly-owned subsidiary of On Stage Theaters. On Stage Theaters leases this property from King Henry's, Inc. King Henry's, Inc.'s ownership is subject to a lien in favor of Imperial Credit securing a loan in the principal amount of $5 million. The terms of this loan provide for monthly interest payments of $40,625, plus monthly principal amortization of $13,999, commencing April 13, 1999. The loan matures March 16, 2008, at which time the projected loan balance, assuming no prepayments, of $4.33 million will be due and payable. We have no present plans for the further development or improvement of the property, beyond ordinary maintenance. The annual real property taxes on the property are approximately $89,850. Depreciation with respect to the building at the property is taken at a rate of $44,201 under the straight line method over a 30-year estimated life.

We believe that our existing facilities are suitable and adequate for our current operations and are adequately insured.

                                   MANAGEMENT

Directors,  Executive Officers,  Promoters and Control Persons;  Compliance with
Section 16(a) of the Exchange Act

     The following sets forth biographical information about each of our directors and executive officers who served during 1998 or who are presently serving in those capacities.


Name                                                  Age              Position

John W. Stuart.................................       56               Chairman and Chief Executive Officer
David Connelly.................................       40               Acting Chief Operating Officer and Chief
                                                                       Financial Officer
David Hope.....................................       40               Former President and Chief Operating Officer
Kiranjit S. Sidhu..............................       34               Former Senior Vice President, Chief Financial
 .........                                                              Officer and Treasurer
Christopher R. Grobl...........................       31               General Counsel and Secretary
James L. Nederlander...........................       38               Former Director
Mark Tratos....................................       46               Director
Mel Woods......................................       47               Director
Matthew Gohd...................................       43               Director

John W. Stuart

     John W. Stuart has served as our Chairman and Chief Executive Officer since April 1996 and also was our President from October 1985 through March 1996. He founded our company in 1985. He has been involved in the theatrical business since age seven and has produced or appeared in over 200 theater productions and several feature films. Mr. Stuart received a Bachelor of Arts degree in 1967 from California State University at Fullerton.

David Connelly

     David Connelly will commence employment with On Stage on September 1, 1999 as our Chief Operating Officer and Chief Executive Officer. Prior to joining us, Mr. Connelly was the Chief Financial Officer of PandaAmerica, which was a 24 hour/day television shopping network and direct marketing company from October 1995 to September 1998. From May 1995 to October 1995, Mr. Connelly served as President of Jobette Music, Inc., a business founded by Barry Gordy which owned and controlled all music publishing rights for the songs of Motown. From 1989 to 1995, Mr. Connelly served in various capacities with MCA Universal, the most recent of which was Chief Financial Officer of MCA Entertainment Services, which was one of MCA Universal's live music and merchandising division.

David Hope

     David Hope served as our President, Chief Operating Officer and as a director from April 1996 through July 1999. For ten years prior to that time, Mr. Hope served in various capacities, including most recently as Executive Vice President and Chief Operating Officer, for ITC Entertainment Group, a major independent producer and worldwide distributor of feature films, television movies and mini-series and a subsidiary of Polygram N.V., where, as Chief Operating Officer, he was responsible for day-to-day operations, as well as strategic and corporate development and acquisitions. Prior to that time, Mr. Hope was a production manager with Hinchcliffe Productions, a United Kingdom-based producer and distributor of documentaries and motor sport events. Mr. Hope received a degree in Management Science in 1981 from the Loughborough University in England.

     On July 9, 1999, Mr. Hope resigned his positions as our President, Chief Operating Officer and a Director to pursue other interests. Mr. Hope will continue to provide certain consulting services to assist us with regard to our strategic alternatives in a part-time capacity.

Kiranjit S. Sidhu

     Kiranjit S. Sidhu was our Senior Vice President, Chief Financial Officer and Treasurer from August 1995 through April 1999. Prior to this time, Mr. Sidhu served as Chief Financial Officer and Corporate Secretary for Aspen Technologies, a computer peripheral manufacturer, from July 1994 to July 1995. From January 1993 to June 1994, Mr. Sidhu served as President and a director for Aspen Peripherals, a computer peripheral reseller. From February 1992 to June 1993, Mr. Sidhu served as a financial consultant to ITC. From January 1992 to July 1993, Mr. Sidhu served as Vice President of Finance and a director for Nuvo Holdings of America, a computer peripheral manufacturer. Mr. Sidhu holds a Masters of Business Administration from the Wharton School of Business and a Bachelor of Arts in Computer Science from Brown University.

     On April 16, 1999, Mr. Sidhu agreed to restructure his employment agreement in an attempt to assist us with our restructuring plan. Pursuant to the terms of his employment restructuring, we entered into a new agreement with Mr. Sidhu under which he is an "at-will" consultant.

Christopher R. Grobl

     Christopher R. Grobl has been our General Counsel and Corporate Secretary since November 1994. Mr. Grobl received a Bachelor of Arts in 1990 from the University of Illinois and a Juris Doctor in 1994 from the John Marshall Law School in Chicago, Illinois.

James L. Nederlander

     James L. Nederlander was a member of our Board of Directors since August 1996. He is the Chairman of the Nederlander Production Company of America, a producer of live entertainment shows, since August 1996 and prior to such time, commencing in 1980, he was Executive Vice President of that organization.

Mark Tratos

     Mark Tratos has been a member of our Board of Directors since March 1997. Mr. Tratos has been the managing partner of the law firm Quirk & Tratos of Las Vegas, Nevada since 1983. He received his Juris Doctor degree from Lewis and Clark Law School in 1979. Since 1982, Mr. Tratos has also served as a member of the adjunct faculty of the University of Nevada Las Vegas, teaching a variety of subjects in the areas of fine and performing arts and entertainment and business law.

Mel Woods

     Mel Woods has been a member of our Board of Directors since July 1998. Mr. Woods is the President and Chief Operating Officer of Fox Family Worldwide, Inc., Saban Entertainment's parent company since 1997. Previously, Mr. Woods was the Chief Financial Officer and Senior Vice President of DIC Enterprises.

Matthew Gohd

     Matthew Gohd has been a member of our Board of Directors since September 1998. Mr. Gohd is currently a Senior Managing director at Whale Securities Co., LP., the underwriter for our initial public offering. Mr. Gohd has over 20 years in the securities field working in various companies in industries such as retail, technology, healthcare and consumer finance.

Directors Resigning During 1998 and 1999

     Five directors resigned during 1998 and 1999, Kenneth Berg, Nelson Foster, Jules Haimovitz , Mark S. Karlan, David Hope and James Nederlander. Mr. Berg resigned on January 21, 1998, Mr. Foster resigned on June 26, 1998, Mr. Haimovitz resigned on September 8, 1998, Mr. Karlan resigned on April 16, 1999, Mr. Hope resigned on July 9, 1999 and Mr. Nederlander resigned on July 14, 1999. Mr. Foster resigned to create a vacancy for current director Mel Woods and Jules Haimovitz resigned to create a vacancy for current director Matt Gohd. Mr. Karlan has been the President, Chief Executive Officer and a director of Imperial Credit Commercial Mortgage Investment Corp., a publicly traded real estate investment trust, since July 1997. Mr. Karlan resigned from the board following default in our loans with Imperial Credit. Mr. Hope resigned to pursue other interests and Mr. Nederlander resigned to focus on his other business interests.

Executive Bonus Plan

     In March 1997, we implemented a three-year executive bonus plan, which is administered by the compensation committee of the board. Under the executive bonus plan, an annual bonus pool of up to 5% of our audited pre-tax earnings, after non-recurring charges, such as original issue discount, compensation and interest expense charges and excluding extraordinary items, may be established for distribution at the discretion of the board of directors, to our executive officers (other than Mr. Stuart, who is not eligible for bonuses under the plan) in 1999 and 2000, provided that we achieve at least minimum pre-tax earnings as calculated under the for the respective preceding fiscal year as follows:

                       Year              Minimum Pre-Tax Earnings
                    -----------         -----------------------------------
                      1998                       $5,000,000
                      1999                       $8,700,000

The terms of the executive bonus plan, including the minimum pre-tax earnings requirements set forth above, were determined by negotiations between On Stage and the underwriter of our initial public offering, and should not be construed to imply or predict any future earnings. No bonuses have been paid under the executive bonus plan.

Compensation of Directors

     Directors currently are not paid a fee for their services, but are reimbursed for all reasonable expenses incurred in attending board meetings. In addition, each non-employee director will receive options to purchase an aggregate of 10,000 shares of common stock each year that the director serves as a director, partially contingent upon the director's attendance at the four scheduled board of directors meetings during the year of grant. One-quarter of the annual option grant will vest as of each of the grant year's scheduled meetings. In 1998, we granted each director 10,000 stock options at $1.50 strike price as consideration for the excessive time and energy the board spent on company issues during 1998. In 1999, we granted 75,000 stock options to directors Matt Gohd and Mark Tratos, along with 75,000 stock options to Fred Ordower, who was a special advisor to the board of directors, for the significant amount of time spent on board issues during 1999.

Executive Compensation

                                            Executive Compensation Table


                                   Annual                         Long Term
                                Compensation                     Compensation
                                ------------                    ------------
                                                                             Securities
                                                            Other Annual     Underlying         All Other
Name and Principal Position   Year    Salary     Bonus      Compensation     Options/SAR       Compensation
---------------------------  ------   --------  -------    --------------   ------------      --------------
John W. Stuart.............   1998   $250,000       -          35,869(1)       75,000                    -
Chairman and Chief            1997   $259,615       -          38,321(2)          -              239,398(3)
Executive Officer

David Connelly(4)..........     -    $      -       -             -               -                      -
Chief Operating Officer and
Chief Executive Officer


David Hope.................   1998   $207,308       -          19,578(5)       50,000                    -
President and Chief           1997   $221,461    $37,865       19,578(6)          -                      -
Operating Officer

Kiran Sidhu ...............   1998   $157,385       -          14,993(7)       30,000                    -
Senior Vice President         1997   $161,596   $162,129(9)    17,215(9)       85,000                    -
Chief Financial Officer
and Treasurer

Gerard O' Riordan..........   1998   $106,664       -          14,424(10)         -                      -
President-On Stage Theaters   1997          -       -              -              -                      -

Richard Kanfer.............   1998   $109,154       -          14,791(11)      15,165                    -
Vice President- Sales         1997   $115,769       -          10,560(12)         -                      -

Gary Panter................   1998   $102,370       -          13,627(13)      21,439            10,595(15)
Sr. Vice President
  Operations...............   1997   $101,400       -          13,909(14)      10,389                    -
---------------

(1) Represents $11,971 in unused vacation time accrued but not paid and $23,898 of car and health allowances accrued, of which $14,895 was paid in 1998. Does not include $149,686 of rent accrued for the leases to On Stage of which $76,028 was paid in 1998.

(2) Represents $14,423 in unused vacation time accrued but not paid and $23,898 of car and health allowances paid in 1997. Does not include $150,686 of rent for the leases to On Stage paid in 1997.

(3) Includes $221,500 in compensation as a result of forgiveness of certain indebtedness owed by Mr. Stuart to On Stage and payment of $17,898 of unused vacation time carried forward from prior years.

(4) Beginning September 1, 1999, Mr. Connelly will be receiving an annual salary of $220,000.

(5) Represents $6,346 in unused vacation time accrued but not paid and $13,232 of car and health allowances accrued, of which $9,732 was paid in 1998.

(6) Represents $6,346 in unused vacation time accrued but not paid and $13,232 of car and health allowances accrued, paid in 1997.

(7) Represents $5,393 in unused vacation time accrued but not paid and $9,600 of car and health allowances accrued, of which $6,100 was paid in 1998.

(8) Represents $7,615 in unused vacation time accrued but not paid and $9,600 of car and health allowances paid in 1997.

(9) Represents the fair market value of the issuance of 40,532 shares of common stock as incentive compensation pursuant to his employment agreement.

(10) Represents $14,424 of car and health allowances paid in 1998.

(11) Represents $4,231 in unused vacation time accrued but not paid and $10,560 of car and health allowances accrued, of which $7,560 was paid in 1998.

(12) Represents $10,560 of car and health allowances paid in 1997.

(13) Represents $3,238 in unused vacation time accrued but not paid and $10,389 of car and health allowances accrued, of which $8,639 was paid in 1998 and $11,050 of housing allowance payments.

(14) Represents $3,520 in unused vacation time accrued but not paid and $10,389 of car and health allowances, was paid in 1997.

(15) Represents $10,595 non-recurring relocation-related expenses.

     Option Grants

     The table below sets forth the grants of stock options to the persons named in the Summary Compensation Table during the year ended December 31, 1998.

                                            Option Grant in Last Fiscal Year
                                                                                                           Value at
                                                                                                           Assumed
                                             Percent of                                                 Annual Rates
                                           Options/SARS                                                   of Stock
                                            Granted to                                                      Price
 Name and Principal         Option         Employees in        Exercise      Expire        Potential     Application
      Position              Granted        Fiscal Year          Price          Date           5%          Value 10%
---------------------     ------------    ---------------    ------------    ---------     ---------    --------------
John W. Stuart..........    75,000             21%              $4.38          6/03        $418,780       $528,449
 Chairman and Chief
 Executive Officer

David Hope..............    50,000             14%              $1.50          6/03        $ 95,721       $120,788
 President and Chief
 Operating Officer

Kiran Sidhu.............    30,000(2)           9%              $1.50          9/03        $ 57,433       $ 72,473
 Senior Vice President,
 Chief Financial Officer
 and Treasurer

Gerard O'Riordan.........        0(1)           0%                -             -             -               -
 President, On Stage
 Theater

Richard Kanfer...........   15,165              4%              $1.50          9/03        $ 29,032        $36,635
 Vice President-Sales

Gary Panter..............   12,500              4%              $1.50          9/03        $ 23,930        $30,197
 Senior Vice President of
 Operations

(1) Excludes warrants to purchase 180,000 shares of common stock granted in connection with the Gedco asset acquisition.

(2)  Mr.  Sidhu's  options  were  subsequently  cancelled,   and  replaced  with
     subsequent options in accordance with Mr. Sidhu's amended employment agreement described below.

Option Exercise and Fiscal Year-End Option Values

     The following table summarizes the value of vested and unvested in-the-money options for the persons named in the Summary Compensation Table at December 31, 1998. Year-end values are based upon a price of $1.50 per share, which was the closing market price of a share of common stock on December 31, 1998. No options were exercised by the named executive officers in 1998.

       Aggregated Option Exercise in Last Year and Year-End Option Values

                                                                                                Value of Unexercised
                                                  Number of Unexercised                         In-the-Money Options
                                              Options at December 31, 1998                      at December 31, 1998
                                             -------------------------------            -------------------------------
                   Name                    Exercisable        Unexercisable             Exercisable       Unexercisable
                  -----------------        ------------      ---------------            ------------      -------------
                  John W. Stuart                   -              75,000                 $    -            $     -
                  David Hope                   361,300               -                   $    -            $     -
                  Kiran Sidhu                  139,794               -                   $    -            $     -
                  Gerard O'Riordan                 -                 -                   $    -            $     -
                  Richard S. Kanfer                -                 -                   $    -            $     -
                  Gary Panter                    1,563            10,937                 $    -            $     -

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as of April 30, 1999 (except as otherwise noted) regarding the ownership of our common stock (1) by each person known by us to be the beneficial owner of more than five percent of the outstanding common stock, (2) by each director, (3) by each executive officer named in the Summary Compensation Table and (4) by all current executive officers and directors as a group.

                                            Number of Shares                         Percentage of
Name and Address (1)                      Beneficially Owned (2)                       Class(2)
-------------------------------        -------------------------------            ------------------
John W. Stuart (3).............                 3,678,755                                48.6%
David Hope (4).................                   377,300                                 5.0%
Kiranjit S. Sidhu (5)..........                   147,000                                 1.9%
James L. Nederlander (6).......                    30,000                                   *
Mark Tratos (7)................                    30,000                                   *
Mel Woods (8)..................                    20,000                                   *
Matt Gohd (9)..................                   367,500                                 4.8%
Hanover Restaurants, Inc (10)..                   595,238                                 7.9%
Imperial Credit Industries,
  Inc (11).....................                   575,000                                 7.6%
All executive officers and
  directors as a group
  (9 persons) (12).............                 5,820,793                                76.8%
-------------------------
*Less than one percent

(1) Unless otherwise indicated, the address for each named individual or group is in care of On Stage at 4625 West Nevso, Las Vegas, NV 89103.

(2) Unless otherwise indicated, we believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. In accordance with the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of common stock that can be acquired by that person within 60 days, upon the exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by that person (but not those held by any other person) and which are exercisable within 60 days have been exercised. Percentages herein assume a base of 7,572,046 shares of common stock outstanding as of April 30, 1999.

(3) Includes: (a) 382,790 shares of common stock transferable by Mr. Stuart to third parties upon the exercise of options granted by him; and (b) 300,000 shares of common stock issuable upon the exercise of immediately exercisable warrants.

(4) Includes 368,800 shares of common stock issuable upon the exercise of options or warrants.

(5) Includes 142,500 shares of common stock issuable upon the exercise of options or warrants.

(6) Includes 30,000 shares of common stock issuable upon the exercise of options.

(7) Includes 30,000 shares of common stock issuable upon the exercise of options.

(8) Includes 20,000 shares of common stock issuable upon the exercise of options.

(9) Includes 217,500 shares of common stock issuable upon the exercise of options or warrants.

(10) In the Gedco asset acquisition a settlement has been reached where the 595,238 shares of common stock issued to Hanover as part of the acquisition were returned back to On Stage.

(11) Includes 325,000 shares of common stock issuable upon the exercise of an a warrant granted to Imperial Credit Commercial Mortgage Investment Corporation. Imperial Credit is managed by Imperial Credit Commercial Asset Management Corporation, which is a wholly owned subsidiary of Imperial Credit Industries, Inc. Imperial Credit Industries, Inc. also beneficially owns approximately 8.9% of the outstanding common stock of Imperial Credit. Also includes 250,000 shares of common stock issuable upon the exercise of a warrant granted to Imperial Capital Group, LLC. Imperial Credit Industries, Inc. has a 60% interest in Imperial Capital Group. Imperial Credit Industries, Inc. disclaims the beneficial ownership of the shares of common stock held by Imperial Capital Group. All information provided in this footnote 10 was derived from a Schedule 13G filed by Imperial Credit Industries, Inc. with the Securities and Exchange Commission on April 3, 1998.

(12) Includes 464,973 and 339,375 shares of common stock issuable upon the exercise of options and warrants.

                              CERTAIN TRANSACTIONS

Dr. Larry Salberg Common Stock Purchase Agreement

     On October 2, 1998, we entered into a Stock Purchase Agreement with Dr. Larry Salberg to sell up to 500,000 shares of common stock at an aggregate purchase price of $500,000. As of November 4, 1998, Dr. Larry Salberg had purchased 55,000 shares of common stock pursuant to this agreement.

Common Stock Purchase Agreement with Whale Securities Co., L.P.

     On or about January 28, 1999, we entered into a Stock Purchase Agreement with our underwriter Whale Securities Co., L.P., under which we agreed to sell 150,000 shares of our common stock to certain of Whale's customers for an aggregate purchase price of $100,000.

Notes Payable to Principal Stockholder

     On April 5, 1999, we entered into an agreement with Mr. Stuart, our Chairman, Chief Executive Officer and principal stockholder, pursuant to which we agreed to accept a bridge loan from Mr. Stuart in an amount of up to $500,000 in return for a one year promissory note bearing 12% interest, a 5% origination fee and a warrant to purchase one share of common stock for each $1.00 loaned, provided that we did not repay Mr. Stuart within thirty (30) days. As of May 3, 1999, we had accepted $200,000 of the potential $500,000 from Mr. Stuart.

     On March 4, 1999, the board of directors authorized a loan from Mr. Stuart in the principal amount of $100,000. This loan is evidenced by a one year promissory note bearing an interest rate of twelve percent (12%) per annum, and matures on March 3, 2000. In consideration for this loan, the board of directors approved the issuance of warrants to purchase 100,000 shares of common stock at a price of $1.00 per share, the market price on the closing date of the Loan. Additionally, we agreed to pay legal fees incurred by Mr. Stuart in connection with this transaction, as well as an additional $12,500 for previous legal bills Mr. Stuart personally incurred for On Stage related matters.

     In March 1997, we agreed with the underwriter of our initial public offering, Whale Securities Co., L.P., that we would neither loan nor advance any sums to or on behalf of Mr. Stuart, other than those sums advanced to Mr. Stuart from December 31, 1996 through August 13, 1997, the effective date of our initial public offering without Whale's prior written consent. On October 23, 1997 and again on November 17, 1997, we advanced Mr. Stuart an aggregate of $105,483, for which we obtained Whale's prior written consent. Whale authorized to advance an additional $150,000 to Mr. Stuart on March 25, 1998 for settlement of certain litigation related to his involvement in the Legends in Concert show in Hawaii. As of June 30, 1998, we had advanced Mr. Stuart an aggregate of $136,194, evidenced by a promissory note. The funds we advanced accrued interest at the rate of ten percent (10%) per annum. The advance to Mr. Stuart became due and payable one year from the date of which it was made. On July 6, 1998, Mr. Stuart paid the advance in full.

     In February 1997, Mr. Stuart granted to Senna Venture Capital Holdings, Inc., an affiliate of DYDX Legends Group L.P. (and one of our lenders), an option to purchase 142,292 of his shares of common stock at an exercise price of $5.00 per share, in consideration for (i) DYDX waiving a technical default under our loan agreement with DYDX and (ii) DYDX's agreement in connection with a waiver to allow $1,780,424 in debt forgiveness to Mr. Stuart in 1997. That option is exercisable for a period of two years commencing February 9, 1998.

     We lease seven condominium units in Atlantic City, New Jersey from Mr. Stuart for use by our impersonators in our Legends show at Bally's Park Place in Atlantic City, New Jersey. The current lease term expires on June 30, 2000. The total lease payment to Mr. Stuart from On Stage is currently $7,833 per month, which amount we believe approximates the fair market value for the use of these properties. In addition, commencing as of January 1, 1997, we began to pay the association dues, insurance, taxes, maintenance and utilities on the seven condominiums directly, instead of through Mr. Stuart. We paid aggregate rent to Mr. Stuart for these leases of $150,686 and $149,686 for each of the years ended December 31, 1997 and 1998, respectively.

Note Receivable from Chief Financial Officer

     On April 13, 1998, we loaned $63,213 to Kiran Sidhu, our former Senior Vice President and Chief Financial Officer, to assist Mr. Sidhu with satisfying personal income taxes incurred as a result of the issuance of 40,532 shares of common stock in accordance with the terms of Mr. Sidhu's employment agreement. The note, which matured on April 12, 1999, was secured by Mr. Sidhu's 40,532 shares of common stock. Mr. Sidhu subsequently requested that we extend the maturity date of the note through to December 31, 1999, due primarily to the fact that he did not have sufficient funds to repay the outstanding note, coupled with the fact that the common stock which secured the repayment of the note was not enough to satisfy the outstanding debt, since the common stock had declined in value from $5.00 per share when issued, to approximately $1.00 per share as of the maturity date. On April 13, 1999, we agreed to extend the maturity date on the note to December 31, 1999.

     On April 16, 1999, Mr. Sidhu sold Mr. Stuart his 40,532 shares of common stock. In exchange, Mr. Stuart agreed to assume $60,798 of Mr. Sidhu's note, with recourse only to the 40,532 shares of common stock purchased from Mr. Sidhu. Mr. Sidhu executed a new promissory note in the principal amount of $7,472, which was subsequently forgiven as part of Mr. Sidhu's employment restructuring.

Chief Financial Officer Employment Restructuring

     On April 16, 1999, Mr. Sidhu agreed to restructure his current employment agreement with to assist us with our restructuring plan. Under the terms of his employment restructuring, Mr. Sidhu agreed to forego any rights he had to his employment, option, and confidentiality agreements, in return for the following:

o a new agreement which made him an "at-will" consultant at a flat rate of $50.00 per hour;

o a new option agreement which affords him the right to purchase 140,000 shares of common stock at an exercise price of $1.50 per share;

o a reimbursement of $25,000 for unpaid insurance,  car allowances and expenses;

o $17,887 for all accrued,  but unused  vacation  pay;

o all earned,  but unpaid salary  under his old  employment  agreement;  and

o  forgiveness  of his $7,472 outstanding loan.

Additionally,  we agreed to pay Mr. Sidhu $25,000 within ninety (90) days of the
restructuring,   in   consideration   for  Mr.   Sidhu's   execution  of  a  new
confidentiality and non-competition agreement.

Imperial Credit Commercial Mortgage Investment Corporation Related Transactions

     On March 13, 1998, we entered into an agreement with Imperial Credit Commercial Mortgage Investment Corporation for them to fund up to $20,000,000 of mortgage financing. On the same day, we used $12,500,000 of the facility to fund the cash portion of the Gedco asset acquisition. On June 30, 1998, we used an additional $1,100,000 to fund the cash portion of the purchase of a fee simple interest in the Legends Theater in Surfside Beach, South Carolina, and the purchase of a leasehold interest in the Eddie Miles Theater in North Myrtle Beach, South Carolina. On October 7, 1998, we used an additional $550,000 for working capital purposes. The initial $12,500,000 loan and the subsequent $1,650,000 in loans extended to us by Imperial Credit under the mortgage financing facility currently bear interest at the rate of 9.06% and 9.9%, respectively. In addition, we granted Imperial Credit and a related entity warrants to purchase an aggregate of 575,000 shares of common stock at an exercise price of $4.44 per share. In consideration for Imperial Credit's October 7, 1998 funding of $550,000, we reset the strike price on 325,000 of the Imperial Credit warrants from $4.44 to $1.25 per share. This transaction is discussed in Item 11 entitled "Security Ownership of Certain Beneficial Owners and Management" below. Mr. Karlan, a director until April 20, 1999, is the President, Chief Executive Officer and a Director of Imperial Credit.

Re-Purchase of Common Stock and Resale of Interactive Events, Inc.

     On February 23, 1999, On Stage entered into a Common Stock Purchase Agreement with Richard S. Kanfer, thereby effectively unwinding the November 1996 acquisition of Interactive Events, Inc. In accordance with the terms of the Interactive re-conveyance, On Stage re-conveyed all of the assets of Interactive to Kanfer in consideration for Kanfer's re-conveyance of the 30,304 shares of On Stage's common stock valued at $1.125 per share, issued to Kanfer during On Stage's original acquisition of Interactive in November 1996, along with the cancellation of a non-plan option to purchase 15,000 shares of common stock and incentive stock options to purchase 19,835 shares of common stock at a price of $5.00 per share. In addition, the parties agreed to release one another from any liability arising out of the acquisition of Interactive by On Stage and any claim relating to Kanfer's subsequent employment with us. Kanfer also entered into an exclusive right of representation agreement with us in February 1999, pursuant to which we granted to Kanfer the right to represent our Legends production in designated areas in consideration for a portion of the gross proceeds generated thereby.

                              SELLING STOCKHOLDERS

     The following tables set forth certain information with respect to the common stock beneficially owned by each selling stockholder as of August 11, 1999, and as adjusted to give effect to the sale of the securities being registered. The shares are being registered to permit public secondary trading of such securities, and the selling stockholders may offer such securities for resale from time to time. See "Plan of Distribution."

     Except as set forth below, none of such selling stockholders has had a material relationship with us within the past three years other than as a result of ownership of our securities. See "Plan of Distribution."

     In accordance with the rules of the Commission, the columns "Shares Beneficially Owned After Offering" show the amount of securities owned by selling stockholders after the offering. The numbers in such columns assume all shares registered and offered by this Prospectus, shown in the column, "Number of Shares Offered" are sold by the selling stockholders. However, the selling stockholders are not required to sell any of the shares offered, and the selling stockholders may sell as many or as few shares as they choose. See "Plan of Distribution."

o 55,000 by this prospectus were issued to Dr. Larry Salberg on November 4, 1998 for aggregate consideration of $55,000.

o 143,464 by this prospectus were issued to the respective selling stockholders immediately prior to our initial public offering on August 13, 1997, in exchange for their agreement to convert an aggregate of $486,319 in our outstanding debentures into 143,464 shares of common stock.

o    440,755  by  this  prospectus   were  issued  to  the  respective   selling
     stockholders on March 17, 1997, in exchange for their agreement to exchange then outstanding warrants for 440,755 shares of common stock.

o    195,500  by  this  prospectus   were  issued  to  the  respective   selling
     stockholders who participated in our $1,000,000 bridge loan offering prior to our initial public offering.

o 206,612 by this prospectus were issued to Calvin Gilmore Productions, Inc. in connection with the On Stage's fee simple purchase of its Legends Theater in Surfside Beach, South Carolina.

o    169,537 were issued to some of the respective selling  stockholders by John
     W. Stuart, our Chairman and Chief Executive Officer, to Calvin Gilmore Productions, Inc. in a privately negotiated transaction.

o    475,000 were issued to some of the respective selling  stockholders by John
     W.  Stuart,   for  aggregate   consideration  of  $1,200,000  in  privately
     negotiated transactions.

o 150,000 were issued to the respective selling stockholders in December of 1998 in connection with a private placement of common stock.

o 8,471 were issued to James Owen in connection with the resolution of certain litigation pending against us.

o 250,000 are issuable upon the exercise of warrants granted to Imperial Capital, LLC in connection with On Stage's first mortgage financing for the acquisition of the Gedco USA, Inc. properties.

o 325,000 are issuable upon the exercise of warrants granted to Imperial Capital, LLC in connection with On Stage's first mortgage financing for the Gedco USA, Inc. asset acquisition.

o 40,000 are issuable upon the exercise of options granted to Nida & Maloney, LLP in consideration for payment of legal fees.

o 72,917 are issuable upon the exercise of warrants granted to Joseph D. Kowal for investor relations services rendered on our behalf.

o 595,238 are issuable upon the exercise of warrants granted to Hanover Restaurants, Inc. granted by On Stage as part of a resolution of a dispute between On Stage and Gedco.

o 300,000 are issuable upon the exercise of warrants granted to John W. Stuart in connection with a $300,000 aggregate loan he extended to us during 1999.

o 254,500 are issuable upon the exercise of warrants granted to our underwriter in connection with our initial public offering.

o 212,500 are issuable upon the exercise of warrants granted to the respective selling stockholders who participated in our $1,000,000 bridge loan offering entered into prior to our initial public offering.

     As required by regulations of the Commission, the number of shares shown as beneficially owned includes shares which can be acquired within 60 days after the date of this Prospectus.


                                    Shares Beneficially                 Number                 Shares Beneficially
                                  Owned Prior to Offering           of Shares Sold             Owned After Offering
                                 --------------------------       -----------------        -------------------------
                                     Shares Underlying
                            Shares      Warrants or
Name                        Owned         Options       Percent                             Number          Percent
----------------------     --------  ----------------  ---------                           --------        ---------
Larry Saldberg.........    55,000       32,056             *            87,056                 --              --
JDK & Associates, Inc..    86,288       59,955             *           146,243                 --              --
Kenneth Berg...........    69,000       77,256             *           146,256                 --              --
Southwest Marketing I,
  LLC..................    59,000       17,301             *            76,701                 --              --
Robert Kautz...........     8,584                          *             8,584                 --              --
Lance Hall.............    10,000       21,893             *            31,893                 --              --
DYDX Legends Group, LP.                 40,073             *            40,073                 --              --
Susan Weinkranz........                  8,014             *             8,014                 --              --
Brooke Whitted.........                  1,602             *             1,602                 --              --
Jerome Lipman..........                  8,014             *             8,014                 --              --
Richard Cristea........                  8,014             *             8,014                 --              --
Cabridge Holdings, Ltd.                 16,028             *            16,028                 --              --
Larry Saldberg.........                 32,056             *            32,056                 --              --
Robert Stuberg.........                    802             *               802                 --              --
Barry McEneely.........                  4,007             *             4,007                 --              --
Vic Conant.............                 40,872             *            40,872                 --              --
Kevin McEneely.........                 40,872             *            40,872                 --              --
Senna Venture Capital
   Holdings............                 50,089             *            50,089                 --              --
Harry Stahl............                  5,323             *             5,323                 --              --
Calving Gilmore
  Productions, Inc.....  206,612                           *           206,612                 --              --
James Owen.............    8,471                           *             8,471                 --              --
Imperial Capital, LLC..  575,000                           *           575,000                 --              --
Nida & Maloney, LLP....   40,000                           *            40,000                 --              --
Joseph D. Kowal........   72,917                           *            72,917                 --              --
Hanover Restaurants,
  Inc..................  595,238                           *           595,238                 --              --
John W. Stuart.........  300,000                           *           300,000                 --              --
Elliot Broidy..........  312,450                           *           312,450                 --              --
Arthur Goldberg........  156,250                           *           156,250                 --              --
Joseph E. Haick........  118,750                           *           118,750                 --              --
William G. Walters/
  William G. Walters
  IRA Account..........   68,929                           *            68,929                 --              --
Ronald Nash............   78,304                           *            78,304                 --              --
Jeffrey Silverman......   78,304                           *            78,304                 --              --
John Pappajohn.........   78,304                           *            78,304                 --              --
Robert Toricelli.......   31,250                           *            31,250                 --              --
Fortsmann Partners, LLP.  78,304                           *            78,304                 --              --
Mark Siegel............   46,876                           *            46,876                 --              --
Matt Gohd..............   46,876                           *            46,876                 --              --
Allen J. Siemons ......   46,876                           *            46,876                 --              --
Joseph W. McSherry.....   31,250                           *            31,250                 --              --
Robert Mittman ........   31,250                           *            31,250                 --              --
Julie T. McMahon.......   15,626                           *            15,626                 --              --
Anthony Fortsmann......   15,626                           *            15,626                 --              --
Eamon J. Twomey........    6,250                           *             6,250                 --              --
Arthur Kanfer..........    4,425                           *             4,425                 --              --
Chad Nellis............   20,355                           *            20,355                 --              --
Christopher Tyler......    3,835                           *             3,835                 --              --
Clarence & Ada Miller
   Family Trust........   17,700                           *            17,700                 --              --
Cynthia Wall...........    5,900                           *             5,900                 --              --
Darin Nellis...........    1,770                           *             1,770                 --              --
David Fox..............    5,900                           *             5,900                 --              --
Gene Smith.............    1,180                           *             1,180                 --              --
Gerard Hendricks.......   32,911                           *            32,911                 --              --
Gerard Hendricks IRA/FBO. 36,875                           *            36,875                 --              --
Jack Calkins ..........    1,475                           *             1,475                 --              --
Jackie Francis.........    1,475                           *             1,475                 --              --
Eric Shiu..............   29,500                           *            29,500
Jessica Tyler..........    2,950                           *             2,950                 --              --


                                       63

John Calkins...........    1,475                           *             1,475                 --              --
Josh Regier............    4,425                           *             4,425                 --              --
Kim Choy Trust.........   29,500                           *            29,500                 --              --
Philip Shiu and
   Greg Shiu...........   14,750                           *            14,750                 --              --
Robert Moes............    7,375                           *             7,375                 --              --
Roberto Amendola.......      590                           *               590                 --              --
Ryan Nellis............    2,950                           *             2,950                 --              --
Scott Freedman.........   14,750                           *            14,750                 --              --
Scott Nellis...........    7,670                           *             7,670                 --              --
William Walters........   14,750                           *            14,750                 --              --
Wing Hin Chau..........   29,500                           *            29,500                 --              --
Zarko Vuletic and Irma
   Vuletic, JT.........    7,375                           *             7,375                 --              --
Avendon Construction
  and Design Corp......    5,000          6,250            *            11,250                 --              --
Baytree Associates,
 Inc., Retirement Plan.   10,000         12,500            *            22,500                 --              --
Steven H. Brooks........   5,000          5,000            *            10,000                 --              --
Delaware Charter Guar.
  & Trust Co.f/b/o
  Ronald I. Heller, IRA.   5,000          5,000            *            10,000                 --              --
Delaware Charter Guar.
  & Trust Co. f/b/o
  David Nagelberg, IRA..   5,000          5,000            *            10,000                 --              --
Dependable Contractors,
  Inc...................   5,000          5,000            *            10,000                 --              --
Norton Herrick..........  20,000         25,000            *            45,000                 --              --
David Hope..............   5,000          6,250            *            11,250                 --              --
Jim Huntley and
  Melanie Huntley, JTWRS   2,500          3,125            *             5,625                 --              --
Daniel Keenan...........   8,500                           *             8,500                 --              --
Alexander S. Mark,
  M.D. & Thais R.
  Mark, JTWRS...........   5,000          6,250            *            11,250                 --              --
Michael Miller..........  10,000         12,500            *            22,500                 --              --
Minor Metals, Inc.......  20,000         25,000            *            45,000                 --              --
William J. Reese &
  Cheryl Reese, JTWRS...  30,000         37,500            *            67,500                 --              --
Kiranjit Sidhu..........   2,500          3,125            *             5,625                 --              --
Westminster Capital, Inc. 17,000                           *            17,000                 --              --
Edward Weston &
  Ann Weston,JTWRS......   5,000          6,250            *            11,250                 --              --
Robert H. Winnerman.....  10,000         12,500            *            22,500                 --              --
Theodore Winston........   5,000          6,250            *            11,250                 --              --
                                                                      ----------
                                                                       4,489,923
                                                                      ==========

 ----------------------
  *Less than one percent

                              PLAN OF DISTRIBUTION

     The shares may be sold from time to time by the selling stockholders or their pledgees or donees. See "Selling Stockholders." These sales may be made on the Nasdaq SmallCap Market System or in negotiated transactions, at prices and on terms then prevailing or at prices related to the then current market price or at negotiated prices. The methods by which the shares may be sold may include, but no be limited to, the following: (a) block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) privately negotiated transactions; (e) short sales; and (f) a combination of any such methods of sale. In effecting sales, brokers or dealers engaged by the selling shareholders may receive commissions or discounts from the selling shareholders or from the purchasers in amounts to be negotiated immediately prior to the sale.

     We have agreed to maintain the effectiveness of the registration of shares offered hereby until the earlier of the date upon which all of the shares offered hereby have been sold without restriction on resale, or the date on which the shares offered hereby, in the opinion of counsel, may be immediately sold by the selling shareholders without registration or restriction on resale. There can be no assurance that the selling shareholders will sell any or all of the shares offered hereby.

     We are bearing all of the costs relating to the registration of the shares. Any commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the shares will be borne by the selling shareholders. We will not receive any of the proceeds form this offering, but will receive the exercise price payable upon the exercise of the warrants if the warrants are exercised for cash.

     Under the registration rights granted to those selling shareholders, we have agreed to indemnify the selling shareholders, any person who controls this selling shareholder, and any underwriters for those selling shareholders, against certain liabilities and expenses arising out of or based upon the information set forth or incorporated by reference in this Prospectus, and the registration statement of which this Prospectus is a part, including liabilities under the Securities Act and the Exchange Act. The selling shareholders and any brokers participating in these sales may be deemed to be underwriters within the meaning of the Securities Act. any commission paid or any discounts or concessions allowed to any broker, dealer, underwriter, agent or market maker and, if any broker, dealer, underwriter, agent or market maker purchases any of the shares as principal, any profits received on the resale of those shares, may be deemed to be underwriting commissions or discounts under the Securities Act.

                            DESCRIPTION OF SECURITIES

Capital Stock

     General

     We are authorized to issue 25,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share. As of August 11, 1999, there were 6,985,279 shares of common stock outstanding held by approximately 701 stockholders of record and no shares of preferred stock outstanding.

     Common Stock

     The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. If dividends are declared, whether payable in cash, property or securities, holders of our common stock are entitled to share equally in such dividends, subject to the rights, if any, of the holders of any series of preferred stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of On Stage, after payment has been made to the holders of shares of preferred stock, if any, for the full amount to which they are entitled, each holder of common stock will be entitled to share equally in the assets available for distribution.

     Holders of shares of common stock have no preemptive rights to acquire any additional shares of the common stock and have no cumulative voting rights. All currently outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

     The board of directors is authorized, without further action by the stockholders, to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. The board, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred Stock could thus be issued quickly with terms calculated to delay or prevent a change in control of On Stage or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock, and may adversely affect the voting and other rights of the holders of common stock.

Public Warrants

     The warrants entitle the registered holders to purchase one share of common stock at a price of $5.50, subject to adjustment in certain circumstances at any time commencing August 13, 1998 (or such earlier date as to which the IPO Underwriter consents) through and including August 13, 2002. The warrants will be separately transferable immediately upon issuance.

     We have the right to redeem the warrants, with the consent of Whale Securities Co., LP, at any time commencing on August 13, 1998, upon notice of not less than 30 days, at a price of $.10 per warrant, provided that the closing bid quotation of the common stock on all 20 trading days ending on the third trading day prior to the day on which we give notice has been at least 150% of the then effective exercise price of the warrants and we obtain the written consent of the Whale Securities Co., LP to such redemption prior to the call date. The warrant holders shall have the right to exercise their warrants until the close of business on the date fixed for redemption.

     The warrants have been issued in registered form under a warrant agreement by and among us, American Stock Transfer & Trust Company, as warrant agent, and the IPO Underwriter. The exercise price and number of shares of common stock or other securities issuable on exercise of the warrants are subject to adjustment in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of On Stage. However, the warrants are not subject to adjustment for issuances of common stock at prices below the exercise price of the warrants. Reference is made to the warrant agreement (which has been filed as an exhibit to the registration statement of which this Prospectus is a part) for a complete description of the terms and conditions therein (the description herein contained being qualified in its entirety by reference thereto).

     The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (by certified check or bank draft payable to On Stage) to the warrant agent for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock.

     No warrant will be exercisable unless, at the time of exercise, we have filed a current registration statement with the Commission covering the shares of common stock issuable upon exercise of the warrant and those shares have been registered or qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the holder of that warrant. We will use our best efforts to have all such shares so registered or qualified on or before the exercise date and to maintain a current Prospectus relating thereto until the expiration of the warrants, subject to the terms of the warrant agreement. While it is our intention to do so, there can be no assurance that we will be successful in registering those shares.

     No fractional shares will be issued upon exercise of the warrants. However, if a warrant holder exercises all warrants then owned of record by those warrant holders, we will pay to those warrant holders, in lieu of the issuance of any fractional share which is otherwise issuable, an amount in cash based on the market value of the common stock on the last trading day prior to the exercise date.

Bridge Warrants

     The bridge warrants are exercisable at an exercise price of $5.50 per share until March 19, 2002; however, neither the bridge warrants nor the bridge warrant shares are transferable by the holders thereof until August 13, 2000. The investors in the bridge financing have been granted certain registration rights relating to the bridge warrant shares. See "- Registration Rights."

Registration Rights

     Upon the consummation of this offering, the holders of 1,844,339 shares of common stock and the holders of warrants convertible into 2,050,155 shares of common stock will be entitled to certain rights with respect to the registration of those shares under the Securities Act.

     The holders of the 440,755 shares of common stock (which were exchanged for all of our warrants outstanding on March 17, 1997) may request that we file one registration statement under the Securities Act with respect to those shares beginning August 13, 1998. In addition, beginning at the same time as the foregoing demand registration right, whenever we propose to register any of its securities under the Securities Act for our own account or for the account of other security holders, we shall be required to promptly notify the holders of the warrant exchange shares of the proposed registration and include all warrant exchange shares which each holder may request to be included in that registration, subject to certain limitations (a "piggyback registration").

     In connection with the bridge financing, we have agreed to include the 195,500 bridge shares and the 212,500 bridge warrant shares in a registration statement which we will prepare and file with, and use our best efforts to have declared effective by, the Commission so as to permit the public trading of the registerable bridge securities pursuant thereto commencing no later than August 13, 1999. If such registration statement is not declared effective by the Commission by August 13,1999, then, commencing on the first day of the 25th month following August 13,1997, we shall issue to each holder of registerable bridge securities, on the first day of each month that a registration statement continues not to have been declared effective by the Commission, that number of additional shares of common stock is equal to 10% of the number of registerable bridge securities held by and/or issuable to each holder thereof. In the event we fail to maintain the effectiveness of a registration statement with respect to the registerable bridge securities, we are obligated to issue, on one occasion only, additional shares of common stock.

     In connection with our initial public offering, we agreed to grant to our underwriter, Whale Securities Co., LP, certain demand and piggyback registration rights in connection with the 254,500 shares of common stock issuable upon exercise of the underwriter's warrants and the warrants included therein.

     We granted Hanover Restaurants, Inc. a warrant to purchase 595,238 shares of common stock in connection with the Gedco asset acquisition. The holders of the warrants were granted piggyback registration rights with respect to the 595,238 shares of common stock underlying the warrants.

     We granted to Imperial Credit Commercial Mortgage Investment Corporation and Imperial Capital Group, LLC warrants to purchase an aggregate of 575,000 shares of common stock in connection with Imperial Credit's March 13, 1997 loan of $12,500,000 to several subsidiaries of On Stage. The holders of the warrants were granted piggyback registration rights with respect to the 575,000 shares of common stock underlying the warrants. The piggyback registration rights enable the holders to request us to include the shares in a registration statement filed by On Stage (whether such registration is made on behalf of On Stage or on behalf of any of its security holders) at any time after January 1, 1999.

     We granted Nida & Maloney a warrant to purchase 40,000 shares of common stock as payment toward their outstanding legal fees. The holders of the warrants were granted piggyback registration rights with respect to the 40,000 shares of common stock underlying the warrants.

     We granted Joseph D. Kowal a warrant to purchase 72,917 shares of common stock in consideration for investor relations services he personally rendered for us. Mr. Kowal was granted piggyback registration rights with respect to the 72,917 shares of common stock underlying the warrants.

     On Stage granted certain piggyback registration rights with respect to (i) the 206,612 shares of common stock issued to Calvin Gilmore in connection with the Calvin Gilmore acquisition and (ii) the 169,537 shares of common stock purchased by Calvin Gilmore from Mr. Stuart on June 30, 1998. The piggyback registration rights permit Calvin Gilmore to request us to include these 376,149 shares of common stock in any registration statement that we file on or after July 1, 1998 and before July 1, 2013. Beginning on July 1, 2000 and lasting as long as Calvin Gilmore owns any of such 376,149 shares of On Stage, Calvin Gilmore also has the right to request one demand registration with respect to such shares.

     We granted James Owen 8,471 shares of common stock in connection with the resolution of certain litigation pending against us. Mr. Owen was granted piggyback registration rights with respect to the 8,471 shares.

     We granted John W. Stuart a warrant to purchase an aggregate of 300,000 warrants to purchase shares of common stock in connection with a loan Mr. Stuart made to us. Mr. Stuart was granted piggyback registration rights with respect to the 300,000 shares of common stock underlying the warrants.

Nevada Law and Articles of Incorporation and Bylaws Provisions Affecting Stockholders

     Our Certificate of Incorporation, By-laws and the General Corporation Law of the State of Nevada may have the effect, either alone or in combination with each other, of making more difficult or discouraging a tender offer, change in control or takeover attempt that is opposed by our board.

     Staggered Board

     Our by-laws provide that the board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The by-laws provide that Class I shall be comprised of directors who shall serve until the annual meeting of stockholders in 1998 and until their successors shall have been elected and qualified. Class II shall be comprised of directors who shall serve until the annual meeting of stockholders in 1999 and until their successors shall have been elected and qualified. Class III shall be comprised of directors who shall serve until the annual meeting of stockholders in 2000 and until their successors shall have been elected and qualified. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the board. The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of On Stage.

     Control Share Acquisitions

     Pursuant to Sections 78.378 to 78.3793 of the Nevada General Corporation Law (the "NGCL"), an "acquiring person," who acquires a "controlling interest" in an "issuing corporation," may not exercise voting rights on any "control shares" unless such voting rights are conferred by a majority vote of the disinterested stockholders of the issuing corporation at a special meeting of such stockholders held upon the request and at the expense of the acquiring person. In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, who did not vote in favor of authorizing voting rights for the control shares, is entitled to demand payment for the fair value of his or her shares, and the corporation must comply with the demand. For purposes of the above provisions, "acquiring person" means (subject to certain exceptions) any person who, individually or in association with others, acquires or offers to acquire, directly or indirectly, a controlling interest in an issuing corporation. "Controlling interest" means the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, and/or (iii) a majority or more of the voting power of the issuing corporation in the election of directors. Voting rights must be conferred by a majority of the disinterested stockholders as each threshold is reached and/or exceeded. "Control shares" means those outstanding voting shares of an issuing corporation which an acquiring person acquires or offers to acquire in an acquisition or within 90 days immediately preceding the date when the acquiring person became an acquiring person. "Issuing corporation" means a corporation that is organized in Nevada, has 200 or more stockholders (at least 100 of whom are stockholders of record and residents of Nevada) and does business in Nevada directly or though an affiliated corporation. The above provisions do not apply if the Articles of Incorporation or By-laws of the corporation in effect on the 10th day following the acquisition of a controlling interest by an acquiring person provide that said provisions do not apply. Our bylaws exclude us from the restrictions imposed by those provisions.

     Certain Business Combinations

     Sections 78.411 to 78.444 of the NGCL restrict the ability of a "resident domestic corporation" to engage in any combination with an "interested stockholder" for three years following the interested stockholder's date of acquiring the shares that cause such stockholder to become an interested stockholder, unless the combination or the purchase of shares by the interested stockholder on the interested stockholder's date of acquiring the shares that cause such stockholder to become an interested stockholder is approved by the board of directors of the resident domestic corporation before that date. If the combination was not previously approved, the interested stockholder may effect a combination after the three-year period only if such stockholder receives approval from a majority of the disinterested shares or the offer meets certain fair price criteria. For purposes of the above provisions, "resident domestic corporation" means a Nevada corporation that has 200 or more shareholders. "Interested stockholder" means any person, other than the resident domestic corporation or its subsidiaries, who is (i) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or (ii) an affiliate or associate of the resident domestic corporation and, at any time within three years immediately before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation. The above provisions do not apply to any combination of a resident domestic corporation; (i) whose current articles of incorporation expressly state that the corporation is not to be governed by these provisions; or (ii) that amends its articles of incorporation through a vote of a majority of its stockholders, excluding any interested stockholders, so as to expressly elect not to be governed by these provisions. However, in the event a corporation amends its articles of incorporation in accordance with subsection (ii), above, such an amendment would not become effective until eighteen (18) months after its passage and would apply only to stock acquisitions occurring after its effective date. As noted above, our Amended and Restated Articles of Incorporation do not exclude us from the restrictions imposed by those provisions.

     Indemnification of Officers and Directors

     Subsection 1 of Section 78.7502 of Chapter 78 of the Nevada General Corporation Law ("NGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and that, with respect to any criminal action or proceeding, he had reasonable cause to believe his action was unlawful.

     Subsection 2 of Section 78.7502 of the NGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Except that no indemnification may be made in respect of any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     Section 78.7502 (3) of the NGCL further provides that, to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsection (1) and (2), or in the defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense. Section 78.751(3) of the NGCL provides that the indemnification provided for by Section 78.7502 of the NGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and inures to the benefit of their heirs, executors and administrators.

     Section 78.752 of the NGCL empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the authority to indemnify him against such liabilities and expenses.

     Our bylaws provide that directors, officers and certain other persons may be indemnified to the fullest extent authorized by Nevada law. Section
78.751 of the NGCL provides that any discretionary indemnification under NGCL 78.7502, unless ordered by a court or pursuant to the provisions of subsection
(2) of Section 78.751 must be authorized by a determination of the stockholders, a majority vote of a quorum of the disinterested board of directors and by independent legal counsel in a written opinion, or if a quorum of disinterested directors cannot be obtained by independent legal counsel in a written opinion.

     To the extent that any of our directors, officers, employees, or agents have been successful on the merits or otherwise in defense of any of the foregoing actions, suits, or proceedings, such person must be indemnified against reasonable expenses incurred by him in connection with the defense of such action.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling On Stage pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                         SHARES ELIGIBLE FOR FUTURE SALE

     We currently have 6,985,279 shares of common stock outstanding, along with 2,050,155 shares reserved for issuance upon the exercise of outstanding warrants and/or options to purchase shares of our common stock, of which all 4,489,903 shares offered hereby, along with the 1,400,000 shares offered in the initial public offering, will be freely tradable without restriction or further registration under the Securities Act. The remaining 3,740,940 shares of common stock outstanding are deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, and may only be sold

     (1) pursuant to an effective registration under the Securities Act,

     (2) in compliance with the exemption provisions of Rule 144, or

     (3) pursuant to another exemption under the Securities Act.

Those restricted shares of common stock will become eligible for sale, under Rule 144, at various times, subject to certain volume limitations prescribed by Rule 144 and to the agreements discussed below. In general, under rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person or persons whose shares are aggregated, including any affiliate of On Stage, who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner other than an affiliate of On Stage, would be entitled to sell within any three-month period, a number of shares that does not exceed the greater of:

(a)  one   percent   of  the   number   of   shares   of   common   stock   then
     outstanding--approximately 69,853 shares immediate after the offering; or

(b) the average weekly trading volume of the common stock during the four calendar weeks preceding the filling of a Form 144 with respect to the sale.

     No prediction can be made as to the effect, if any, that sales of shares of common stock, or even the availability of those shares for sale, will have on the market prices prevailing from time to time. We have also reserved for issuance 1,400,000 shares of common stock under our 1996 Amended and Restated Stock Option Plan. These shares have been registered under the Securities Act by the filing of a registration statement in Form S-8 and will be freely tradable upon exercise of the underlying stock options. The possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing market prices for the common stock and could impair our ability to raise capital through the sale of our equity securities.

     Prior to this offering, the market for our securities has been characterized by volatility and low trading volume. No predictions can be made with respect to the effect, if any, that public sales of shares of the common stock or the availability of shares for sale will have on the market price of the common stock after the offering. Sales of substantial amounts of common stock in the public market following the offering, or the perception that such sales may occur, could adversely affect the market price of the common stock or our ability to raise capital through sales of its equity securities. See "Risk Factors--Shares Eligible for Future Sale."

                                  LEGAL MATTERS

     Certain legal matters with respect to the validity of the common stock offered hereby will be passed upon by Chris Grobl, Esq., General Counsel of OnStage.

                                     EXPERTS

     The consolidated financial statements as of December 31, 1997 and 1998 and for each of the two years in the period ended December 31, 1998 included in this Prospectus have been included in reliance on the report of BDO Seidman, LLP, independent certified public accountants, given on authority of that firm as experts in auditing and accounting.

                              AVAILABLE INFORMATION

     We have filed a registration statement on Form SB-2 with the SEC. This Prospectus forms a part of that registration statement. This Prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. Some of the items in the registration statement are omitted from this Prospectus as permitted by the rules and regulations of the SEC. Statements made in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each statement about those contracts is qualified in its entirety by that reference.

     Following   the  offering,   we  will  become   subject  to  the  reporting
requirements of the Securities Exchange Act of 1934. In accordance with that law, we will be required to file reports and other information with the SEC. The registration statement and exhibits, as well as those reports and other information when so filed, can be inspected without charge and copied, at prescribed rates, at the public reference facilities maintained by the SEC at 450 Fifth Street, NW, Washington, D.C. 20549; and at the regional offices of the SEC at 7 World Trade Center, Suite 1300, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of the material may be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates or at the SEC's web site at http://www.sec.gov. Those reports and other information may also be inspected at the office of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington D.C. 20006-1500, once the common stock has been approved for listing or quotation on each.

     We will furnish our stockholders annual reports and unaudited quarterly reports for the first three quarters of each fiscal year. Annual reports will include audited consolidated financial statements prepared in accordance with generally accepted accounting principles. The financial statements included in the annual reports will be examined and reported upon, with an opinion expressed, by our independent auditors.

                  ON STAGE ENTERTAINMENT, INC. AND SUBSIDIARIES
                          INDEX TO FINANCIAL STATEMENTS


                                                                    Page

Independent Certified Public Accountant's Report.................   F-2

Consolidated Financial Statements

        Balance sheets...........................................   F-3 - F-4

        Statements of operations.................................   F-5

        Statements of stockholder's equity (deficit).............   F-6 - F-7

        Statements of cash flows.................................   F-8 - F-9

        Supplemental schedule of noncash investing and
          financing activities...................................   F-10

        Summary of accounting policies...........................   F-11 - F-15

        Notes to financial statements............................   F-16 - F-50





Unaudited consolidated financial statements for the three months
   ended March 31, 1999 and 1999.................................   F-37 - F-40


Report of Independent Certified Public Accountants

Board of Directors and Stockholders of On Stage Entertainment, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of On Stage Entertainment, Inc. and subsidiaries as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of On Stage Entertainment, Inc. and Subsidiaries at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years then ended, in conformity with generally accepted accounting principles. The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring operating losses, and at December 31, 1998, has a working capital deficiency of $16,791,483 that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                              /s/ BDO SEIDMAN, LLP

Los Angeles, California
April 5, 1999

                  ON STAGE ENTERTAINMENT, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS


                                                               Years ended December 31,
                                                               ------------------------
                                                                  1997          1998
                                                               ----------     ---------
Assets
Current assets
   Cash and cash equivalents..................................$ 2,323,559     $1,009,768
   Accounts receivable, net ..................................    455,340      1,264,526
   Inventory..................................................    118,700        243,413
   Deposits...................................................    342,096        125,784
   Prepaid and other assets...................................    271,338        594,777
   Notes receivable from
     officers (Note 7)........................................    136,194         77,330
                                                               ----------      ----------
Total current assets..........................................  3,647,227      3,315,598
                                                               ----------      ----------
Property, equipment and leasehold
   improvements (Notes 1 and 3)...............................  5,008,835     24,130,663
Less:  Accumulated depreciation
   and amortization........................................... (2,553,347)    (4,396,229)
                                                               -----------     ----------
Property, equipment and leasehold
   improvements, net..........................................  2,455,488     19,734,434
                                                               -----------     ----------
Cost in excess of net assets acquired,
   net of accumulated amortization of
   $7,370 at December 31, 1997 (Note 4)                           116,415              -
Direct acquisition costs (Note 11)...........................     258,133              -
Deferred financing costs, net of
   amortization of $80,813(Note 11)..........................           -      1,039,187
                                                              ------------     ----------
                                                              $ 6,447,263    $24,089,219
                                                              ============    ===========
Liabilities and Stockholders' Equity
Current liabilities
  Working capital line (Note 3).............................. $         -    $   999,679
  Accounts payable and accrued expenses                           880,286      2,533,232
  Accrued payroll and other liabilities                           698,499      1,891,924
   Current maturities of long-term
   debt (Note 3).............................................     271,918     14,682,246
                                                              ------------   -----------
Total current liabilities....................................   1,850,703     20,107,081
                                                              ------------   -----------
Long-term debt, less current
  maturities (Note 3)........................................     550,332        786,468
                                                              ------------   -----------
Total liabilities............................................   2,401,035     20,893,549
                                                              ------------   -----------


Commitments and contingencies (Note 4)
Stockholders' equity (deficit) (Notes 3
  and 5)
  Preferred stock, par value $1 per share,
  1,000,000 shares authorized; none
  issued and outstanding....................................           -             -
  Common stock; par value $0.01
  per share; authorized 25,000,000
  shares 6,595,500 and 7,452,350 shares
  issued and outstanding....................................      65,955         74,523
   Additional paid-in capital...............................   7,340,013     11,254,587
   Accumulated other comprehensive income
    Currency exchange adjustment............................           -         67,289
   Accumulated deficit......................................  (3,329,740)    (8,200,729)
                                                             ------------    -----------
Total stockholders' equity..................................   4,076,228      3,195,670
                                                             ------------    -----------
                                                             $ 6,477,263    $24,089,219
                                                             ============   ============


See accompanying summary of accounting policies and notes to consolidated financial statements.

                  ON STAGE ENTERTAINMENT, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               Years ended December 31,
                                                            ----------------------------------
                                                                 1997               1998
                                                            --------------       -------------
Net revenues..........................................      $  15,726,074        $ 27,847,476
Direct production costs...............................         11,413,524          22,228,524
                                                            --------------       -------------
Cost of revenues......................................          4,312,550           5,618,952
                                                            --------------       -------------
Operating expenses
 Selling, general and administrative.................           4,946,135           6,276,325
 Depreciation and amortization.......................             982,180           1,806,526
 Impairment loss (Note 12)...........................                   -             409,117
 Expenses at discontinued location (Note 8)..........             489,285             443,096
                                                            --------------       -------------
Operating loss.......................................          (2,105,050)         (3,316,112)

Interest expense, net (See Note 9)...................             834,333           1,554,877
                                                            --------------       -------------
Loss before income taxes.............................          (2,939,383)         (4,870,989)

Income taxes (Note 10)...............................               6,673                   -
                                                            --------------       -------------
Net loss.............................................       $  (2,946,056)       $ (4,870,989)
                                                            --------------       -------------
Basic loss per share.................................       $       (0.55)       $      (0.68)
                                                            --------------       -------------
Diluted loss per share...............................       $       (0.55)       $      (0.68)
                                                            --------------       -------------
Basic average number of common
 shares outstanding..................................           5,365,851            7,191,276
                                                            --------------       -------------
Diluted average number of common
 shares outstanding..................................           5,365,851            7,191,276
                                                            --------------       -------------


See accompanying summary of accounting policies and notes to consolidated financial statements.

                  ON STAGE ENTERTAINMENT, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS STOCKHOLDER'S
                               EQUITY Accumulated


                                                                                               Other
                                                                                           Comprehensive
                                    Shares               Amount            Capital            Income
                                  ---------           -----------        -----------       -------------
Balance, December 31, 1996.....  $ 4,002,044         $   40,020             121,024         $     -
Issuance of common stock
 in connection with the
 bridge financing (Note 3).....      195,500              1,956             364,344               -
Issuance of common stock
 to officer (Note 4)...........       40,532                405             161,724               -
Warrant exchange (Note 5)......      440,755              4,408              (4,408)              -
Issuance of common stock
 in connection with Interactive
 Events acquisition (Note 5)...       11,020                110              60,500               -
Issuance of common stock
 in connection with the initial
 public offering (Note 5)......    1,400,000             14,000           4,841,975               -
Issuance of common stock
 in connection with the
 Debentures conversion
 (Note 3)......................      505,649              5,056           1,794,854               -
Net loss for the year..........            -                  -                   -               -
                                  ----------         -----------         -----------         ----------
Balance, December 31, 1997.....    6,595,500             65,955           7,340,013               -

Issuance of common stock in
 connection with Gedco
 acquisition (Note 11).........      595,238              5,952           2,494,048               -
Issuance of common stock in
 connection with Fox Family
 acquisition (Note 11).........      206,612              2,066             721,076               -
Issuance of common stock in
 connection with private
 placement (Note 5)............       55,000                550              54,450               -
Issuance of warrants in
 connection with financing
 (Note 11).....................            -                  -             645,000               -
Comprehensive loss:
 Net loss for the year.........            -                  -                   -               -
 Currency exchange adjustment              -                  -                   -            67,289
                                   ----------         -----------          -----------       ---------
Comprehensive loss.............            -                  -                   -               -
                                   ----------         -----------          -----------       ----------
Balance, December 31, 1998.....   $7,452,350          $   74,523          $11,254,587        $  67,289
                                   ==========         ===========          ===========       ==========

                  ON STAGE ENTERTAINMENT, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                                   (continued)

                                                Accumulated                Comprehensive
                                                  Deficit                      Loss                     Total
                                              ---------------             --------------          --------------
Balance, December 31, 1996.................    $  (383,684)                 $       -               $ (222,640)
Issuance of common stock in connection
 with the bridge financing (Note 3)........              -                          -                  366,300
Issuance of common stock to officer
 (Note 4)..................................              -                          -                  162,129
Warrant exchange (Note 5)..................              -                          -                        -
Issuance of common stock in connection with
 Interactive Events acquisition (Note 5)...              -                          -                   60,610
Issuance of common stock in connection with
 the initial public offering (Note 5)......              -                          -                4,855,975
Issuance of common stock in connection with
 the Debentures conversion (Note 3)........              -                          -                1,799,910
Net loss for the year......................     (2,946,056)                (2,946,056)              (2,946,056)

Balance, December 31, 1997.................     (3,329,740)                (2,946,056)               4,076,228

Issuance of common stock in connection with
 Gedco acquisition (Note 12)...............              -                           -               2,500,000
Issuance of common stock in connection with
 Fox Family acquisition (Note 12)..........              -                           -                 723,142
Issuance of common stock in connection with
 private placement (Note 5)................              -                           -                  55,000
Issuance of warrants in connection with
 financing (Note 12).......................              -                           -                 645,000
Comprehensive loss:
 Net loss for the year......................    (4,870,989)                (4,870,989)              (4,870,989)
Currency exchange adjustment................             -                     67,289                   67,289
                                             ---------------            --------------            -------------
Comprehensive loss..........................    (4,870,989)              $ (4,803,700)                (880,558)
                                             ---------------            --------------            --------------
Balance, December 31, 1998..................    $8,200,729               $(7,749,756)               $3,195,670
                                             ===============            ==============            ==============


See accompanying summary of accounting policies and notes to consolidated financial statements.

                                       F-7

                  ON STAGE ENTERTAINMENT, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                Increase (Decrease) in Cash and Cash Equivalents

                                                               Years ended December 31,
                                                        ---------------------------------
                                                            1997                 1998
                                                        --------------      --------------

Cash flows from operating activities
   Net loss ......................................      $  (2,946,056)     $  (4,870,989)
   Adjustments to reconcile net
     loss to net cash used in operating
     activities:
   Depreciation and amortization..................            676,306          1,085,766
   Write off of cost in excess of
   net assets acquired............................                 -             102,131
   Write off of deferred financing costs..........                 -             275,000
   Impairment loss................................                 -             852,213
   Interest paid in common stock..................            194,228                  -
   Loss on disposal of property and equipment.....            (10,834)                 -
   Issuance of common stock to officer............            162,129                  -
   Non-cash interest..............................            366,300                  -
   Reverse litigation accrual.....................            (25,000)                 -
   Forgiveness of note receivable from stockholder            221,521                  -
 Increase (decrease) from changes in operating
  assets and liabilities:
   Accounts receivable............................             46,723           (809,187)
   Inventory......................................            (50,847)            (4,629)
   Deposits.......................................           (110,495)           216,312
   Pre-opening costs..............................            129,180                  -
   Prepaid and other assets.......................            (35,043)          (165,923)
   Accounts payable and accrued expenses..........            281,243            591,900
   Accrued payroll and other liabilities..........             76,513          1,193,426
   Litigation settlement accrual..................            (75,000)                 -
                                                         -------------       ------------
Total adjustments.................................          1,846,924          3,337,009
                                                         -------------       ------------
Net cash used in operating activities.............         (1,099,132)        (1,533,980)
                                                         -------------        -----------

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
           Increase(Decrease) in Cash and Cash Equivalents (continued)


                                                       Years ended December 31,
                                                  ---------------------------------
                                                      1997                 1998
                                                  --------------      -------------
Cash flows from investing activities
 Advances on notes receivable from officers.....    (357,715)            (69,024)
 Pay down on note receivable from officers......           -             127,888
 Capital expenditures...........................    (625,612)           (947,165)
 Payment for acquisitions, net of cash acquired.           -         (14,602,005)
 Direct acquisition costs.......................    (258,133)            942,063
                                                  ------------       -------------
Net cash used in investing activities...........  (1,241,460)        (14,548,243)
                                                  ------------       -------------
Cash flows from financing activities:
 Borrowing under working capital line...........           -           1,000,000
 Proceeds from long-term borrowing..............           -          13,860,007
 Repayment on long-term borrowing...............  (1,140,376)           (213,864)
 Proceeds from bridge notes.....................     875,000                   -
 Payments of bridge notes.......................    (875,000)                  -
 Net proceeds from sale of common stock
   and warrants.................................   4,855,975              55,000
 Offering costs.................................     657,801                   -
                                                  ------------        ------------
Net cash provided by financing activities.......   4,373,400          14,701,143
                                                  -------------       ------------
Effect of exchange rate charges on cash
 and cash equivalents........................... $          -        $    67,289
                                                  -------------       ------------
Net increase (decrease) in cash and cash
 equivalents....................................    2,032,808         (1,313,791)
Cash and cash equivalents at beginning of year..      290,751          2,323,559
                                                  -------------       ------------
Cash and cash equivalents at end of year........ $  2,323,559        $ 1,009,768
                                                  -------------       ------------

Supplemental Disclosure of Cash
Flow Information
   Cash paid during the year for:
   Interest..................................... $   278,059         $ 1,551,574
   Taxes........................................ $     6,673         $    44,111
                                                  =============     ============

See accompanying summary of accounting policies and notes to consolidated financial statements.

Supplemental Schedule of Non-Cash Investing and Financing Activities

     During 1997 and 1998, $712,405 and $1,000,000 of leased assets and obligations were capitalized, respectively.

     During 1997, the Company borrowed an aggregate of $1,000,000 from 21 private investors, in return for which the Company issued to such investors unsecured non-negotiable notes payable, which accrued interest at an annual rate of 9% and which matured upon the consummation the initial public offering (the "Bridge Notes"), Common Stock and warrants (collectively, the "Bridge Financing"). The Common Stock issued in connection with the Bridge Financing was valued at $366,300. As no consideration was paid for the Common Stock, this amount is considered an original issue discount and amortized over the term of the Bridge Notes.

     During 1997, the Company exchanged all of its outstanding warrants for 440,755 shares of Common Stock, which had no effect on the Company's earnings.

     During 1997, the Company sold equipment with a historical cost of approximately $55,000 at a gain. The Company accepted a note receivable as payment for the sale.

     Upon the consummation of the Company's initial public offering, 1,799,910 of outstanding convertible debentures were converted into 505,549 shares of common stock.

     During 1997, the Company issued 11,020 shares of common stock in connection with the Interactive Events acquisition.

     During 1998, in connection with mortgage financing related to the Gedco Acquisition, the Company issued 575,000 warrants to purchase the Company's Common Stock to the lender and an affiliate of the lender, which were originally valued at $500,000 and accounted for as an original issue discount. Of the 575,000 warrants originally issued, 325,000 were subsequently repriced (see Note
3) and were valued at $145,000 and accounted for as an original issue discount. The Company wrote off the remaining unamortized value of the 325,000 warrants of $275,000.

                  ON STAGE ENTERTAINMENT, INC. AND SUBSIDIARIES

                         SUMMARY OF ACCOUNTING POLICIES

Business Activity

     On Stage Entertainment, Inc. (the "Company") produces and sells live entertainment and operates live theaters and dinner theaters worldwide. The Company has continuous running shows in gaming and resort venues in California, Florida, Missouri, Nevada, New Jersey, Pennsylvania and South Carolina. The Company was incorporated on October 30, 1985 in the state of Nevada.

Principles of Consolidation

     The financial statements include the amounts of On Stage Entertainment, Inc., a publicly traded Nevada corporation (the "Company" or "OSE") and its subsidiaries, Legends in Concert, Inc., a Nevada corporation ("LIC"); On Stage Marketing, Inc., a Nevada corporation ("Marketing"); On Stage Theaters, Inc., a Nevada corporation ("Theaters"); Wild Bill's California, Inc., a Nevada corporation ("Wild Bills"); Fort Liberty, Inc., a Nevada corporation ("Ft. Liberty"); Blazing Pianos, Inc., a Nevada corporation ("Blazing"); King Henry's Inc., a Nevada corporation ("King Henry"s"); On Stage Merchandise, Inc., a Nevada corporation ("Merchandise"); On Stage Events, Inc., a Nevada corporation ("Events"); On Stage Casino Entertainment, Inc. a Nevada corporation ("Casino"); On Stage Productions, Inc., a Nevada corporation ("Productions"); On Stage Theaters North Myrtle Beach, Inc., a Nevada corporation ("North Myrtle"); On Stage Theaters Surfside Beach, Inc., a Nevada corporation ("Surfside"); and Interactive Events, Inc., a Georgia corporation (collectively, the "Subsidiaries"). All significant intercompany transactions and balances have been eliminated in consolidation. The consolidated group is referred to collectively and individually as the "Company."

Accounts Receivable

     Accounts receivable and revenue are recorded as the stage productions are run. Accounts receivable represents cash collected subsequent to the year-end in which the show ran.

Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventory

     Inventory consists of various stage and lighting supplies and are stated at cost on a first-in, first-out basis.

Property, Equipment and Leasehold Improvements

     Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to expense as incurred. Renewals or betterments of significant items are capitalized. When assets are sold or otherwise disposed of the cost and related accumulated depreciation or amortization are removed from the respective accounts, and any resulting gain or loss is recognized.

     Depreciation and amortization of property and equipment purchased prior to January 1, 1996 are provided using accelerated methods while property and equipment purchased from January 1, 1996 are depreciated on a straight line basis over the estimated useful lives, as indicated below. Leasehold improvements are amortized over the lesser of the related assets useful life or the remaining lease term.


                                                                     Years
                                                                   -------------
                      Buildings....................................   20
                      Stage equipment..............................   5-7
                      Scenery and wardrobe.........................   5-7
                      Furniture and fixtures.......................   5-7
                      Vehicles.....................................   3
                      Leasehold improvements.......................   10

Impairment of Long-Lived Assets

     The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" ("SFAS No. 121") which is effective for financial statements for fiscal years beginning after December 15, 1995. This standard establishes guidelines regarding when impairment losses on long-lived assets, which include plant and equipment, and certain identifiable intangible assets, should be recognized and how impairment losses should be measured. The Company adopted this accounting standard on January 1, 1996 and is applying the concepts to intangibles and productive assets periodically (see Notes 12).

Stock Based Compensation

     Statements of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") establishes a fair value method of accounting for stock-based compensation plans and for transactions in which an entity acquires goods or services from non-employees in exchange for equity instruments. The Company adopted this accounting standard on January 1, 1996. SFAS No. 123 also encourages, but does not require companies to record compensation cost for stock-based employee compensation. The Company has chosen to continue to account for stock-based compensation utilizing the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees, and comply with pro forma disclosure requirements." Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.

Loss Per Share

     Statement of Financial Accounting Standard No. 128 provides a different method of calculating earnings per share than is currently used in accordance with APB 15, Earnings per Share. SFAS 128 provides for the calculation of Basic and Diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of the entity, similar to fully diluted earnings per share. SFAS 128 is effective for fiscal years and interim periods after December 15, 1997. The Company has adopted this pronouncement during the fiscal year ended December 31, 1997.

     For the years ended December 31, 1998 and 1997, potential diluted securities representing 896,344 and 720,938 outstanding options and 2,724,917 and 2,077,000 outstanding warrants are not included since their effect would be anti-dilutive.

Fair Value of Financial Instruments

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Statements", ("SFAS No. 107") issued by the FASB became effective December 31, 1995. This statement requires the disclosure of estimated fair values for all financial instruments for which it is practicable to estimate fair value.

     The carrying  amounts of financial  instruments  including  cash,  accounts
receivable,   current  maturities  of  long-term  debt,  and  accounts  payable, approximate fair value because of their short maturity.

     The carrying amount of long-term debt approximates fair value because the interest rates on these instruments approximate the rate the Company could borrow at December 31, 1998.

     The Company has notes receivable from officers of the Company. Due to the related-party nature of these receivables the fair value cannot be determined.

Income Taxes

     The Company follows Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes." SFAS No. 109 requires an asset and liability approach to providing deferred income taxes and specifies that all deferred tax balances be determined by using the tax rate expected to be in effect when the taxes will actually be paid or refunds received.

Cash Equivalents

     The Company considers all liquid assets with an initial maturity of three months or less to be cash and/or cash equivalents.

Foreign Currency Translation

     Assets and liabilities of the Company's foreign affiliates are translated at current exchange rates, while revenue and expenses are translated at average rates prevailing during the year. Translation adjustments are reported as a component of other comprehensive income in stockholders' equity.

Concentration of Credit Risk

     The Company places its cash and temporary cash investments with banking institutions. At December 31, 1997 and 1998, the Company had $2,600,788 and $252,910 on deposit at one bank. Account balances at an individual bank are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000.

New Accounting Standards

     Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130") issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. Earlier application is permitted. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The Company adopted SFAS No. 130 as of January 1, 1998 and it had no effect on its financial position or results of operations.

     Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131") issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. Earlier application is permitted. SFAS No. 131 requires that the public companies report certain information about operating segments, products, services and geographical areas in which they operate and their major customers. The Company adopted SFAS No. 131 on January 1, 1998 and it had no effect on its financial position or results of operations; however, disclosures on certain of these items was expanded.

     Statement of Position 98-5, "Reporting on the Costs of Start-up Activities," ("SOP 98-5") issued by the American Institute of Certified Public Accountants is effective for financial statements beginning after December 15, 1998. SOP 98-5 requires that the costs of start-up activities, including organization costs, be expensed as incurred. Start-up activities are defined broadly as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customers (excluding ongoing customer acquisition costs, such as policy acquisition costs and loan origination costs) or beneficiary, initiating a new process in an existing facility, or commencing some new operation. The Company does not expect the adoption of SOP 98-5 to have a material impact, if any, on its financial position or results of operations.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" effective for financial statements with fiscal years beginning after June 15, 1999. SFAS No. 133 provides a comprehensive and consistent standards for the recognition and measurement of derivatives and hedging activities and requires all derivatives to be recorded on the balance sheet at fair value. The Company does not expect the adoption of SFAS No. 133 to have a material impact, if any, on its results of operations, financial position or cash flows.

Reclassifications

     Certain 1997 amounts have been reclassified to conform to the 1998 presentation.

                  ON STAGE ENTERTAINMENT, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Property, equipment and leasehold improvements consist of the following:

                                                                          December 31,
                                                            --------------------------------------
                                                                 1997                    1998
                                                            ---------------        ---------------
     Land.................................................. $          -            $  11,329,376
     Buildings.............................................            -                4,389,287
     Stage equipment.......................................    2,267,456                3,743,769
     Scenery and wardrobe..................................    1,047,750                1,286,957
     Furniture and fixtures................................    1,002,674                1,134,555
     Vehicles..............................................       12,757                   12,757
     Leasehold improvements................................      678,198                2,233,962
                                                            --------------          --------------
                                                               5,008,835               24,130,663
     Less accumulated depreciation and amortization........   (2,553,347)              (4,396,229)
                                                            --------------          --------------

Total property, equipment and leasehold improvements, net.. $  2,455,488            $  19,734,434
                                                            ==============          ==============

The cost of assets held under capital leases was $1,008,432 and $2,008,432 at December 31, 1997 and 1998, respectively.

NOTE 2 - GOING CONCERN

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the financial statements do not purport to represent realizable or settlement values. However, the Company has suffered recurring operating losses and has a working capital deficit $16,791,000 that impairs its ability to obtain additional financing. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties

     The Company has historically met its working capital requirements through a combination of cash flow from operations, equity and debt offerings and traditional bank and financing. The Company anticipates, based on its proposed plans and assumptions relating to its operations that the Company's current cash, cash equivalent balances, anticipated revenues from operations are insufficient to fund the Company's ongoing operations.

     The Company intends to manage short-term liquidity concerns through the renegotiations of its expired working capital line, capital leases and mortgage facilities. The Company has either closed down or restructed any business units that are not generating positive cash flow. In addition, the Company has lowered selling, general and administrative costs as a percent of net revenues from 32% in 1997 to 22% in 1998 and continues to downsize and restructure its selling, general and administrative functions.

     In addition, the Company is continuing its efforts to secure working capital for operations, expansion and possible acquisitions, mergers, joint ventures, and/or other business combinations. However, there can be no assurance that the Company will be able to secure additional capital or that if such capital is available, whether the terms or conditions would be acceptable to the Company.

NOTE 3 - WORKING CAPITAL LINE, NOTES PAYABLE AND LONG-TERM DEBT

     Working Capital Line

     In May 1997, First Security Bank of Nevada ("First Security") issued a line of credit to the Company for up to $250,000. Borrowings under such facility bear variable interest at 1.5% over the First Security Bank of Idaho's index (9.25% at December 31, 1998). On September 28, 1998, First Security increased the line of credit from $250,000 to $1,000,000 and extended the expiration date of the line to March 25, 1999. As of December 31, 1998, the Company had drawn $1,000,000 on the line of credit and the balance outstanding at December 31, 1998 is $999,679. The CEO has personally guaranteed the line of credit.

         Long-term debt consists of the following:

                                                                          December 31,
                                                            ------------------------------------
                                                               1997                    1998
                                                            -------------          -------------
ICCMIC Mortgage Loan (a)................................... $           -          $  14,150,000

Capital  lease  obligations  with  interest  ranging
  from  9.7% to 30.7% due in monthly installments
  ranging from $265 to $18,202,  including interest,
  various maturities dates through November 2001,
  secured by office communication equipment,
  and production equipment.................................       822,250             1,318,714
                                                            -------------          -------------
Total long-term debt.......................................       822,250            15,468,714
Less current maturities....................................       271,918            14,682,246
                                                            -------------          -------------
                                                            $     550,332          $    786,468
                                                            =============          =============


     As of December 31, 1998 the future minimum principal debt payments and lease payments under capital leases are as follows:



    Year ending                                   ICCMIC                         Capital
    December 31,                                   Loan                          Leases
 -----------------                            --------------                 --------------

     1999....................................  $ 14,150,000                  $    638,227
     2000....................................             -                       597,541
     2001....................................             -                       250,751
                                              --------------                 --------------
                                               $ 14,150,000
                                              ==============
 Total.......................................                                   1,486,519
                                                                             ==============
 Less: Amounts representing interest costs...                                     167,805
                                                                             --------------
 Net present values..........................                                   1,318,714

 Less:  Capital lease obligations
   included in short-term debt...............                                     532,246
                                                                             --------------

 Long-term capital lease obligations.........                                $    786,468
                                                                                                                =========


     (a) The Company funded the cash portion of the Gedco Acquisition purchase price and transaction fees and expenses with $12.5 million of mortgage financing from Imperial Credit Commercial Mortgage Investment Corp ("ICCMIC")(see Note
11). This mortgage facility matures on March 13, 2029 and installments thereon are paid monthly at an interest rate of 9.75%. In connection with the financing, the Company issued ICCMIC and Imperial Capital Group LLC (an affiliate of ICCMIC), an aggregate of 575,000 warrants immediately exercisable into shares of Common Stock at an exercise price of $4.44. These warrants were valued at $500,000 and accounted for as an original issue discount. Additionally, the Company funded the cash portion of the Fox Family Acquisition (see Note 11) with $1,000,000 of mortgage financing from ICCMIC. The mortgage facility matures on June 30, 2029 and installments thereon are paid monthly at a rate of 10.28%.

     On October 7, 1998, ICCMIC loaned the Company an additional $550,000, secured by a first deed of trust on the Company's Legends in Concert Theater in Surfside Beach, South Carolina. In connection with this additional financing, the Company modified the Common Stock purchase warrant that the Company issued to ICCMIC on March 13, 1998 (and the corresponding warrant agreement) by reducing the exercise price of ICCMIC's 325,000 warrants to purchase shares of the Company's Common Stock from $4.44 per share to $1.25 per share. The re-priced warrants were valued at $145,000 and accounted for as an original issue discount. The Company wrote off the remaining unamortized original value of the 325,000 warrants of $275,000.

     During 1995, the Company conducted a private placement of debentures originally due on August 31, 1997, (the "Original Debentures") with aggregate proceeds of $1,989,064 (the "1995 Private Placement"). In order to (i) extend the maturity date of the Original Debentures and (ii) eliminate certain covenants in the Original Debentures that were disadvantageous to the Company, the Company offered to either (a) exchange the outstanding original Debentures for Debentures due January 4, 1999, or (b) to repurchase the original Debentures upon the terms and subject to the conditions set forth in an Offer to Exchange or Repurchase the original Debentures (the "Exchange or Repurchase Offer"). In connection with the Exchange or Repurchase Offer, the holders of $1,714,064 principal amount of the Original Debentures tendered their original Debentures in exchange for Debentures in the same principal amount and holders of $275,000 principal amount of the Original Debentures opted to have them repurchased. On August 13, 1997, the Company converted the entire $1,714,064 principal amount of Debentures into an aggregate of 505,649 shares of common stock. The aforementioned conversion was based upon a ratio of 295 shares of common stock per each $1,000 principal amount of Debentures. The conversion resulted in a onetime, non-recurring, interest expense charge in the amount of $194,228 (based on an imputed value of $ 4.00 per share of common stock).

     On February 29, 1996, On Stage entered into a loan agreement with DYDX Legends Group, L.P. ("DYDX") pursuant to which On Stage borrowed $1,000,000 from DYDX(the "DYDX Loan"). The DYDX Loan accrued interest at a rate of 8% per annum, was to mature on January 1, 1998 and was secured by a security agreement pursuant to which DYDX had a lien on substantially all of the present and future assets of On Stage. In addition, if On Stage did not file an initial public offering registration statement by June 30, 1996, it would be in default under the DYDX Loan.

     The Company and DYDX entered into several extension agreements, one of which included the repayment of $250,000.

     In order to effect the bridge financing (defined below), On Stage and DYDX entered into an Amended and Restated Loan Agreement as of March 19, 1997 in connection with which the security agreement executed in connection with the DYDX Loan and DYDX's security interest in the Company's assets were terminated, the maturity date of the DYDX Loan was extended to coincide with that of the bridge financing notes and its interest rate was increased to 9% per annum. On August 13, 1997, the Company paid off, in full, all outstanding principal and accrued interest of $773,014, owed by the Company under the DYDX loan.

     Bridge Financing

     On March 26, 1997, On Stage completed a bridge financing of $1,000,000 of unsecured non-negotiable notes, common stock and warrants (the "Bridge Financing") through On Stage's underwriter, Whale Securities Co., L.P. (the "Placement Agent"). The net proceeds to the Company after deducting the Placement Agent's commissions and other offering expenses were $875,000. The common stock was assigned a value of $444,000 less expenses of $77,700 resulting in a credit to equity of $366,300. As no consideration was paid for the common stock, this amount is considered an original issue discount and interest expense over the term of the related notes payable. On August 13, 1997, the Company paid off, in full, all outstanding principal and accrued interest of $1,036,746, owed by the Company under the Bridge Financing notes.

NOTE 4 - COMMITMENTS AND CONTINGENCIES

     Leases

     On Stage leases various offices, condominiums, warehouses and theaters under operating leases ranging in monthly payments from $1,026 to $38,994. Rent and lease expenses included in cost of revenues for the years ended December 31,1997 and 1998 was $595,425 and $1,301,771, respectively. Rent and lease expenses included in selling, general and administrative expense for the years ended December 31, 1997 and 1998 was $252,905 and $323,048, respectively.

         The total minimum rental commitment at December 31, 1998 is as follows:

          Year ending
          December 31,                                             Amount
         --------------------                                  --------------
              1999............................................  $  1,223,346
              2000............................................     1,166,987
              2001............................................     1,048,471
              2002............................................     1,017,408
              2003............................................       547,421
              Thereafter......................................     4,496,638
                                                               --------------
                                                                $  9,500,271
                                                               ==============
     Employment Contracts

     On February 1, 1997, the Company entered into an employment agreement with the principal stockholder to employ him as its Chairman of the Board and Chief Executive Officer until May 31, 2000. In accordance with this employment agreement, the principal stockholder will receive an annual salary of $250,000. and may be entitled to receive an annual 10% increase of his base salary amount. The Company has the right to terminate the principal stockholder's employment at any time without cause, provided that the Company pays the principal stockholder a lump sum payment equal to one year's base salary, car allowance and insurance allowance. Also in February 1997, the Company amended the employment agreements with the CFO and the President which, among other things, extended their current employment agreements through May 31, 2000. In connection with each of their respective employment agreements, the CEO, President and CFO also entered into confidentiality and non-competition agreements with the Company.

     The Company has employment agreements with certain executive officers and employees, the terms of which expire at various dates through May, 2000. Such agreements provide for minimum salary levels and incentive bonuses based on prescribed formulas over their terms.

         Aggregate commitments related to employment contracts are as follows:

            Year ending
            December 31,                                         Amount
        --------------------                                  -------------

               1999.......................................... $    668,940
               2000..........................................      320,270
               2001..........................................       47,482
                                                              -------------
                                                              $  1,036,692
                                                              ============
     Executive Bonus Plan

     In March 1997,  On Stage  implemented  a three-year  Executive  Bonus Plan, administered by the Board of Director's Compensation Committee. Under the Executive Bonus Plan, an annual bonus pool of up to 5% of On Stage's audited pre-tax earnings, after non-recurring charges such as original issue discount, compensation and interest expense charges, but excluding extraordinary items("Pre-Tax Earnings"), may be established for distributions at the discretion of On Stage's Board of Directors, to On Stage's executive officers (other than the Chairman and CEO who is not eligible for bonuses under the Executive Bonus Plan)in 1998, 1999 and 2000, provided that On Stage achieves minimum Pre-Tax Earnings for the respective preceding year as follows:

                                                          Minimum
    Year ending                                           Pre-Tax
    December 31,                                          Earnings
--------------------                                  --------------
     1998............................................  $  5,000,000
     1999............................................     8,700,000
     2000............................................     8,900,000
                                                      --------------
                                                       $ 22,600,000
                                                      ==============
     Legal Proceedings

     The Company is a party to various legal proceeding in the ordinary course of its business. The Company believes that the nature of the proceedings are typical for a company of its size and scope in the entertainment industry, and that none of these proceedings are material to its financial position, results of operations and changes in cash flows.

NOTE 5 - STOCKHOLDER'S EQUITY

     Initial Public Offering

     On August 13, 1997, the Company completed an initial public offering of 1,400,000 shares of Common Stock at $5.00 per share and redeemable warrants to purchase 1,610,000 shares of Common Stock at $0.10 per warrant (the "IPO"). The net proceeds to the Company of the IPO after underwriting discounts, commissions and expenses was approximately $4,855,975.

     Stock Split

     On March 18, 1997, On Stage effectuated a 1 for 1.814967 reverse stock split of On Stage's common stock ("Reverse Split"). Accordingly, $29,828 was transferred from accumulated deficit to common stock and On Stage has retired 26,422 of the principal stockholder's shares of common stock. All common stock, common stock warrants, options and grants and income (loss) per share information disclosed in the financial statements and notes have been adjusted to give effect to the Reverse Split and the retirement of the principal stockholder common stock.

     DY/DX Corp.  Common Stock Purchase Agreement

     On October 2, 1998, the Company entered into a common stock purchase agreement with DY/DX Corp., an Illinois corporation, to sell up to 500,000 shares of On Stage's common stock at an aggregate purchase price of $500,000. As of December 31, 1998, DY/DX Corp. had purchased 55,000 shares of On Stage's common stock pursuant to this agreement.

     Warrants Converted to Common Stock

     In connection with the closing of the DYDX Loan and subsequent extensions (see Note 3), the lender was issued warrants to purchase 550,974 shares of the Company's common stock in February 1996 at an original exercise price per share equal to the initial public offering price of the Company's common stock (the "DYDX Warrant"). In connection with the Third Extension of the DYDX Loan, the Company split the DYDX Warrant into two warrants, one in the name of DYDX for the purchase of 440,779 shares of Common Stock and the other in the name of an affiliate of DYDX, for the purchase of 110,195 shares of Common Stock, and reduced the exercise price of both warrants to $3.99 per share, which approximates fair market value at the date of the reduction.

     On March 17, 1997, the Company exchanged all of its outstanding warrants for shares of its common stock (the "Warrant Exchange Shares") on a cashless basis(the "Warrant Exchange"). The number of Warrant Exchange Shares issued to each warrant holder in the Warrant Exchange was equal to the number of warrants held by such holder divided by the exercise price of the holder's warrants, based on the number and price of the warrants prior to the Reverse Split. As a result of the Warrant Exchange, all of the Company's currently outstanding warrants were canceled and exchanged for a total of 799,956 Warrant Exchange Shares on a pre-Reverse Split basis, which amount was reduced to 440,755 shares in connection with the Reverse Split. The Warrant Exchange had no effect upon the Company's earnings.

     1996 Stock Option Plan

     The Board of Directors and the Company's then sole stockholder approved the Company's Incentive Stock Option Plan on August 7, 1996 (the "Option Plan"). Pursuant to an amendment to the Option Plan, effected on March 19, 1997, an aggregate of 785,000 shares of common stock have been reserved for issuance pursuant to options granted and available for grant under the Option Plan. The Option Plan is designed to further the interests of the Company by providing incentives their employees to continue to work for the betterment of the Company in return for sharing in the success of the Company through the Option Plan.

     Under the Option Plan, a committee (the "Committee") has been appointed by the Board of Directors to administer the Option Plan and is authorized to grant options thereunder to all eligible employees of the Company, including certain officers and directors of the Company as well as to others providing services to the Company. The Option Plan provides for the granting of both: (i) "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended, which are intended to qualify for special federal income tax treatment ("ISOs") to employees (including officers and employee directors) and(ii) "non-qualified stock options" ("NQSOs") to employees (including officers and employee directors) non-employee directors, and consultants. Options can be granted under the Option Plan on such terms and at such prices as determined by the Committee, except that in the case of ISOs, the per share exercise price of such options cannot be less than the fair market value of the Common Stock on the date of grant. In the case of an ISO granted to a 10% stockholder the per share exercise price cannot be less than 110% of such fair market value. To the extent that the grant of an option results in the aggregate fair market value of the shares with respect to which incentive stock options are exercisable by a grantee for the first time in any calendar year exceed $100,000, such option will be treated under the Option Plan as an NQSO.

     Options granted under the Option Plan will become exercisable after successful completion of the vesting period or periods specified in each option agreement. Except as otherwise determined by the Committee, options become exercisable as to one-third of the shares subject to the option on each of the first, second and third anniversaries of the date of grant of the option. Options are not exercisable, however, after the expiration of ten years from the date of grant(or five years from such date in the case of an ISO granted to a 10% Stockholder) and are not transferable other than by will or by the laws of descent and distribution.

     Except as the Committee may determine with respect to NQSOs, if the holder of an option granted under the Option Plan ceases to be an employee, options granted to such holder shall terminate three months (12 months if the termination is a result of the death or disability of the employee) from the date of termination of employment and shall be exercisable as to only those options exercisable as of the date of termination.

     In March 1996, On Stage hired a new President and Chief Operating Officer (the "President"). As part of the President's employment agreement, On Stage granted him options to purchase 311,300 shares of the Company's common stock. The President has elected to classify 75,132 of the options as ISOs which vest in three equal annual installments commencing on the date of the grant. The remaining 236,168 are to be classified as NQSOs, of which one-half vest immediately, one-quarter vest on the first anniversary of the grant date, and the balance vest on the second anniversary of such grant. The exercise price of all of the President's stock options is $3.99 per share, which was the fair value at the date of grant.

     In August and December 1996, the Company granted options to purchase a total of 120,359 shares of the Company's common stock to certain other employees of the Company. These options were granted under the Company's 1996 Stock Option Plan and have an exercise price of $5.00 per share. Unless otherwise determined by the Committee, the options have a term of ten years from the date of grant and are subject to earlier termination in certain events related to the termination of employment. The options vest in three equal annual installments commencing on the first anniversary of the date of the grant.

     In February 1997, the CFO entered into an amended employment agreement under which he was granted 85,000 additional stock options (see Note 4).

     Non-employee Directors' Options

     In March 1997, the Company provided for each non-employee director of the Company to receive, in addition to reimbursement of expenses incurred in attending Board meetings, an option to purchase 10,000 shares of Common Stock each year that he or she serves as such a director (each such year, a "Grant Year"), partially contingent upon the director's attendance at the Company's four scheduled Board of Director meetings during the Grant Year. One-quarter of the annual option grant shall vest as of each of the Grant Year's first three scheduled Board of Director meetings and the remainder of such option will vest as of the fourth scheduled meeting, provided, in the latter case, that the director has attended all four of that Grant Year's scheduled Board meetings.

     In June 1998, the Company increased its number of shares of common stock reserved for issuance pursuant to the exercise of options under the option Plan from 765,000 to 1,400,000 options.

     The option and warrant activity during the years ended December 31, 1997 and 1998 is as follows:



                                                               Weighted
                                                               Number of             Average
                                                                Options             Exercise
                                                              and Warrants            Price
                                                             --------------       -------------
 Outstanding at December 31, 1996.........................   $    456,453          $    4.31
 Cancelled................................................         (8,000)             (5.00)
 Granted..................................................      2,790,240               5.63
 Exercised................................................       (440,755)             (5.00)
                                                             --------------       -------------
Options and warrants outstanding at December 31, 1997.....      2,797,938               5.52
Granted...................................................      1,399,511               2.33
Canceled..................................................       (576,188)             (4.31)
                                                             --------------       -------------

Options and warrants outstanding at December 31, 1998.....   $  3,621,261         $     3.90
                                                             --------------       -------------

Options and warrants exercisable at December 31, 1998.....   $  3,480,845         $     4.06
                                                             --------------       -------------

Information relating to stock options and warrants at December 31, 1998 summarized by exercise price are as follows:

                               Outstanding                                Exercisable
Exercise                     Weighed Average                           Weighed Average
 Price           -----------------------------------------       --------------------------
 Share           Shares      Life (Year)    Exercise Price         Shares     Exercise Price
----------       --------    -----------    --------------        --------    --------------
 $1.25           325,000        4.3              $1.25            325,000         $1.25
 $1.50           664,094        9.7              $1.50            664,094         $1.50
 $4.38            75,000        9.5              $4.38                 -          $4.38
 $4.44           250,000        4.3              $4.44            250,000         $4.44
 $5.00           230,167        8.8              $5.00            164,751         $5.00
 $5.50         1,822,500        3.5              $5.50          1,822,500         $5.50
 $8.25           114,500        3.5              $8.25            114,500         $8.25
 $9.08           140,000        3.5              $9.08            140,000         $9.08
                ---------     ---------      ------------       ----------     ------------
               3,621,261        5.2              $3.90          3,480,845         $4.06
               ==========     =========      ============       ==========     ============

     All stock options issued to employees have an exercise price not less than the fair market value of the Company's common stock on the date of grant, and in accordance with accounting for such options utilizing the intrinsic value method there is no related compensation expense recorded in the Company's financial statements. Had compensation cost for stock-based compensation been determined based on the fair value at the grant dates consistent with the method of SFAS 123, the Company's net income and earnings per share for the years ended December 31, 1997 and 1998 would have been reduced to the pro forma amounts presented below:


                                         1997               1998
                                   ---------------     --------------
  Net loss
    As reported..................  $ (2,946,056)       $ (4,870,989)
    Pro forma....................  $ (3,335,419)         (5,374,773)

  Basic and diluted loss per share
    As reported..................  $      (0.55)              (0.68)
    Pro forma....................  $      (0.62)              (0.75)


     The fair value of option grants is estimated on the date of grants utilizing the Black-Schools option-pricing with the following weighted average assumptions for in 1997, expected life of 10 years: expected volatility of 38.06%, risk-free interest rates of 6.0%, and a 0% dividend yield. The fair value was calculated in 1998 using the following assumptions: expected life of 10 years, expected volatility of 17.59%, risk-free interest rates of 6%, and a 0% dividend yield. The weighted average fair value at date of grant for options granted during 1997 and 1998 approximated $1.71 and $0.87 per option, respectively.

     Due to the fact that the Company's stock option programs vest over many years and additional awards are made each year, the above pro forma numbers are not indicative of the financial impact had the disclosure provisions of FASB No. 123 been applicable to all years of previous option grants.

NOTE 6 - SIGNIFICANT VENUES AND CONCENTRATION OF CREDIT RISK

     Revenues from certain venues comprised 10% or more of total revenues. The following table shows the percentage of revenues of these venues to total revenues.

                                                  Years ended December 31,
                                              ------------------------------
                                                  1997               1998
                                              ------------        ----------

       Venue A............................        25 %               12 %
       Venue B............................        28                 15
       Venue C............................        10                  6
       Venue D............................         -                 11
                                              -----------         ----------
                                               $  63 %             $ 44 %
                                              ===========         ==========

NOTE 7 - NOTES RECEIVABLE FROM OFFICERS

     In March 1997, the Company agreed with its Underwriter, that it would neither loan nor advance any sums to or on behalf of Mr. Stuart other than those sums advanced to Mr. Stuart from December 31, 1996 through the date of the IPO, without the Underwriter's prior written consent. The Company also received the authorization from the Underwriter, to advance John Stuart up to another $150,000 for settlement of certain litigation pending against Mr. Stuart for his involvement in the Legends in Concert, Hawaii show.

     On October 23, 1997 and November 17, 1997, the Company obtained the written consent of the Underwriter to advance the CEO the amounts totaling $100,000 (the "Advances"), which advances bear interest at a rate of 10% per annum, mature December 31, 1998 and are evidenced by promissory notes executed by the CEO in favor of the Company.

     At December 31, 1997, the notes receivable balance was $136,194 including accrued interest income of $1,041. The difference ($35,153) between the December 31, 1997 ending balance ($136,194) and the note receivable were personal charges ($17,007) to the corporate credit card and $18,146 in show fees received by Stuart on behalf of the Company. Mr. Stuart has since repaid the $35,153 to the Company. The Company has agreed with its Underwriter not to loan or advance any further sums to Mr. Stuart, without the prior consent of the Underwriter. As of December 31, 1998, the amount due from the Chief Executive Officer was $8,306.

     During 1998, the Company advanced $63,213 to an officer of the Company. This advance is payable April 12, 1999 and bears interest at 8%. For the year ended December 31, 1998, $3,803 of interest was accrued and added to the balance of the advance. The note is secured by the officer's 40,532 shares of common stock. In April 1999, the Company extended the maturity date of the note to December 31, 1999.

     On April 16, 1999, the officer sold to the CEO 40,532 shares of the Company's common stock. In exchange, the CEO agreed to assume the officer's $60,798 note in favor of the Company, with recourse only to the 40,532 shares of common stock purchased from the officer. The officer executed a new promissory note in the principal amount of $7,472, which was subsequently forgiven as part of the officer's employment restructuring.

NOTE 8 - EXPENSES AT DISCONTINUED LOCATION

     The Company decided to close its Legends production in Daytona Beach, Florida on December 31, 1997. As part of the closing, the Company incurred additional expenses of $489,285 during 1997. Additionally, in 1998 the Company wrote-off $443,096 in net assets. The Company has plans to transfer all the remaining furniture and equipment at the Daytona Beach facility to other locations which have performances in 1999.

NOTE 9 - INTEREST EXPENSE

     As more fully discussed in Note 3, the conversion of the Debentures resulted in a one time, non-recurring, interest expense charge of $194,228 and the Bridge Financing resulted $366,000 original issue discount and interest expense during 1997.

NOTE 10 - INCOME TAXES

Income taxes in the statement of operations consists of the following:


                                                      1997            1998
                                                  -------------   -------------
  Current
     Federal..................................    $       -       $
     State....................................         6,673
                                                  ------------    -------------
                                                  $    6,673      $
                                                  ============    =============

Deferred taxes are as follows:

                                                 Years ended December 31,
                                              -------------------------------
                                                  1997               1998
                                              -------------     -------------
    Deferred tax assets
      Litigation accrual.....................  $    21,080     $     74,480
      Allowance for doubtful accounts........           -            94,872
      Impairment loss........................           -           155,464
      Start-up costs.........................           -           222,938
      Net operating loss carryforward........      848,426        2,399,773
                                              -------------   ---------------
   Total deferred tax assets.................      869,506        2,947,527
   Less: Valuation allowance.................     (869,506)      (2,947,527)
                                              -------------   ---------------
                                              $         -      $          -
                                              =============   ===============


The net deferred tax assets have a 100% valuation allowance as management cannot determine if it is more likely than not that the deferred tax assets will be realized.

     Income taxes in the statement of operations differs from the amount computed by applying the U.S. Federal income tax rate (34%) because of the effect of the following items:

            Years ended December 31,              1997               1998
-----------------------------------------     -------------     -------------
U.S. Federal statutory rate applied
   to pretax income (loss)...................  $ (999,390)       $(1,641,139)
Permanent differences........................       5,663            144,149
State income taxes, net of Federal benefit...       2,269                  -
Tax effect of unrecognized net
  operating loss carry forward...............     998,131          1,496,990
                                              -------------      -------------
                                               $    6,673        $         0
                                              =============      =============

     At December 31, 1998, the Company had Federal and state net operating loss carryforwards of approximately $3,138,544 and $6,315,193, respectively, which expires in 2018. Under Federal Tax Law IRC Section 382, certain significant changes in ownership that the Company is currently undertaking may restrict the future utilization of these tax loss carryforwards.

NOTE 11 - BUSINESS ACQUISITIONS

     Interactive Purchase and Disposition

     On November 1, 1996, On Stage entered into a Common Stock Purchase Agreements with Interactive Events, Inc. ("Interactive"), which created and implemented interactive events for parties and conventions. On Stage issued 19,284 and 11,020 shares of its common stock on November 1, 1996 and November 1, 1997, respectively, as payment. On Stage recorded $129,180 as the excess of the purchase price over the net assets acquired, which was being amortized over ten years. At December 31, 1998, On Stage determined there was an impairment in the value of the excess of the purchase price over the net assets acquired in connection with the Interactive purchase and wrote off the remaining unamortized balance of $102,131.

     On February 23, 1999, the Company entered into a Common Stock Purchase Agreement with Richard S. Kanfer, the Company's former Vice President of Sales and former owner of Interactive Events, Inc. ("Kanfer"), pursuant to which the Company agreed to reconvey all of the assets of Interactive Events, Inc. to Kanfer, in exchange for 30,304 shares of the Company's Common Stock, a non-plan option to purchase 15,000 shares of the Company's Common Stock and 19,835 incentive stock options to purchase shares of the Company's Common Stock. In addition, the Company and Kanfer agreed to mutually release each other from any liability arising out of the original purchase of Interactive Events, Inc. by the Company from Kanfer and any claim relating to Kanfer's subsequent employment with the Company. Contemporaneous therewith, the Company and Kanfer entered into a right of representation agreement, pursuant to which the Company granted to Kanfer the right to exclusively represent its "Legends" production in designated areas in return for a division of the gross proceeds generated from any production thereof.

     Gedco USA, Inc. Acquisition

     On March 13, 1998, the Company completed its acquisition of certain assets from Gedco USA, Inc. and its affiliates for a purchase price of $14,000,000, consisting of $11,500,000 in cash and 595,238 shares of Common Stock valued at $2,500,000 (the "Gedco Acquisition"). Included in the Gedco Acquisition were substantially all of the income producing assets and associated real property of Orlando Entertains and LA Entertains, consisting of King Henry's Feast, Blazing Pianos piano bar, the Fort Liberty shopping complex that includes a Wild Bill's Dinner Theater, each of which is located in greater Orlando, Florida, and a second Wild Bill's Dinner Theater located in Buena Park, California. Gerard O'Riordan, President of Gedco USA, Inc., joined the Company as President of On Stage Theaters, Inc., a wholly subsidiary of the Company that manages the acquired dinner theaters and piano bar as well as other selected theaters.

     On May 27, 1999, Hanover Restaurants, Inc. ("Hanover") returned the 595,238 shares of On Stage Common Stock originally issued to Hanover in connection with the Gedco Acquisition (the "Hanover Shares"). The Hanover Shares were returned to On Stage pursuant to the terms of a Mutual Release and Settlement Agreement, which was entered into by and between On Stage and Gedco USA, Inc. as a result of a dispute that arose in connection with the Gedco Acquisition (the "Settlement Agreement"). In exchange for the return of the Hanover Shares, On
Stage: (1) Granted Hanover a warrant to purchase 595,238 shares of its' Common Stock at a purchase price of $1.50; and (2) Released its' claim to approximately $925,000 which was being held in escrow as security for certain representations and warranties made by Gedco USA, Inc. representatives in connection with the Gedco Acquisition.

     On March 13, 1998, Imperial Credit Commercial Mortgage Investment Corporation ("ICCMIC") signed an agreement with On Stage to fund up to $20,000,000 of mortgage financing. On the same day, On Stage used $12,500,000 of the facility to fund the cash portion of the Gedco Acquisition. On June 30, 1998, On Stage used an additional $1,100,000 to fund the cash portion of the purchase of a fee simple interest in the Legends Theater in Surfside Beach, South Carolina, and the purchase of a leasehold interest in the Eddie Miles Theater in North Myrtle Beach, South Carolina. On October 7, 1998, On Stage used an additional $550,000 for working capital purposes. In addition, On Stage granted Imperial Credit and related entity warrants to purchase an aggregate of 575,000 shares of common stock at an exercise price of $4.44 per share. In consideration for Imperial Credit's October 7, 1998 funding of $550,000, On Stage reset the strike price on 325,000 of the Imperial Credit warrants from $4.44 to $1.25 per share.

     The Company made January, February and March 1999 payments to ICCMIC after the due date for those payments. As a result of those delinquencies, the Company has incurred late charges and default interest, which the Company has not paid. The Company is in default under the ICCMIC facility and the Company is unable to borrow additional funds under the facility. As of August 6, 1999, the Company had not made the Company payments to ICCMIC due April 1, 1999, May 1, 1999, June 1, 1999, July 1, 1999 or August 1, 1999. The Company is currently negotiating with ICCMIC to extend some of the repayment terms under this facility and to obtain waivers or amendments with respect to other defaults under the facility, including a breach of debt service coverage ratio warranties.

     The components of the purchase price and its allocation to the assets and liabilities are as follows:

                                                              Amount
                                                          -------------
Purchase price:
   Liabilities assumed................................... $    986,044
   Cost of acquisition incurred..........................    1,645,874
   Cash paid.............................................   11,500,000
                                                          -------------
                                                          $ 14,131,918
                                                          =============

NOTE 11 -  BUSINESS ACQUISITION (continued)

Cash paid for the purchase of Gedco, USA, Inc. net of cash received is as follows:

                                                          Amount
                                                     -------------

    Cash paid to sellers............................  $ 11,500,000
    Acquisition costs...............................     1,645,874
                                                     --------------
                                                        13,145,874
         Less cash received.........................      (383,444)
                                                     --------------
                                                      $ 12,762,430
                                                     --------------

     The costs of acquisition increase primarily relates to the lenders origination fee of $750,000, legal fees of $240,000, financing fees of $100,000, recording fees of $100,000, and accounting fees of $125,000.

     The acquisition was accounted for as a purchase and the assets acquired were recorded at a fair market value. The building and equipment are being depreciated over twenty and three years, respectively, under the straight-line method. The costs of acquisition incurred primarily relates to the lenders origination fee of $750,000, legal fees of $240,000, financing fees of $100,000, recording fees of $100,000, and accounting fees of $125,000. The allocation of the purchase price was as follows:

                                                               Amount
                                                           --------------
 Cash.................................................... $    383,444
 Inventory...............................................      120,084
 Prepaid expenses........................................      157,516
 Land....................................................    9,423,977
 Building................................................    2,690,990
 Equipment...............................................      605,607
 Deferred financing acquisition expenses.................      750,000
                                                           --------------
 Deferred financing acquisition expenses................. $ 14,131,918
                                                           --------------

     The difference between previously reported purchase price of $16,631,918 and the above-reported $14,131,918 is primarily due to the re-conveyance of the 595,238 shares of common stock issued to Hanover in connection with the Gedco Acquisition, valued at $2,500,000 as of March 13, 1998. The assets acquired and liabilities assumed were transferred to either the Company's wholly owned subsidiary, On Stage Theaters, Inc., or a wholly owned subsidiary of On Stage Theaters, Inc., concurrent with the acquisition.

     The Gedco acquisition was accounted for as a purchase and the operations of Gedco are included in the Company's operations as of the date of the acquisition.

The unaudited pro forma results of operations presented below reflect the Company's operations as though the acquisition had taken place at the beginning of each period presented. The pro forma results have been prepared for comparative purposes only, and are not necessarily indicative of what the actual result of operations would have been had such acquisitions occurred at the beginning of the periods presented, or what results of operations will be in the future.

                                                Years ended December 31,
                                         -----------------------------------
                                            1997                     1998
                                         -----------             -----------

     Revenues............................ $  29,601,646        $  30,328,361
     Operating income (loss).............       618,756           (3,003,214)
     Net loss............................    (1,922,522)          (4,758,688)
     Basic and diluted loss per share....          (.30)               (0.65)
     Basic and diluted average number
      of common shares outstanding.......     6,396,079            7,307,062

     Calvin Gilmore Productions, Inc. Acquisition

     On June 30, 1998, the Company completed its acquisition of certain assets from Calvin Gilmore Productions, Inc. ("CGP"), an affiliate of Fox Family Worldwide, Inc. for a purchase price of $1,000,000 in cash and 206,612 shares of common stock valued at $723,142 (the "Fox Acquisition").

     Included in the Fox Acquisition were substantially all of CGP's income producing assets and associated real and personal property in the greater Myrtle Beach, South Carolina area, consisting of the fee simple purchase of The Surfside Beach Theater, which the Company had leased from CGP for its presentation of its flagship Legends in Concert production since 1995, and a leasehold interest in The Eddie Miles Theater.

     The Company funded the cash portion of the purchase price and transaction fees and expenses with $1,100,000 million of mortgage financing from ICCMIC (see
Note 3).

NOTE 12 - IMPAIRMENT OF TORONTO ASSETS


     Our Legends in Concert production opened at the Sheraton Centre Toronto Hotel in May 1997. Unfortunately, for reasons discussed below, this Legends production did not prove to be successful and was discontinued in April 1999 after generating an operating loss of $717,000 for the year ended December 31, 1998 and $264,000 for the four months ended April 1999. At December 31, 1998, On Stage had an impairment of net assets associated with the Toronto show and wrote off net assets of $409,000.

     The Company believes that the operating performance of Legends at the Sheraton Centre Toronto Hotel suffered from inadequate sales and marketing resulting in less than optimal ticket sales in the start-up phase of the production. The lower than anticipated revenue levels, combined with high indirect production costs associated with the "four wall" costs structure resulted in the losses.

NOTE 13 - SEGMENT INFORMATION

     The following information is presented in accordance with SFAS No. 131, which was adopted by the Company in the fourth quarter of 1998.

     The Company derives its net revenues from six reportable segments. The Casino Segment ("Casinos") primarily sells live theatrical productions to Casinos worldwide for a fixed fee. In addition, this segment also operates the Company's Legends show at the Imperial Palace. The Theaters Segment ("Theaters") owns or rents live theaters and dinner theaters in urban and resort tourist locations primarily in the United States. This segment derives its revenues from the sale of tickets and food and beverage to patrons who attend live theatrical performances at these venues. The Events Segment ("Events") sells live theatrical productions to commercial clients, which include corporations, theme and amusement parks and cruise lines for a fixed fee. The Merchandise Segment("Merchandise") sells merchandise and souvenir photography products to patrons who attend On Stage's productions. The Production Services Segment("Production") sells technical equipment and services to commercial clients, however, this segment's primary focus is to technically support all of the other divisions. The On Stage Entertainment segment is responsible for the corporate and finance portion of the Company's ("OSE")operations.

     The accounting policies of the reportable operating segments are the same as those described in the Summary of Accounting Policies. The Company's management evaluates the performance of its operating segments based upon the profit or loss from operations.

     The Company's reportable segments are strategic business units because each business unit services a different market or performs a specialized function in support of a given market.

     The following table sets forth the segment profit/(loss) and asset information:


                                          Year Ended December 31, 1998
                          ---------------------------------------------------------------
                             Casinos            Events        Merchandise          Theaters
                          ------------     --------------   --------------     ------------

Revenues from
 external customer........ $ 6,977,020      $ 2,554,942      $  1,243,451      $  17,064,071

Interest expense.......... $     4,712      $     1,292      $        193      $   1,354,370

Depreciation and
  amortization............ $   268,780      $   140,455      $      5,055      $   1,086,822

Segment profit (loss)..... $ 1,763,584      $  (223,386)     $    252,561      $  (2,463,460)

Segment assets............ $   828,652      $   439,549      $     53,606      $  20,238,655

Additions to long-lived
  assets.................. $   327,365      $   178,341      $     43,318      $       643,860



                                       Year Ended December 31, 1998
                                                (continued)
                          ---------------------------------------------------
                                                                  Total
                          Production         OSE             Consolidated
                          ------------   ------------       -----------------
Revenues from
 external customer.......  $     7,992   $        -         $  27,847,476

Interest expense.........  $         -   $   194,310        $   1,554,877

Depreciation
  and amortization.......  $    47,705   $   260,709        $   1,806,526

Segment profit (loss)....  $  (558,204)  $(3,642,084)       $  (4,870,989)

Segment assets...........  $   571,692   $ 1,957,065        $  24,089,219

Additions to long-lived
  assets.................  $    60,001   $   840,450        $   2,093,335

                                                       Year Ended December 31, 1997
                                    --------------------------------------------------------------------
                                      Casinos           Events         Merchandise         Theaters
                                    ------------    --------------    ---------------    ---------------

Revenues from external customer.....$ 6,326,952      $ 2,552,440       $     454,842      $  6,391,840

Interest expense....................$         -      $      (297)      $          -       $          -

Depreciation and amortization.......$   141,275      $     6,221       $          -       $    323,336

Segment profit (loss)...............$ 2,048,288      $   196,550       $    315,153       $   (281,821)

Segment assets......................$   642,428      $   196,388       $          -       $    865,202

Additions to long-lived assets......$   248,688      $    45,093       $          -       $    724,232


                                   Year Ended December 31, 1997
                                          (continued)
                    ---------------------------------------------------------
                                                                 Total
                     Production             OSE              Consolidated
                    -------------      -------------        -----------------

Revenues from
 external customer..$          -       $           -        $  15,726,074

Interest expense....$          -       $      834,630       $     834,333

Depreciation
  and amortization..$          -       $      511,348       $     982,180

Segment profit
  (loss)............$   (194,694)      $   (4,188,526)      $  (2,105,050)

Segment assets......$    494,949       $    4,278,296       $   6,477,263

Additions to
 long-lived assets..$    120,868       $      156,058       $   1,294,939

NOTE 14 - SUBSEQUENT EVENTS

     Note Payable to Principal Stockholder

     On March 4, 1999, the Board of Directors approved the acceptance of a $100,000 loan from John W. Stuart, the Company's Chairman, Chief Executive Officer and Principal Stockholder (the "Stuart Loan"). The Stuart Loan is evidenced by a promissory note bearing twelve percent (12%) interest, which matures one year from the date of issuance, or on March 3, 2000. In consideration for the Stuart Loan, the Board of Directors approved the issuance of 100,000 warrants to purchase shares of the Company's common stock at a strike price of $1.00, which was market price on the closing date of the Stuart Loan. Additionally, the Company agreed to pay Mr. Stuart's legal fees associated with this transaction.

     On April 5,  1999,  the  Company  entered  into an  agreement  with John W.
Stuart, the Company's Chairman, Chief Executive Officer and Principal Stockholder ("Mr. Stuart"), pursuant to which Company agreed to accept a bridge loan from Mr. Stuart in an amount up to $500,000 in return for a one year promissory note bearing 12% interest, a 5% origination fee and one warrant to purchase shares of the Company's Common Stock for each $1.00 invested. To date, the Company has accepted $200,000 of the potential $500,000 from Mr. Stuart.

     On April 16, 1999, Mr. Sidhu agreed to restructure his current employment agreement with the Company in an attempt to assist the Company with facilitating its restructuring plan. Pursuant to the terms of his employment restructuring, Mr. Sidhu agreed to forego any rights he has to his current employment, option, and confidentiality agreements, in return for the following: (1) a new employment agreement with the Company which he will be an "at-will" consultant at a flat rate of $50.00 per hour; (2) a new option agreement which affords him the right to purchase 140,000 shares of On Stage's common stock at a strike price of $1.50 per share; (3) a reimbursement of $25,000 for unpaid insurance, car allowances and expenses; (4) $17,887.25 for all his accrued, but unused vacation pay; (5) all earned, but unpaid salary under his old employment agreement; and (6) forgiveness of a promissory note in the amount of $7,472 held in favor of the Company. Additionally, the Company agreed to pay Mr. Sidhu $25,000 within ninety (90) days of this restructuring, in consideration for Mr. Sidhu's execution of a new confidentiality and non-competition agreement with the Company.

     On April 16, 1999, Mr. Sidhu sold Mr. Stuart 40,532 shares of the Company's common stock. In exchange, Mr. Stuart agreed to assume Mr. Sidhu's $60,798 note in favor of On Stage, with recourse only to the 40,532 shares of common stock purchased from Mr. Sidhu. Mr. Sidhu executed a new promissory note in the principal amount of $7,472, which was subsequently forgiven as part of Mr. Sidhu's employment restructuring.

    On July 9, 1999 David Hope resigned from his positions with On Stage as its President, Chief Operating Officer and Director to pursue other interests. However, Mr. Hope has agreed to provide consulting services to On Stage on a part-time basis to assist On Stage with the consummation of its' restructuring and strategic growth strategies.

     On July 12, 1999, First Security Bank of Nevada ("First Security") filed a complaint against On Stage, its' subsidiaries and John W. Stuart in the District Court of Nevada in Clark County, Nevada. The complaint alleges that On Stage has breached its' contract with First Security by refusing to repay certain loan and lease lines with First Security that have recently matured. The Complaint prays for repayment of the matured loan and lease lines in the amount of approximately $1,955,998, together with interest, attorneys' fees and costs associated therewith. Additionally, the Complaint seeks to enforce the personal guaranty of John W. Stuart to repay this outstanding balance and prays for writs of garnishment and attachments of On Stage's personal property.

     On July 14, 1999, James Nederlander resigned his post as a Director for On Stage. The reason given for such resignation was that Mr. Nederlander's other business interests were increasingly consuming the majority of his time, which left him unable to attend to his Director responsibilities to On Stage.

PART I. FINANCIAL INFORMATION

 Item 1.  Consolidated Financial Statements

   On Stage Entertainment, Inc. and SubsidiariesOn Stage Entertainment, Inc.
    and Subsidiaries Consolidated Balance SheetsConsolidated Balance Sheets

                                                           December 31,                    June 30,
                                                              1998                           1999
                   Assets                                 ---------------               --------------
                                                                                          (Unaudited)
Current assets
      Cash and cash equivalents.........................  $  1,009,768                   $   466,077
      Accounts receivable, net..........................     1,264,526                     1,072,708
      Inventory.........................................       243,413                       247,851
      Deposits..........................................       125,784                       346,135
      Prepaid and other assets..........................       594,777                       667,928
    Notes receivable from officers......................        77,330                        93,754
                                                          ---------------                ------------
      Total current assets..............................     3,315,598                     2,894,453
                                                          ---------------                ------------

Property, equipment and leasehold improvements..........    24,130,663                    24,156,527
Less:  Accumulated depreciation and amortization........    (5,020,946)                   (4,396,229)
                                                          ---------------                ------------
Property, equipment and leasehold improvements, net.....    19,135,581                    19,734,434
                                                          ---------------               -------------

Deferred financing costs, net of amortization of
   $80,813 and $136,812................................        983,188                    1,039,187
                                                          ===============               =============
                                                          $ 24,089,219                  $23,013,222
                                                          ===============               =============

                       Liabilities and Stockholders' Equity
Current liabilities
    Working capital line ..............................   $   999,679                   $   871,845
    Accounts payable and accrued expenses..............     2,533,232                     2,389,736
    Accrued payroll and other liabilities..............     1,891,924                     2,677,693
    Current maturities of long-term debt...............    14,682,246                    14,665,016
    Note payable to officer ...........................             -                       217,000
                                                         --------------                 ------------
    Total current liabilities..........................    20,107,081                    20,821,290
                                                         --------------                 ------------

Long-term debt, less current maturities................       786,468                       539,722
                                                         --------------                 ------------
    Total liabilities and long-term debt...............    20,893,549                    21,361,012
                                                         --------------                 ------------

Commitments and contingencies (Note 4)

Stockholders' equity
  Preferred stock, par value $1 per share, 1,000,000
   shares authorized; none issued and outstanding........           -                            -
  Common stock, par value $0.01 per share;
   authorized 25,000,000 Shares;
   7,452,350 and 6,985,279 shares issued
   and outstanding.......................................      74,523                       69,853
  Additional paid-in-capital.............................  11,332,250                   11,254,587
      Currency exchange adjustment.......................      67,289                      (17,167)
      Accumulated deficit................................  (8,200,729)                  (9,732,726)
                                                          ------------                -------------
      Total stockholders' equity.........................   3,195,670                    1,652,210
                                                          ------------                -------------
                                                         $ 24,089,219                  $23,013,222
                                                          ============                =============


                  On Stage Entertainment, Inc. and Subsidiaries
                      Consolidated Statements of Operations

                                              Three months ended
                                                   June 30,
                                           --------------------------
                                               1998          1999
                                           -----------    -----------
                                           (Unaudited)     (Unaudited)

Net revenues.............................. $ 8,244,581     $ 7,403,008

Costs of revenues.........................   6,466,463       5,379,324
                                           -----------     -----------
Gross profit..............................   1,778,118       2,023,684

Selling, general & administrative.........   1,076,753       1,035,952

Depreciation and amortization.............     329,939         353,534

Restructuring charges (Note 10)...........           -         262,793
                                           ------------    ------------

Operating income..........................     371,426         371,405

Interest, net.............................     384,514       1,019,838
                                           ------------    ------------

Net loss.................................. $   (13,088)    $  (648,433)
                                           ============    ============

Basic and diluted loss per share.......... $     (0.00)    $     (0.09)
                                           ============    ============

Basic and diluted average number of
  common shares outstanding...............    7,193,008      7,354,676
                                           ============    ============

                  On Stage Entertainment, Inc. and Subsidiaries
                      Consolidated Statements of Operations

                                                   Six months ended
                                                        June 30,
                                         -------------------------------------
                                              1998                  1999
                                         ---------------      ----------------
                                           (Unaudited)          (Unaudited)

Net revenues...........................    $11,969,067          $ 13,675,247

Costs of revenues......................      9,130,737            10,829,833
                                         ---------------     -----------------

Gross profit...........................      2,838,330             2,845,414

Selling, general & administrative......      2,461,414             2,081,868

Depreciation and amortization..........        463,896               603,601

Restructuring charges (Note 10)........              -               262,793
                                         ----------------     -----------------

Operating loss.........................        (86,980)             (102,848)

Interest, net..........................        454,834             1,429,149
                                         ----------------     -----------------

Net loss...............................    $  (541,814)        $  (1,531,997)
                                         ================     =================

Basic and diluted loss per share.......    $     (0.08)        $       (0.21)
                                         ================     =================

Basic and diluted average number of
  common shares outstanding............      7,459,597             6,883,421
                                         ================     =================

                  On Stage Entertainment, Inc. and Subsidiaries
                      Consolidated Statements of Cash Flows

                Increase (Decrease) in Cash and Cash Equivalents

                                                                    Six months ended
                                                                         June 30,
                                                            ------------------------------
                                                               1998               1999
                                                            -------------     ------------
                                                            (Unaudited)       (Unaudited)

Cash flows from operating activities
       Net loss............................................ $   (541,814)     $ (1,531,997)
                                                            --------------    -------------
       Adjustments  to  reconcile  net  loss  to  net
        cash  used  in  operating activities:
        Depreciation and amortization.....................       318,799          676,087
        Increase (decrease) from changes in operating
        assets and liabilities
           Accounts receivable............................      (898,311)         180,505
           Inventory......................................        11,687           (4,438)
           Deposits.......................................      (152,127)        (223,792)
           Pre-opening costs..............................    (1,256,382)               -
           Prepaid and other assets.......................            (8)         (73,151)
           Accounts payable and accrued expenses..........       297,458         (143,496)
           Accrued payroll and other liabilities..........       808,063          794,769
                                                            ---------------    ---------------
  Total adjustments.......................................      (870,821)       1,206,484
                                                            ---------------    ---------------
Net cash used in operating activities.....................    (1,412,635)        (325,513)
                                                            ---------------    ---------------

Cash flows from investing activities
           Advances on notes receivable from officer.....        (81,127)          (31,950)
           Payments received on notes receivable from
            officer......................................         32,626            15,526
           Capital expenditures..........................       (167,920)          (42,538)
           Direct acquisition costs .....................        829,665                -
           Payment for purchase of Gedco, USA, net
            of cash received (Note 5)....................    (14,602,005)               -
                                                           ----------------    --------------
Net cash used in investing activities....................    (13,988,761)          (58,962)
                                                           ----------------    --------------

Cash used in financing activities
      Borrowings/repayments under working
          capital line (Note 5)..........................      1,000,000          (127,834)
      Proceeds from long-term borrowing..................     13,727,237                -
      Repayment on long-term borrowing...................       (561,426)         (263,976)
      Notes payable to officer...........................              -           300,000
      Cash received on notes payable from officer........              -           (83,000)
      Issuance of common stock...........................        100,050                 -
                                                           ---------------     -------------
Net cash provided by (used in) financing activities......     14,165,811           (74,760)
                                                           ---------------     -------------

Effect of exchange rate changes on cash
     and cash equivalents................................        (84,456)                -
                                                           ---------------     -------------

Net decrease in cash and cash equivalents................     (1,235,585)          (543,691)
Cash and cash equivalents at beginning of period.........      2,323,559          1,009,768
                                                           ---------------      ------------

Cash and cash equivalents at end of period...............  $   1,087,974            466,077
                                                           ===============      =============

Supplemental  disclosure  of cash flow  information
 Cash paid during the period for:
        Interest.........................................  $     539,303            460,827
                                                           ===============      =============


Supplemental schedule of non-cash investing and financing activitiesSupplemental schedule of non-cash investing and financing activities

     On February 23, 1999, On Stage entered into a Common Stock Purchase Agreement with Richard S. Kanfer, effectively unwinding the November 1996 acquisition of Interactive Events, Inc. Under the Interactive Re-Conveyance, On Stage re-conveyed all of the assets of Interactive to Kanfer in consideration for Kanfer's re-conveyance of the 30,304 shares of On Stage's common stock valued at $1.125 per share, issued to Kanfer during On Stage's original acquisition of Interactive along with the cancellation of a non-plan option to purchase 15,000 shares of common stock and incentive stock options to purchase 19,835 shares of common stock at a price of $5.00 per share. In addition, the parties agreed to release one another from any liability arising out of the acquisition of Interactive by On Stage and any claim relating to Kanfer's subsequent employment with us. Kanfer also entered into an exclusive right of representation agreement with us in February 1999, under which we granted to Kanfer the right to represent our Legends production in designated areas in consideration for a portion of the gross proceeds generated by the representation.

     On April 23, 1999, On Stage granted it securities counsel, Nida & Maloney, P.C. an option to purchase 40,000 shares of common stock at a purchase price of $1.00 per share as payment for $38,469 in legal services performed for On Stage by Nida & Maloney, P.C. The securities were issued under the exception from registration provided by Section 4 (2) of the Securities Act.

     On May 7, 1999, On Stage issued 8,471 shares of common stock valued at $1.06 per share to Jim Owen, a former performer with On Stage. These shares were issued in connection with the resolution of litigation that arose several years ago between On Stage and Owen with regard to the right to the use of certain photographs taken of Owen by On Stage. The securities were issued under the exception from registration provided by Section 4 (2) of the Securities Act.

     On May 27, 1999, Hanover Restaurants, Inc. returned 595,238 shares of On Stage common stock originally issued to Hanover in connection with On Stage's purchase of substantially all of the income producing assets of Gedco USA, Inc. The Hanover shares were returned to On Stage under to the terms of a Mutual Release and Settlement Agreement, which was entered into by and between On Stage and Gedco as a result of a dispute that arose in connection with the Gedco asset acquisition. In exchange for the return of the Hanover shares, On Stage: (1) granted Hanover a warrant to purchase 595,238 shares of common stock at a purchase price of $1.50; and (2) released its claim to approximately $925,000 which was being held in escrow as security for certain representations and warranties made by Gedco representatives as part of the Gedco asset acquisition.

                  On Stage Entertainment, Inc. and Subsidiaries
                   Notes to Consolidated Financial Statements
                                  June 30, 1999



Basis of Presentation


     The financial statements include herein included the accounts of On Stage Entertainment, Inc., a publicly traded Nevada corporation and its subsidiaries:
Legends in Concert, Inc., a Nevada corporation; On Stage Marketing, Inc., a Nevada corporation; On Stage Theaters, Inc., a Nevada corporation; Wild Bill's California, Inc., a Nevada corporation; Blazing Pianos, Inc., a Nevada corporation; King Henry's Inc., a Nevada corporation; On Stage Merchandise, Inc., a Nevada corporation; On Stage Events, Inc., a Nevada corporation; On Stage Casino Entertainment, Inc., a Nevada corporation; On Stage Productions, Inc., a Nevada corporation; On Stage Theaters North Myrtle Beach, Inc., a Nevada corporation; On Stage Theaters Surfside Beach, Inc., a Nevada corporation; and Interactive Events, Inc., a Georgia corporation.

On Stage derives net revenues from five reportable segments:

o Casinos. The Casinos segment primarily sells live theatrical productions to casinos worldwide for a fixed fee. In addition, this Casinos segment also operates our Legends show at the Imperial Palace in Las Vegas, Nevada and Biloxi, Mississippi and at Bally's Park Place in Atlantic City, New Jersey.

o Theaters. The Theaters segment owns and/or rents live theaters and dinner theaters in urban and resort tourist locations primarily in the United States. This Theaters segment derives revenues from the sale of tickets, along with food and beverages to patrons who attend our live theatrical productions.

o Events. The Events segment sells live theatrical productions to commercial clients, which include corporations, theme and amusement parks and cruise lines for a fixed fee. Revenues generated from the Events segment are included in the Casinos segment.

o Merchandise. The Merchandise segment sells merchandise and souvenir photography products to patrons who attend our Casinos, Theaters and Events segment productions. Revenues generated from the Merchandise segment are included in the Theaters segment.

o Production Services. The Production Services segment sells technical equipment and services to commercial clients. However, the Productions Services segment's primary focus is to provide technical support for all of the Casinos, Theaters, Events and Merchandise segments.

(1)       Subsequent Events

     On July 9, 1999 David Hope resigned from his positions with On Stage as its President, Chief Operating Officer and Director to pursue other interests. However, Mr. Hope has agreed to provide consulting services to On Stage on a part-time basis to assist On Stage with the consummation of its restructuring and strategic growth strategies.

     On July 14, 1999, James Nederlander resigned his post as a Director for On Stage. The reason given for such resignation was that Mr. Nederlander's other business interests were increasingly consumming the majority of his time, which left him unable to devote sufficient time to his future duties as a Director of On Stage.

     On July 12, 1999, First Security Bank of Nevada filed a complaint against On Stage, its subsidiaries and John W. Stuart in the District Court of Nevada in Clark County, Nevada. The complaint alleges that On Stage has breached its contract with First Security by refusing to repay the loan and lease lines with First Security that have recently matured. The Complaint prays for repayment of the matured loan and lease lines in the amount of approximately $1,955,998, together with interest, attorneys' fees and associated costs. Additionally, the Complaint seeks to enforce the personal guaranty of Mr. Stuart to repay this outstanding balance and prays for writs of garnishment and attachments of On Stage's personal property.

(2)      New Accounting Pronouncements

     Statement of Position 98-5, "Reporting on the Costs of Start-up Activities" ("SOP 98-5") issued by the American Institute of Certified Public Accountants is effective for financial statements beginning after December 15, 1998. SOP 98-5 requires that the costs of start-up activities, including organization costs, be expensed as incurred. Start-up activities are defined broadly as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customers (excluding ongoing customer acquisition costs, such as policy acquisition costs and loan origination costs) or beneficiary, initiating a new process in an existing facility, or commencing some new operation. We do not expect the adoption of SOP 98-5 to have a material impact, if any, on our financial position or results of operations.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133") effective for financial statements with fiscal years beginning after June 15, 1999. SFAS No. 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities and requires all derivatives to be recorded on the balance sheet at fair value. We do not expect the adoption of SFAS No. 133 to have a material impact, if any, on our results of operations, financial position or cash flows.

(3)       Loss Per Share

     Statement of Financial Accounting Standard No. 128 provides a different method of calculating earnings per share than is currently used in accordance with APB 15, Earnings per Share. SFAS 128 provides for the calculation of Basic and Diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of the entity, similar to fully diluted earnings per share. SFAS 128 is effective for fiscal years and interim periods after December 15, 1997. We have adopted this pronouncement during the fiscal year ended December 31, 1997.

     For the six months ended June 30, 1998, potential dilutive securities representing 773,853 outstanding stock options and 4,480,956 outstanding warrants are not included, since their effect would be anti-dilutive. For the six months ended June 30, 1999, potential dilutive securities representing 1,121,550 outstanding stock options and 3,660,155 outstanding warrants are not included, since their effect would be anti-dilutive.

(4) Commitments and Contingencies

     We are a party to various legal proceedings in which the adverse parties are seeking damages from us. While there can be no assurance that any of the instituted or threatened lawsuits will be settled or decided in favor of us, the management of On Stage does not believe the final resolution of these matters will have a material adverse effect upon the our financial condition and results of operations.

(5) Business Acquisition

Interactive Events, Inc. Acquisition and Re-Conveyance

     On November 1, 1996, On Stage entered into Common Stock Purchase Agreement with Interactive Events, Inc. Under this agreement, Interactive sold all of its assets to On Stage in exchange for an aggregate of 30,304 share of On Stage's common stock. Additionally, Richard S. Kanfer, President of Interactive, agreed to join On Stage as our Vice President of Sales. On Stage recorded $129,180 as the excess of the purchase price over the net assets acquired, which was being amortized over ten years. At December 31, 1998, On Stage determined there was an impairment in the value of the excess of the purchase price over the net assets acquired in connection with the Interactive purchase and wrote off the remaining unamortized balance of $102,131.

     On February 23, 1999, On Stage entered into a Common Stock Purchase Agreement with Richard S. Kanfer, effectively unwinding the November 1996 acquisition of Interactive Events, Inc. Under the Interactive Re-Conveyance, On Stage re-conveyed all of the assets of Interactive to Kanfer in consideration for Kanfer's re-conveyance of the 30,304 shares of On Stage's common stock valued at $1.125 per share, issued to Kanfer during On Stage's original acquisition of Interactive along with the cancellation of a non-plan option to purchase 15,000 shares of common stock and incentive stock options to purchase 19,835 shares of common stock at a price of $5.00 per share. In addition, the parties agreed to release one another from any liability arising out of the acquisition of Interactive by On Stage and any claim relating to Kanfer's subsequent employment with us. Kanfer also entered into an exclusive right of representation agreement with us in February 1999, under which we granted to Kanfer the right to represent our Legends production in designated areas in consideration for a portion of the gross proceeds generated by that representation.

Gedco USA, Inc. Acquisition

     On March 13, 1998, we completed our acquisition of certain assets from Gedco USA, Inc. and its affiliates for a purchase price of $14,000,000, consisting of $11,500,000 in cash and 595,238 shares of common stock valued at $2,500,000. Included in the Gedco asset acquisition were substantially all of the income producing assets and associated real property of Orlando Entertains and LA Entertains, consisting of King Henry's Feast, Blazing Pianos piano bar, the Fort Liberty shopping complex that includes a Wild Bill's Dinner Theater, each of which is located in greater Orlando, Florida, and a second Wild Bill's Dinner Theater located in Buena Park, California. Gerard O'Riordan, President of Gedco joined us as President of On Stage Theaters, Inc., a wholly subsidiary have On Stage that manages the acquired dinner theaters and piano bar as well as other selected theaters.

     On May 27, 1999, Hanover Restaurants, Inc. returned 595,238 shares of On Stage common stock originally issued to Hanover in connection with On Stage's purchase of substantially all of the income producing assets of Gedco USA, Inc. The Hanover shares were returned to On Stage under to the terms of a Mutual Release and Settlement Agreement, which was entered into by and between On Stage and Gedco as a result of a dispute that arose in connection with the Gedco asset acquisition. In exchange for the return of the Hanover shares, On Stage: (1) granted Hanover a warrant to purchase 595,238 shares of common stock at a purchase price of $1.50; and (2) released its claim to approximately $925,000 which was being held in escrow as security for certain representations and warranties made by Gedco representatives as part of the Gedco asset acquisition.

     On March 13, 1998, Imperial Credit Commercial Mortgage Investment Corporation signed an agreement with On Stage to fund up to $20,000,000 of mortgage financing. On the same day, On Stage used $12,500,000 of the facility to fund the cash portion of the Gedco asset acquisition. On June 30, 1998, On Stage used an additional $1,100,000 to fund the cash portion of the purchase of a fee simple interest in the Legends Theater in Surfside Beach, South Carolina, and the purchase of a leasehold interest in the Eddie Miles Theater in North Myrtle Beach, South Carolina. On October 7, 1998, On Stage used an additional $550,000 for working capital purposes. In addition, On Stage granted Imperial Credit and related entity warrants to purchase an aggregate of 575,000 shares of common stock at an exercise price of $4.44 per share. In consideration for Imperial Credit's October 7, 1998 funding of $550,000, On Stage reset the strike price on 325,000 of the Imperial Credit warrants from $4.44 to $1.25 per share.

     We made January, February and March 1999 payments to Imperial Credit after the due date for those payments. As a result of those delinquencies, we have incurred late charges and default interest, which we have not paid. We are in default under the Imperial Credit facility and we are unable to borrow additional funds under the facility. As of August 6, 1999, we have not made our payments to Imperial Credit due April 1, 1999, May 1, 1999, June 1, 1999, July 1, 1999 or August 1, 1999. We are currently negotiating with Imperial Credit to extend some of the repayment terms under this facility and to obtain waivers or amendments with respect to other defaults under the facility, including a breach of debt service coverage ratio warranties.

     The components of the purchase price and its allocation to the assets and liabilities are as follows:


Purchase Price:
     Liabilities assumed..............................................        $ 986,044
     Issuance of 595,238 restricted shares of common stock............        2,500,000
                                                                          --------------
                                                                              3,486,044
     Costs of acquisition incurred....................................        1,645,874
       Cash paid......................................................       11,500,000
                                                                          --------------
                                                                            $16,631,918
                                                                          ==============

     The acquisition was accounted for as a purchase and the assets acquired were recorded at a fair market value. The building and equipment are being depreciated over twenty and three years, respectively, under the straight-line method. The allocation of the purchase price was as follows:


     Cash..... ............................................     $     383,444
     Inventory.............................................           120,084
     Prepaid expenses......................................           157,516
Land.......................................................        11,275,507
Building...................................................         3,214,740
Equipment..................................................           730,627
Deferred financing acquisition expenses....................           750,000
                                                                 ==============
                                                                  $16,631,918
                                                                 ==============

     The assets acquired and liabilities assumed were transferred to either to our wholly owned subsidiary, On Stage Theaters, Inc., or a wholly owned subsidiary of On Stage Theaters, Inc., concurrent with the acquisition.

     The unaudited pro-forma results of operations presented below reflect our operations as though the acquisition had taken place at the beginning of each period presented. The pro-forma results have been prepared for comparative purposes only, and are not necessarily indicative of what the actual result of operations would have been had such acquisitions occurred at the beginning of the periods presented, or what results of operations will be in the future.




                                                             Six months ended June 30,
                                                        -----------------------------------
                                                              1998                1999
                                                        -----------------     -------------

Revenues ..............................................  $    14,449,952          13,675,247
Operating income (loss)................................          188,632            (102,848)
Net loss...............................................         (175,298)         (1,531,997)
Basic and diluted loss per share.......................  $         (0.04)              (0.21)
Basic and diluted average number of common
   Shares outstanding..................................        6,883,421           7,459,597


(6)       Going Concern

     The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The carrying amounts of assets and liabilities presented in the financial statements do not purport to represent realizable or settlement values. However, we have suffered recurring operating losses and have a working capital deficit that impairs our ability to obtain additional financing. Our auditors have included an explanatory paragraph in their report for the year ended December 31, 1998, indicating that there is substantial doubt regarding our ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of any uncertainty.

     We have historically met our working capital requirements through a combination of cash flow from operations, equity and debt offerings, and traditional bank financing. We anticipate, based on our proposed plans and assumptions relating to our operations that our current cash, cash equivalent balances, anticipated revenues from operations are insufficient to fund our ongoing operations.

     On Stage intends to manage short-term liquidity concerns through the renegotiation of our expired working capital line, capital leases and mortgage facilities. We have either closed down or restructured any business units that are not generating positive cash flow. In addition, we have lowered selling, general and administrative costs as a percent of net revenues from 20.6% in the six months ended June 30, 1998 to 15.2% in the six months ended June 30, 1999 and continue to downsize and restructure our selling, general and administrative functions.

     In addition, we are continuing our efforts to secure working capital for operations, expansion and possible acquisitions, mergers, joint ventures, and/or other business combinations. However, there can be no assurance that we will be able to secure additional capital or that if such capital is available, whether the terms or conditions would be acceptable to us.

(7)      Year 2000

     We believe that our accounting and financial reporting systems are in full compliance with Year 2000 preparedness. We have invested in the latest hardware and software and have implemented standards that require Year 2000 compliance from all vendors. We do not anticipate any problems in maintaining this compliance in the future.

     However, On Stage is continuing to assess Year 2000 preparedness, through actively coordinating with vendors, creditors, and financial organizations to prepare for possible repercussions of non-compliance. On Stage is also undertaking exhaustive surveys in each of our geographic locations to further determine preparedness. We have a full-time certified in-house management information systems employee who has with authority to hire local computer certification companies to visit each site and physically re-certify that each machine, microprocessor and software program in use is Year 2000 compliant. We have allocated $25,000 to complete our certification program and anticipate completion by September 30, 1999.

(8)      Segment Information

     The  following   tables  set  forth  the  segment   profit/loss  and  asset
information.

                                          For the six months ended June 30, 1998

                                         -------------- -------------- ------------- ------------- -------------
                                                                                                        Total
                                            Casino       Production      Theaters        OSE        Consolidated
                                         -------------- -------------- ------------- ------------- -------------
Revenues from external customers         $   4,498,359  $          -    $   7,470,708  $        -    $  11,969,067

Interest expense                         $         (33) $          -    $     432,713  $    22,154   $     454,834

Depreciation and amortization            $      96,048  $         59    $     200,230  $   167,559   $     463,896

Segment profit (loss)                    $     964,534  $   (134,727)   $      74,541  $(1,446,162)  $    (541,814)

Segment assets                           $   2,763,234  $    740,828    $  18,288,553  $ 1,641,129   $  23,433,744

Additions to long-lived assets           $     241,897  $     33,089    $   2,155,928  $   625,212   $   3,056,126




                                          For the six months ended June 30, 1999

                                         -------------- -------------- ------------- ------------- ----------------
                                                                                                        Total
                                            Casino      Production       Theaters        OSE        Consolidated
                                         -------------- -------------- ------------- ------------- ----------------
Revenues from external customers         $   4,848,049  $     45,499   $  8,781,699   $        -    $ 13,675,247

Interest expense                         $          27  $      1,123   $  1,323,694   $   104,305   $  1,429,149

Depreciation and amortization            $     185,583  $     43,923   $    280,397   $    93,698   $    603,601

Segment profit (loss)                    $   1,246,182  $   (342,939)  $ (1,092,935)  $(1,342,305)  $ (1,531,997)

Segment assets                           $   3,182,401  $    775,783   $ 18,336,767   $ 1,861,576   $ 24,156,527

Additions to long-lived assets           $      20,091  $          -   $     22,447   $         -   $     42,538

(9) Possible Delisting of Securities from the Nasdaq SmallCap Market

     In order to continue to be listed on The Nasdaq SmallCap Market, On Stage must maintain $2,000,000 in total assets, a $200,000 market value of the public float and $1,000,000 in total capital and surplus. In addition, continued inclusion requires two market-makers and a minimum bid price of $1.00 per share; provided, however, that if On Stage falls below that minimum bid price, we will remain eligible for continued inclusion on The Nasdaq SmallCap Market if the market value of the public float is at least $1,000,000 and we have $2,000,000 in capital surplus. Our stock price has been below $1.00 per share for most of 1999. Nasdaq has recently proposed new maintenance criteria which, if implemented, would eliminate the foregoing exception to the minimum bid price requirement and require, among other things, $2,000,000 in net tangible assets, $1,000,000 market value of the public float and adherence to certain governance provisions.

     On April 20, 1999, On Stage received a letter of inquiry from The Nasdaq Stock Market, Inc. requesting that we submit a detailed letter describing our plan to address the specific items that led to the issuance of "going concern" opinion from our independent auditors. The letter further requested that we discuss why we believe we will be able to sustain compliance with the continued listing standards of Nasdaq. We were required to provide a responsive answer by June 4, 1999, which we did. The failure to meet the maintenance criteria in the future, and the failure to adequately assure Nasdaq that we will be able to meet the listing criteria in the future, may result in the delisting of our securities from The Nasdaq SmallCap Market. If this occurs, the trading, if any, in our securities would be conducted in the non-Nasdaq over-the-counter market. As a result of such a delisting, an investor would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities.

     On June 4, 1999, On Stage responded to the April 30, 1999, letter from Nasdaq. providing information regarding the auditors' "going concern" and On Stage's growth strategy and the ability to comply with the continued listing standards of The Nasdaq SmallCap Market.

     On June 8, 1999, On Stage received a response letter from Nasdaq, pursuant to which Nasdaq afforded On Stage ninety (90) days in which to raise its minimum bid price to $1.00 or more for a minimum of ten (10) consecutive trading days. In the event, we are unsuccessful in our attempt to accomplish this requirement, our securities will be delisted at the opening of business on September 9, 1999.

(10) Downsizing and Restructuring

     On April 30, 1999, the board of directors adopted a restructuring plan. The restructuring plan focuses on four key areas:

o        overhead reduction;
o        debt restructuring;
o        accounts payable rescheduling; and
o        overall cost containment.

     We have already implemented the initial phase of the plan by reducing overhead by approximately $707,000 on an annualized basis. We also expect the cost containment measures implemented to yield another $100,000 of annualized savings, for a total savings of $807,000 for the two measures. Subsequent overhead reductions were implemented by June 30, 1999. In addition to these measures, we are also in the process of attempting to restructure our debts and rescheduling payments of our accounts payable in order to maximize cash flow.

(11) Toronto Closing

     Our Legends in Concert production opened at the Sheraton Centre Toronto Hotel in May 1997. Unfortunately, for reasons discussed below, this Legends production did not prove to be successful and was discontinued in April 1999 after generating an operating loss of $717,000 for the year ended December 31, 1998 and $264,000 for the four months ended April 1999. At December 31, 1998, On Stage had an impairment of net assets associated with the Toronto show and wrote off net assets of $409,000.

     We believe that the operating performance of Legends at the Sheraton Centre Toronto Hotel suffered from inadequate sales and marketing resulting in less than optimal ticket sales in the start-up phase of the production. The lower than anticipated revenue levels, combined with high indirect production costs associated with the "four wall" costs structure resulted in the losses.

                     =======================================

     No dealer, salesperson or other person has been authorized to give any information or to make any representations not contained in this Prospectus, and, if given or made, that information or representation must not be relied upon as having been authorized by On Stage, the underwriters or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities by any one in any jurisdiction in which an offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this Prospectus nor any sale made under this Prospectus shall under any circumstances create an implication that information contained in this Prospectus is correct as of any time subsequent to its date.

                           -------------------------

                                TABLE OF CONTENTS


                                                                 Page
Prospectus Summary...........................................
Risk Factors.................................................
Use of Proceeds..............................................
Dividend Policy..............................................
Price Range of Common Stock..................................
Capitalization...............................................
Selected Financial Data......................................
Management's Discussion and Analysis
     of Financial Condition and Results of
     Operations..............................................
Business.....................................................
Management...................................................
Principal Stockholders.......................................
Certain Transactions.........................................
Selling Stockholders.........................................
Plan of Distribution.........................................
Description of Securities....................................
Shares Eligible for Future Sale..............................
Legal Matters................................................
Experts......................................................
Available Information........................................
Index to Financial Statements................................

                              --------------------

     Until January 5, 2000 (90 days after the date of this Prospectus), all dealers effecting transactions in the common stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                     =======================================

                                3,894,494 SHARES










                          ON STAGE ENTERTAINMENT, INC.








                                  COMMON STOCK








                          ----------------------------

                                   PROSPECTUS
                           ---------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

     Subsection 1 of Section 78.751 of Chapter 78 of the Nevada Revised Statutes (the "NGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and that, with respect to any criminal action or proceeding, he had reasonable cause to believe his action was unlawful.

     Subsection 2 of Section 78.751 of the NGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he acted in any of the capacities set forth above, against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in accordance with the standard set forth above, except that no indemnification may be made in respect of any claim, issue or mater as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     Section 78.751 of the NGCL further provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsection (1) and
(2), or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by
Section 78.751 of the NGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators. Finally, Section 78.752 of the NGCL empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the authority to indemnify him against such liabilities and expenses.

     The Registrant's By-laws provide a right to indemnification to the full extent permitted by law, for expenses (including attorney's fees), damages, punitive damages, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by any director or officer whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of the Registrant (a derivative action) by reason of the fact that such director or officer is or was serving as a director, officer, employee or agent of the Registrant or, at the request of the Registrant, as a director, officer, partner, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, unless the act or failure to act giving rise to the claim for indemnification is financially determined by a court to have constituted willful misconduct or recklessness. The By-laws provide for the advancement of expenses to an indemnified party upon receipt of an undertaking by the party to repay those amounts if it is finally determined that the indemnified party is not entitled to indemnification. II-1 The Registrant's By-laws authorize the Registrant to take steps to ensure that all persons entitled to the indemnification are properly indemnified, including, if the board so determines, purchasing and maintaining insurance.

Item 25.  Other Expenses of Issuance and Distribution.

     The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are as follows:

Securities and Exchange Commission registration fee...........      $ _______
Printing and engraving expenses...............................         10,000
Legal fees and expenses.......................................         20,000
Accounting fees and expenses..................................         10,000
Nasdaq listing fees...........................................        _______

     Total....................................................      $ _______

Item 26.  Recent Sales of Unregistered Securities

     Within the three years preceding the filing of this Registration Statement, the Registrant has sold the following securities without registration under the Securities Act of 1933. Unless otherwise indicated, all share numbers set forth below have been updated to reflect the Registrant's 1-for-1.814967 reverse split of its common stock effected on March 18, 1997 reverse stock split:

     (a) On a number of different dates between June and November 1995, the Registrant sold, through a private placement with 15 investors, 39.78 debenture units, each consisting of (i) an 8% convertible subordinated debenture in the principal amount of $50,000 due on August 31, 1997 and (ii) the right, under certain circumstances, to receive one Class A and one Class B Warrant. The Registrant received net proceeds of $1,989,064 in connection with the 1995 Private Placement. The Registrant completed the 1995 Private Placement without the assistance of a placement agent. The rights to reserve such A or B Warrants were subsequently terminated prior to the issuance of such Warrants.

     (b) In September 1995, the Registrant issued, as compensation for services provided in connection with the 1995 Private Placement, warrants to purchase an aggregate of (i) 355,378 shares of common stock at an exercise price of $3.76 per share to JDK & Associates (for financial consulting services provided ),
(ii) 11,019 shares of common stock at an exercise price of $3.76 per share to Harry Stahl, Esquire (for legal services rendered) and (iii) 27,549 shares of common stock at an exercise price of $3.76 per share to Lance Hall (for financial consulting services provided).

     (c) In February 1996, the Registrant borrowed $1,000,000 from DYDX LP. In connection with the DYDX loan, the Registrant issued to DYDX a warrant to purchase 550,974 shares of common stock at an exercise price per share equal to the initial public offering price of the common stock, exercisable for a period of 60 months commencing upon the consummation of an initial public offering. In June 1996, the exercise price of the warrant was changed to the imputed price per share of the Common Stock as of the closing date, if any, of the next debt or equity financing of the Registrant. In February 1997, the exercise price of the warrant was reduced to $3.99 per share and the Registrant, at the request of DYDX, split the warrant into two warrants, one in the name of DYDX for the purchase of 440,779 shares of common stock and the other in the name of Senna, an affiliate of DYDX, for the purchase of 110,195 shares of common stock.

     (d) In July 1996, pursuant to an Offer to Exchange or Repurchase, the holders of $1,714,064 in principal amount of the Original Debentures tendered their Debenture Units in exchange for new Debentures due January 4, 1999 (the "New Debentures") and holders of $275,000 in principal amount of the Original Debentures opted to have such debentures repurchased by the Registrant.

     (e) In March 1997, the Registrant exchanged all of its outstanding warrants for shares of common stock on a cashless basis. Prior to the warrant exchange (and the reverse split) there were warrants outstanding to purchase 1,000,000 shares of common stock at $2.20 per share (550,974 shares of common stock at $1.21 per share on a post-reverse split basis) and 715,000 shares of common stock at $2.07 per share (393,947 shares of common stock at $1.14 per share on a post-reverse split basis). As a result of the warrant exchange, all of the Registrant's outstanding warrants as of March 17, 1997 were canceled and exchanged for a total of 799,956 warrant exchange shares which amount was subsequently reduced to 440,755 shares of common stock in connection with the Registrant's reverse split.

     (f) In March 1997, the Registrant sold, through a private placement of bridge financing with 21 investors, 20 investment bridge units, each consisting of (i) a note in the principal amount of $50,000, (ii) 10,000 shares of common stock and (iii) warrants to purchase an aggregate of 12,500 shares of common stock. After payment of $125,000 in placement fees to Whale Securities Co., L.P., the placement agent for the Registrant in connection with the Bridge Financing, and other offering expenses of approximately $75,000, the Registrant received net proceeds of approximately $800,000 in connection with the Bridge Financing. The 21 investors include the following: 1. Avedon Construction & Design Corp., Peter M. Avedon, President; 2. Kenneth Berg; 3. Steven H. Brooks;
4. Lance Hall;  5. David Hope;  6. Jim Huntley and Melanie  Huntley,  JTWRS;  7.
Daniel M. Keenan; 8. Alexander S. Mark, M.D. and Thais R. Mark, JTWRS; 9. Michael Miller; 10. William J. Reese and Cheryl A. Reese, JTWRS;11. Kiranjit Sidhu; 12. Edward Weston and Ann Weston, JTWRS; 13. Robert H. Winnerman; 14. Theodore Winston; 15. Dependable Contractors, Inc.; 16. Baytree Associates, Inc. Retirement Plan; 17. Delaware Charter Guarantee & Trust Co. FBO; Ronald I. Heller, IRA; 18. Delaware Charter Guarantee & Trust FBO: David S. Nagelbert, IRA; 19. Norton Herrick; 20. Westminster Capital, Inc.; and 21. Minor Metals, Inc. Ramy Y. Weisfisch. In August 1997, an aggregate of 4,500 Bridge Shares and 37,500 Bridge Warrants were returned to the Company by two investors in the Bridge Financing for no compensation, as a result of a regulatory determination that such securities would have been deemed to be compensation to the IPO Underwriter.

     (g) In June 1998, On Stage purchased from Calvin Gilmore for $1 million in cash and 206,612 shares of common stock, certain live entertainment assets, including a fee simple in the Legends in Concert Theater, and a leasehold interest in the Eddie Miles Theater, both located in Myrtle Beach.

     The issuances of the aforementioned securities were made in reliance upon an exemption from the registration provision of the Securities Act afforded by
Section 4(2) thereof, as transactions by an issuer not involving a public offering. The purchasers of the securities described above acquired them for their own account and not with a view to any distribution thereof to the public.

Item 27.  Exhibits

See Exhibit Index at page II-6.

Item 28.  Undertakings

The undersigned registrant hereby undertakes to:

(1) file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)  include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement;

(iii)include any additional or changed material information on the plan of distribution;

(2) for determining liability under the Act, treat each such post-effective amendment as a new registration of the securities offered, and the offering of such securities at that time to be the initial bona fide offering; and

(3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of this offering.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes (1) that for the purpose of determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act; as a part of this Registration Statement as of the time the Securities and Exchange Commission declares it effective; and (2) that for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement for the securities offered in the Registration Statement therein, and treat the offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, in the city of Las Vegas, State of Nevada on August 31, 1999.

                                     ON STAGE ENTERTAINMENT, INC.
                                    (Registrant)


Dated:  October 7, 1999           By:   /s/ John W. Stuart
                                        ----------------------------
                                        John W. Stuart, Chairman of the Board
                                        and Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

      Signature             Title                            Date
-------------------    -------------------             -----------------

/s/ John W. Stuart     Chairman and Chief Executive     October 7, 1999
--------------------   Officer and Director
John W. Stuart        (principal executive officer)

/s/ Pedro Perez        Chief Accounting Officer         October 7, 1999
--------------------
Pedro Perez

/s/ Mel Woods          Director                         October 7, 1999
--------------------
Mel Woods

/s/ Matthew Gohd       Director                         October 7, 1999
--------------------
Matthew Gohd

/s/ Mark Tratos        Director                        October 7, 1999
--------------------
Mark Tratos

                                                      EXHIBIT INDEX
Number   Description

3.1      Articles of Incorporation of the Registrant (1)
3.2      Bylaws of the Registrant (3)
4.1      Specimen Stock Certificate Representing the Common Stock (3)
4.2      Specimen Warrant Certificate Representing the Warrants (3)
4.3      Form of Public Warrant Agreement (3)
4.4      Form of Underwriter's Warrant Agreement (3)
10.1     Employment Agreement between the Registrant and John W. Stuart (1)
10.2     Employment Agreement between the Registrant and David Hope (1)
10.3     Employment Agreement between the Registrant and Kiranjit S. Sidhu (1)
10.4     Confidentiality and Non-Competition Agreement between the Registrant and John W. Stuart (1)
10.5     Confidentiality and Non-Competition Agreement between the Registrant and David Hope (1)
10.6     Confidentiality and Non-Competition Agreement between the Registrant and Kiranjit S Sidhu (1)
10.7     Amended and Restated 1996 Stock Option Plan (1)
10.8     Contribution  Agreement between the Registrant and John W. Stuart (1)
10.9     Security and Pledge Agreement between the Registrant and John W.  Stuart Relating to
         Contribution of LVHE shares (1)
10.10    Security and Pledge Agreement between the Registrant and John W. Stuart relating to LVHE
         Litigation Indemnity (1)
10.11    Indemnification Agreement between the Registrant, John W. Stuart  and Grand Strand
         Entertainment, Inc. (1)
10.12    Security and Pledge Agreement between the Registrant and  John W.  Stuart relating to Grand
         Strand Entertainment, Inc. Litigation Indemnity (1)
10.13    Promissory Note to John Stuart dated March 4, 1999+
10.14    Entertainment Production Agreement between the Registrant, Imperial Palace, Inc. and John W.
         Stuart dated December, 1995 (3) (Filed in redacted form pursuant to Rule 406 promulgated under the
         Securities Act. Filed separately in unredacted form subject to a request for confidential treatment pursuant to Rule 406 under the Securities Act.)
10.15    Agreement  between the Registrant  and Bally's Park Place,  Inc. dated September 1, 1994 and subsequent renewal letters (3) (Filed in redacted form pursuant to Rule 406 promulgated under the
         Securities Act. Filed separately  in  unredacted  form subject to a request for confidential treatment pursuant to Rule 406 under the Securities Act.)
10.16    Common Stock Purchase Agreement between Registrant and Interactive Events, Inc. (2) (Exhibit
         No. 10.18)
10.17    (a)  Show Production Agreement between the Registrant and Kurz Management (3) (Exhibit No.
         10.19)
10.18    Portions of 1998 Annual Report to  Stockholders+
10.19    Promissory Note to John Stuart  dated April 5, 1999+
10.20    First Security  Bank Agreement+
10.21    Common Stock Purchase Agreement with Whale Securities dated December 1998+
10.22    Common Stock Purchase Agreement between On Stage Entertainment, Inc. and Richard S.
         Kanfer+
13       Management's Discussion and Analysis of Financial Condition and Results of Operations; Report
         on Audited Consolidated Financial Statements For the Years Ended December 31, 1997 and 1998+
21       Subsidiaries of the Registrant+
23.2     Consent of Independent Certified Public Accounts
27       Financial Data Schedule+

------------------
+    Previously filed.

(1) Filed as an exhibit to the Company's Registration Statement on Form SB-2 on April 7, 1997 (Registration No. 333-24681).

(2) Filed as an exhibit to Amendment No. 1 to the Company's Registration Statement on Form SB-2 on June 3, 1997(Registration No. 333-24681)

(3) Filed as an exhibit to Amendment No. 3 to the Company's Registration Statement on Form SB-2 on August 6,1997 (Registration No. 333-24681)

(4)  Reports on Form 8-K